                                7,750,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------


    Mission West Properties, Inc. is offering 7,750,000 shares of common stock. Our common stock is listed on the American Stock Exchange, or the AMEX, and the Pacific Exchange, Inc. under the symbol "MSW." On June 28, 1999, the last reported sale price of our common stock on the AMEX was $8.25 per share.


                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                             ---------------------


                              PRICE $8.25 A SHARE


                            ------------------------


                                                                             PER SHARE       TOTAL
                                                                            -----------  -------------
Public offering price.....................................................   $   8.25    $  63,937,500
Underwriting discount.....................................................   $   0.495   $   3,836,250
Proceeds, before expenses, to Mission West Properties, Inc................   $   7.755   $  60,101,250



    Mission West Properties, Inc. has granted the underwriters the right to purchase up to an additional 1,162,500 shares of common stock to cover over-allotments. The underwriters expect to deliver the shares to purchasers on July 2, 1999.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

A.G. EDWARDS & SONS, INC.
                LEGG MASON WOOD WALKER

                   INCORPORATED
                                                        SUTRO & CO. INCORPORATED


                         Prospectus dated June 29, 1999

                                     [MAP]

    A map of the south San Francisco Bay Area, including southern San Mateo County, southern Alameda County, northern Santa Clara County and eastern Santa Cruz County, which we refer to as the Silicon Valley. The map depicts the locations of our properties and major highways and cities. Dots on the map show the locations of the properties.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU IN MAKING A DECISION WHETHER TO PURCHASE THE COMMON STOCK OFFERED IN THIS OFFERING. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT AND OTHER DOCUMENTS TO WHICH WE REFER. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. UNLESS THE CONTEXT OTHERWISE INDICATES, ALL REFERENCES IN THIS DOCUMENT TO "OUR CORPORATION," "WE," "US," AND "OUR" MEAN MISSION WEST PROPERTIES, INC. AND ITS PREDECESSORS.

OUR BUSINESS

    We acquire, market, lease and manage R&D properties, primarily in the Silicon Valley portion of the San Francisco Bay Area. We currently own and manage 77 properties totaling approximately 5.1 million square feet. This class of properties is designed for research and development and office uses and, in some cases, includes space for light manufacturing operations with loading docks. We believe that we have one of the largest portfolios of R&D properties in the Silicon Valley. The four tenants who lease the most square footage from us are Microsoft Corporation, Amdahl Corporation (a subsidiary of Fujitsu Limited), Apple Computer, Inc. and Cisco Systems, Inc.

    Carl E. Berg, our President and Chief Executive Officer, has been engaged in the development and long-term ownership of Silicon Valley real estate for approximately 30 years. Through a series of transactions, we have become the vehicle for substantially all of the Silicon Valley R&D property activities of the Berg Group, which includes Mr. Berg, his brother Clyde J. Berg, members of their families and a number of entities in which they have controlling or substantial ownership interests. We own our properties through four limited partnerships, or operating partnerships, of which we are the sole general partner. The Berg Group currently owns approximately 84.7% of the interests in the operating partnerships, or O.P. Units, and the Berg Group will own approximately 77.2% of our equity interests, on a fully diluted basis, after the offering. Through various property acquisition agreements with the Berg Group, we have the right to purchase, on pre-negotiated terms, R&D and other types of office and light industrial properties that the Berg Group develops in the future in California, Oregon and Washington. This relationship provides us with the economic benefits of development, while eliminating development and initial lease-up risks. It also provides us with access to one of the most experienced development teams in the Silicon Valley without the expense of maintaining property development personnel.

OUR MARKET

    We focus on the facility requirements of information technology companies in the Silicon Valley. With the Silicon Valley's highly educated and skilled work force, history of numerous successful start-up companies and large contingent of venture capital firms, we believe that this region will continue to spawn successful new high-growth industries and entrepreneurial businesses to an extent matched nowhere else in the United States.

OUR STRATEGY

    Our acquisition and growth strategy incorporates the following elements:

    - working with the Berg Group to take advantage of its abilities and resources to pursue development opportunities which we have an option to acquire, on pre-negotiated terms, upon completion and leasing;

    - capitalizing on opportunistic acquisitions from third parties of high-quality R&D properties that provide attractive initial yields and significant potential for growth in cash flow;

    - focusing on general purpose, single-tenant Silicon Valley R&D properties for information technology companies in order to maintain low operating costs, reduce tenant turnover and capitalize on our relationships with these companies and our extensive knowledge of their real estate needs; and

    - maintaining prudent financial management principles that emphasize the maximization of current cash flow while building long-term value, the acquisition of pre-leased properties to reduce development and leasing risks and the maintenance of sufficient liquidity to acquire and finance properties on desirable terms.

RECENT DEVELOPMENTS

    On April 1, 1999, we purchased from the Berg Group a 515,700 square foot, five-building R&D complex located in Mountain View, California, which has been fully leased to Microsoft Corporation. All five of the buildings are currently under construction, and Microsoft controls the construction of this facility. We refer to this complex as the Microsoft project or the Microsoft properties. Microsoft commenced paying rent to us on four of the five buildings on April 1, 1999 and on the fifth building on June 1, 1999.

                                  THE OFFERING


    The following information is based on 8,115,454 shares of our common stock outstanding at June 11, 1999. The information excludes 1,162,500 shares of common stock issuable upon exercise of the over-allotment option. The over-allotment option is described in the section entitled "Underwriting." This information also excludes 5,460,000 shares of common stock reserved for issuance under our stock option plan, including outstanding options to purchase 365,278 shares of common stock at a weighted average exercise price of $4.50 per share.



Common stock offered................  7,750,000 shares

Common stock to be outstanding after
  the offering......................  15,865,454 shares

Use of proceeds.....................  We estimate that we will receive net proceeds of
                                      $59,751,250 from the offering after deducting
                                      estimated underwriting commissions and expenses. We
                                      intend to use our net proceeds to repay outstanding
                                      indebtedness and, if the underwriters exercise their
                                      over-allotment option, for general corporate purposes
                                      as well.

Dividends...........................  For 1999, we expect to pay to stockholders an aggregate annual distribution of $0.55 per share of
                                      common stock. On April 8, 1999, our board of directors
                                      authorized a dividend of $0.12 per share of common
                                      stock, which was paid on April 30, 1999. On June 14,
                                      1999, our board of directors authorized a dividend of
                                      $0.14 per share of common stock, payable on July 2,
                                      1999, to stockholders of record on June 21, 1999.

American Stock Exchange symbol......  MSW


    OUR PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 10050 BANDLEY DRIVE, CUPERTINO, CALIFORNIA 95014, AND OUR TELEPHONE NUMBER IS (408) 725-0700. OUR WEB SITE CAN BE FOUND AT WWW.MISSIONWEST.COM. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

                      SUMMARY AND PRO FORMA FINANCIAL DATA

    The selected historical financial information and selected consolidated financial data set forth below are derived from our audited and unaudited financial statements and the accompanying notes. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and accompanying notes contained elsewhere in this prospectus.

    The unaudited pro forma statements of operations for the three months ended March 31, 1999 and the year ended December 31, 1998 are based upon our audited and unaudited historical financial statements and have been prepared as if each of the following transactions had occurred as of January 1, 1998:

    - our purchase, effective July 1, 1998, of the general partnership interest in each of the operating partnerships, which we refer to as the UPREIT acquisition;

    - our purchases of additional property during the last two quarters of 1998 and the first quarter of 1999, consisting of three newly constructed R&D properties comprising, in the aggregate, approximately 218,000 rentable square feet located in the Silicon Valley; and

    - our purchase, effective April 1, 1999, of the Microsoft project, fully leased.

    The unaudited pro forma balance sheet as of March 31, 1999 is based on our unaudited historical financial statements and has been prepared as if our purchase of the Microsoft project had occurred on March 31, 1999. The unaudited pro forma balance sheet does not give effect to the offering. For additional information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the accompanying notes contained elsewhere in this prospectus.

    The unaudited pro forma financial statements are not necessarily indicative of what the actual financial position or results of operations would have been assuming the completion of the above transactions as of the beginning of the periods indicated, nor do they purport to project our financial position or results of operations at any future date or for any future period. In addition, the historical operating results for the three months ended March 31, 1999 are not necessarily indicative of our results for the year ending December 31, 1999.

    In addition, the pro forma statements of operations have been prepared assuming the following:

    - our election to be a REIT is effective as of January 1, 1998;

    - pro forma rental revenues have been recognized over the pro forma period on a straight-line basis, assuming a lease commencement date of January 1, 1998 for all leases entered into prior to July 1, 1998;

    - the minority interest represents approximately 90% for the entire pro forma period, giving effect to all changes in stockholders' equity during the period as of the first day of the period;

    - additional depreciation expense associated with acquired properties has been computed as if we had acquired the property at the beginning of the period, and recorded the expense on a straight-line basis over 40 years; and

    - our receipt of the proceeds of all loans and stock sales (other than the offering) during the period as of the first day of the pro forma period.

    The pro forma as adjusted data assumes our use of the proceeds of this offering to repay pro forma indebtedness outstanding as of January 1, 1998.

    For a discussion of the components of the adjustments reflected in the pro forma operating, property, balance sheet and other data, see "Selected Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the accompanying notes.

                                                     THREE MONTHS ENDED         YEAR ENDED
                                                       MARCH 31, 1999       DECEMBER 31, 1998
                                                    --------------------  ----------------------
                                                    PRO FORMA   ACTUAL     PRO FORMA    ACTUAL
                                                    ---------  ---------  -----------  ---------
                                                        (UNAUDITED)       (UNAUDITED)
                                                       ($ IN THOUSANDS, EXCEPT PER SHARE AND
                                                            AVERAGE MONTHLY RENTAL DATA)
OPERATING DATA:
Revenue:
  Rental revenues.................................  $  19,256  $  14,027   $  76,961   $  27,285
  Tenant reimbursements...........................      2,307      2,236       8,833       4,193
  Other income, including interest................        149        149         278         278
                                                    ---------  ---------  -----------  ---------
Total revenues....................................     21,712     16,412      86,072      31,756
                                                    ---------  ---------  -----------  ---------
Expenses:
  Property operating, maintenance and real estate
    taxes.........................................      2,331      2,311       9,589       4,821
  Interest........................................      3,491      2,971      15,681       4,685
  Interest (related parties)......................        860        416       3,619       3,511
  General and administrative......................        406        406       1,501       1,501
  Depreciation of real estate.....................      3,411      2,703      13,636       5,410
                                                    ---------  ---------  -----------  ---------
Total expenses....................................     10,499      8,807      44,026      19,928
                                                    ---------  ---------  -----------  ---------
  Income before minority interest.................     11,213      7,605      42,046      11,828
  Minority interest...............................     10,184      6,724      38,378      12,049
                                                    ---------  ---------  -----------  ---------
Net income (loss).................................  $   1,029  $     881   $   3,668   $    (221)
                                                    ---------  ---------  -----------  ---------
                                                    ---------  ---------  -----------  ---------
  Basic income (loss) per share...................  $    0.13  $    0.11   $    0.45   $    (.13)
  Diluted income (loss) per share.................  $    0.12  $    0.10   $    0.45   $    (.13)
PROPERTY AND OTHER DATA:
Total properties, end of period...................         77         72          77          71
Total square feet, end of period..................  5,089,384  4,573,684   5,089,384   4,518,688
Average monthly rental revenue per square
  foot(1).........................................  $    1.19  $     .98   $    1.19   $     .95
Occupancy at end of period........................         99%        99%         99%         99%
Funds from operations(2)..........................  $  14,624  $  10,308   $  55,682   $  17,238
Funds available for distribution(3)...............  $  13,172  $   9,369   $  50,465   $  15,356

CASH FLOW DATA:
Cash flow from operations.........................             $   9,346               $  16,264
Cash flow from investing..........................                  (107)                   (118)
Cash flow from financing..........................                (9,351)                (21,469)


                                                     THREE
                                                    MONTHS
                                                     ENDED               YEAR ENDED
                                                   MARCH 31,              DECEMBER
                                                     1999                 31, 1998
                                                   ---------             -----------
PRO FORMA AS ADJUSTED DATA:(4)
Net income.......................................  $   2,137              $   7,751
  Basic income per share.........................  $     .13              $     .49
  Diluted income per share.......................  $     .13              $     .49
Funds from operations(2).........................  $  15,594              $  59,918
Funds available for distribution(3)..............  $  14,142              $  54,701

                                                                       AT MARCH 31, 1999
                                                                     ----------------------
                                                                     PRO FORMA     ACTUAL
                                                                     ----------  ----------
                                                                          (UNAUDITED)
                                                                        ($ IN THOUSANDS)
BALANCE SHEET DATA:
Real estate assets, net of accumulated depreciation................  $  678,098  $  521,991
Total assets.......................................................     682,913     526,806
Debt...............................................................     207,236     175,179
Debt (related parties).............................................      49,080      24,080
Total liabilities..................................................     264,625     207,568
Minority interest..................................................     384,087     285,037
Stockholders' equity...............................................      34,201      34,201

Common stock outstanding...........................................   8,233,583   8,233,583
O.P. Units issued and outstanding..................................  74,052,356  60,845,727

------------------------

(1) Average monthly rental revenue per square foot has been determined by dividing the base rent for the period by the number of months in the period, and then dividing the quotient by the total square feet of occupied space.

(2) As defined by the National Association of Real Estate Investment Trusts, referred to as NAREIT, funds from operations, or FFO, represents net income
    (loss) before minority interest of unitholders (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustments for unconsolidated partnerships and joint ventures. Management considers FFO an appropriate measure of performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt, make capital expenditures and pay dividends. FFO should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. FFO is not comparable to similarly entitled items reported by other REITs that do not define FFO exactly as we do. For a discussion of FFO see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations."

(3) We calculate funds available for distribution, or FAD, as FFO less straight-lined rents, leasing commissions paid and capital expenditures made during the period indicated.


(4) Represents selected pro forma financial data adjusted to reflect the sale of 7,750,000 shares of common stock in this offering, at an offering price of $8 1/4 and the use of the net proceeds to repay debt owed under our line of credit and debt owed to the Berg Group.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. SEE "WHERE YOU CAN FIND MORE INFORMATION" AND "FORWARD-LOOKING STATEMENTS." THE FOLLOWING RISKS RELATE PRINCIPALLY TO OUR BUSINESS AND THE INDUSTRY IN WHICH WE OPERATE. THE RISKS AND UNCERTAINTIES CLASSIFIED BELOW ARE NOT THE ONLY ONES WE FACE.

WE ARE DEPENDENT ON CARL E. BERG, AND IF WE LOSE HIS SERVICES OUR BUSINESS MAY
  BE HARMED AND OUR STOCK PRICE COULD FALL.

    We are substantially dependent upon the leadership of Carl E. Berg, our Chairman, President and Chief Executive Officer. Losing Mr. Berg's knowledge and abilities could have a material adverse effect on our business and the value of our common stock. Mr. Berg manages our day-to-day operations and devotes a significant portion of his time to our affairs, but he has a number of other business interests as well. These other activities reduce Mr. Berg's attention to our business.

MR. BERG AND HIS AFFILIATES EFFECTIVELY CONTROL OUR CORPORATION AND THE
  OPERATING PARTNERSHIPS AND MAY ACT IN WAYS THAT ARE DISADVANTAGEOUS TO OTHER STOCKHOLDERS.

    SPECIAL BOARD VOTING PROVISIONS. Our governing corporate documents, which are our articles of amendment and restatement, or charter, and our bylaws, provide substantial control rights for the Berg Group. The Berg Group's control of our corporation means that the value and returns from your investment in us are subject to the Berg Group's exercise of its rights. These rights include a requirement that Mr. Berg or his designee as director approve certain fundamental corporate actions, including amendments to our charter and bylaws and any merger, consolidation or sale of all or substantially all of our assets. In addition, our bylaws provide that a quorum necessary to hold a valid meeting of the board of directors must include Mr. Berg or his designee. The rights described in the two preceding sentences apply only as long as the Berg Group members and their affiliates, other than us and the operating partnerships, beneficially own, in the aggregate, at least 15% of our outstanding shares of common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units. Also, directors representing more than 75% of the entire board of directors must approve other significant transactions, such as incurring debt above certain amounts and conducting business other than through the operating partnerships. Without the approval of Mr. Berg or his designee, board of directors approval that we may need for actions that might result in a sale of your stock at a premium or raising additional capital when needed could be difficult or impossible to obtain.

    BOARD OF DIRECTORS REPRESENTATION. The Berg Group members have the right to designate two of the director nominees submitted by our board of directors to stockholders for election, as long as the Berg Group members and their affiliates, other than us and the operating partnerships, beneficially own, in the aggregate, at least 15% of our outstanding shares of common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units. If the fully diluted ownership of the Berg Group members and their affiliates, other than us and the operating partnerships, is less than 15% but is at least 10% of the common stock, the Berg Group members have the right to designate one of the director nominees submitted by our board of directors to stockholders for election. Its right to designate director nominees affords the Berg Group substantial control and influence over the management and direction of our corporation. The Berg Group's interests could conflict with the interests of our stockholders, and could adversely affect the price of our common stock.

    SUBSTANTIAL OWNERSHIP INTEREST. The Berg Group currently owns O.P. Units representing approximately 84.7% of the equity interests in the operating partnerships and approximately 84.5% of our equity interests on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units. After the offering, the Berg Group will own approximately 77.2% of our equity interests, on a fully diluted basis. The O.P. Units may be converted into shares of common stock, subject to limitations set forth in our charter and other agreements with the Berg Group, and upon conversion would represent voting control of our corporation. The Berg Group's ability to exchange its O.P. Units for common stock permits it to exert substantial influence over the management and direction of our corporation. This influence increases our dependence on the Berg Group.

    LIMITED PARTNER APPROVAL RIGHTS. Mr. Berg and other limited partners, including other members of the Berg Group, may restrict our operations and activities through rights provided under the terms of the amended and restated agreement of limited partnership which governs each of the operating partnerships and our legal relationship to each operating partnership as its general partner. Matters requiring approval of the holders of a majority of the O.P. Units, which necessarily would include the Berg Group, include the following:

    - the amendment, modification or termination of any of the operating partnership agreements;

    - the transfer of any general partnership interest in the operating partnerships, including, with certain exceptions, transfers attendant to any merger, consolidation or liquidation of our corporation;

    - the admission of any additional or substitute general partners in the operating partnerships;

    - any other change of control of the operating partnerships;

    - a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for any of the assets of the operating partnerships; and

    - the institution of any bankruptcy proceeding for any operating partnership.

    In addition, as long as the Berg Group members and their affiliates, other than us and the operating partnerships, beneficially own, in the aggregate, at least 15% of the outstanding shares of common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units, the consent of the limited partners holding the right to vote a majority of the total number of O.P. Units outstanding is also required with respect to:

    - the sale or other transfer of all or substantially all of the assets of the operating partnerships and certain mergers and business combinations resulting in the complete disposition of all O.P. Units;

    - the issuance of limited partnership interests senior to the O.P. Units as to distributions, assets and voting; and

    - the liquidation of the operating partnerships.

    The liquidity of your investment in our common stock, including our ability to respond to acquisition offers, will be subject to the exercise of these rights.

OUR CONTRACTUAL BUSINESS RELATIONSHIPS WITH THE BERG GROUP PRESENT ADDITIONAL
  CONFLICTS OF INTERESTS WHICH MAY RESULT IN THE REALIZATION OF ECONOMIC BENEFITS OR THE DEFERRAL OF TAX LIABILITIES BY THE BERG GROUP WITHOUT EQUIVALENT BENEFITS TO OUR STOCKHOLDERS.

    Our contracts with the Berg Group provide it with interests that could conflict with those of our other stockholders, including the following:

    - our headquarters are leased from an entity owned by the Berg Group, to whom we pay rent of approximately $6,700 per month;

    - the Berg Group is permitted to conduct real estate and business activities other than our business;

    - if we decline an opportunity that has been offered to us, the Berg Group may pursue it, which would reduce the amount of time that Mr. Berg could devote to our affairs and could result in the Berg Group's development of properties that compete with our properties for tenants;

    - in general, we have agreed to limit the liability of the Berg Group to our corporation and our stockholders arising from the Berg Group's pursuit of these other opportunities;

    - we acquired most of our properties from the Berg Group on terms that were not negotiated at arm's length and without many customary representations and warranties that we would have sought in an acquisition from an unrelated party; and

    - we have assumed liability for debt to the Berg Group and debt for which the Berg Group was liable.

    The Berg Group has agreed that the independent directors committee of our board of directors must approve all new transactions between us and any of its members, or between us and any entity in which it directly or indirectly owns 5% or more of the equity interests, including the operating partnerships for this purpose. This committee currently consists of three directors who are independent of the Berg Group.

    EXCLUDED PROPERTIES. With our prior knowledge, the Berg Group retained two R&D properties in Scotts Valley, Santa Cruz County, California, in which we and the operating partnerships have no ownership interest. Efforts of the Berg Group to lease these other properties could interfere with similar efforts on our behalf.


    PENDING DEVELOPMENT PROJECTS. We and the operating partnerships have agreed under the terms of a pending projects acquisition agreement to acquire from the Berg Group each of five R&D properties potentially aggregating approximately 395,000 rentable square feet as it is completed and leased. The purchase price for each property will be calculated based on a fixed capitalization rate applied to actual average rental rates on the property over the lease term. We currently estimate that the aggregate purchase price of these five properties, assuming payment in cash and/or assumption of debt, will be approximately $41.9 million. The Berg Group may elect to receive cash or O.P. Units, valued at $4.50 per unit, which value was set when we entered into the acquisition agreement with the Berg Group in May 1998. Our stock was not trading at that time. As the closing market price of a share of common stock was $8 1/4 on June 28, 1999, this valuation represents a substantial discount from the current market value of the common stock that may be issued in exchange for these O.P. Units. Our issuance of O.P. Units to acquire any of these properties, instead of paying cash, may result in a higher acquisition cost and additional depreciation expenses that reduce our net income per share. Acquisitions of additional O.P. Units by the Berg Group will increase the Berg Group's ownership interest in our business and could reduce the amount of cash available for distribution per share to our other stockholders which could cause our stock price to fall.


    The Berg Group's election to receive cash in place of O.P. Units for these properties and to place debt on the properties that we would be required to assume would reduce our liquidity and could increase our debt to total market capitalization ratio. These factors could harm our business and cause our stock price to fall, while the Berg Group receives substantial benefits.

    BERG LAND HOLDINGS. The Berg Group owns or has an option to purchase several parcels of unimproved land in the Silicon Valley that we and the operating partnerships have the right to acquire under the terms of the Berg land holdings option agreement. The Berg Group is not obligated to exercise the option that it holds to acquire one of the properties that is subject to the agreement, however. If the Berg Group fails to exercise that option, we will lose the ability to purchase that property. In addition, we have agreed to pay a fixed amount plus additional charges for any of the properties that we do acquire. We must pay the acquisition price in cash unless the Berg Group elects, in its discretion, to receive O.P. Units valued at the average market price of a share of common stock during the 30-day period preceding the acquisition date. At the time of acquisition, which is subject to the approval of the independent directors committee of our board of directors, these properties may be encumbered by debt that we or the operating partnerships will be required to assume or repay. The use of our cash or an increase in our indebtedness to acquire these properties could have a material adverse effect on our financial condition, results of operations and ability to make cash distributions to our stockholders.

    TAX CONSEQUENCES OF SALE OF PROPERTIES. Because many of our properties have unrealized taxable gain, a sale of those properties could create adverse income tax consequences for limited partners of the operating partnerships. We have agreed with Carl E. Berg, Clyde J. Berg and John Kontrabecki, a limited partner in some of the operating partnerships, that each can prevent us and the operating partnerships from selling or transferring properties that were directly or indirectly acquired from him in the UPREIT acquisition in any taxable transaction prior to December 29, 2008. As a result, our opportunities to sell these properties may be limited. If we need to sell any of these properties to raise cash to service our debt, acquire new properties, pay cash distributions to stockholders or for other working capital purposes, we may be unable to do so. These restrictions could harm our business and cause our stock price to fall.

    TERMS OF TRANSFERS; ENFORCEMENT OF AGREEMENT OF LIMITED PARTNERSHIP. The terms of the pending projects acquisition agreement, the Berg land holdings option agreement, the partnership agreement of each operating partnership and other material agreements through which we have acquired our interests in the operating partnerships and the properties formerly controlled by the Berg Group were not determined through arm's-length negotiations, and could be less favorable to us than those obtained from an unrelated party. In addition, Mr. Berg and representatives of the Berg Group sitting on our board of directors may be subject to conflicts of interests with respect to their obligations as our directors to enforce the terms of the partnership agreement of each operating partnership when such terms conflict with their personal interests. The terms of our charter and bylaws also were not determined through arm's-length negotiations. Some of these terms, including representations and warranties applicable to acquired properties, are not as favorable as those that we would have sought through arm's-length negotiations with unrelated parties. As a result, an investment in our common stock may involve risks not found in businesses in which the terms of material agreements have been negotiated at arm's length.

    RELATED PARTY DEBT. As of March 31, 1999, we were liable for loans aggregating approximately $24.1 million payable to the Berg Group. These loans are secured by three of our properties and were initially scheduled to mature on March 31, 1999. The maturity date has been extended to December 31, 1999 by agreement with the Berg Group. Effective September 30, 1998, we assumed a $100 million line of credit with Wells Fargo Bank N.A. previously provided to and guaranteed by the Berg Group, which is secured by 14 of our properties. We have the right to draw on the line of credit and are liable for repayment of all amounts owing under the line of credit, which totaled approximately $18.5 million at March 31, 1999. The Berg Group continues to be liable as guarantor under the line of credit, which expires on October 1, 1999. All of these loans bear interest at an annual rate equal to that under the Wells Fargo Bank line of credit. If we are unable to repay our debts to the Berg Group or Wells Fargo Bank when due, however, the Berg Group, in addition to the lenders, could take action to enforce our payment obligations. Loan defaults of this type could materially adversely affect our business, financial condition and our results of operations and cause our stock price to fall. They also could result in a substantial reduction in the amount of cash distributions to our stockholders. In turn, if we fail to meet the minimum distributions test because of a loan default or another reason, we could lose our REIT classification for federal income tax purposes, as discussed in "Federal Income Tax Considerations--Requirements for REIT Qualification-- Annual Distribution Requirements."

    RETAINED DISTRIBUTIONS. In December 1998 and April 1999, in our capacity as the general partner of each of the operating partnerships, we declared cash distributions to all partners. The total distributions of approximately $16.5 million in the aggregate to the Berg Group were loaned back to the operating partnerships in lieu of having them draw additional funds under the line of credit. As of March 31, 1999, the amount owed was $9.6 million, which represents the portion of the loan related to the December 1998 distribution. The Berg Group may request repayment of these funds at any time. Such requests might be made when we or the operating partnerships do not have sufficient funds available to repay the loans. In that case, the Berg Group would have the right to take legal action to enforce our obligation to repay the requested amounts, which could harm our business and financial condition and could cause our stock price to fall. In addition, we do not anticipate that the Berg Group will always allow us to retain distributions payable to the Berg Group as a source of additional financing for our operations.

OUR OPTION TO ACQUIRE R&D PROPERTIES DEVELOPED ON EXISTING LAND AND LAND
  ACQUIRED IN THE FUTURE BY THE BERG GROUP WILL TERMINATE WHEN THE BERG GROUP'S OWNERSHIP INTEREST HAS BEEN REDUCED.

    The Berg land holdings option agreement, as amended, which provides us with significant benefits and opportunities to acquire additional R&D properties from the Berg Group, will expire when the Berg Group and their affiliates (excluding us and the operating partnerships) own less than 65% of our common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as shares of common stock issuable upon exchange of all O.P. Units. Termination of the Berg land holdings option agreement could result in limitation of our growth, which could cause our stock price to fall.

WE MAY CHANGE OUR INVESTMENT AND FINANCING POLICIES AND INCREASE YOUR INVESTMENT
  RISK WITHOUT STOCKHOLDER APPROVAL.

    Our board of directors determines the investment and financing policies of the operating partnerships and our policies with respect to certain other activities, including our business growth, debt capitalization, distribution and operating policies. Our board of directors may amend these policies at any time without a vote of the stockholders. Changes in these policies could materially adversely affect our financial condition, results of operations and ability to make cash distributions to our stockholders, which could harm our business and cause our stock price to fall.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER COULD PREVENT ACQUISITIONS OF OUR STOCK
  AT A SUBSTANTIAL PREMIUM.

    Provisions of our charter and our bylaws could delay, defer or prevent a transaction or a change in control of our corporation, or a similar transaction, that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders. Provisions of the Maryland general corporation law, which would apply to potential business combinations with acquirers other than the Berg Group or stockholders who invested in us in December 1998, also could prevent the acquisition of our stock for a premium, as discussed in "Certain Provisions of Maryland Law and of our Charter and Bylaws."

AN INVESTMENT IN OUR STOCK INVOLVES RISKS RELATED TO REAL ESTATE INVESTMENTS
  THAT COULD HARM OUR BUSINESS AND CAUSE OUR STOCK PRICE TO FALL.

    RENTAL INCOME VARIES. Real property investments are subject to varying degrees of risk. Investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation which our properties generate, as well as our related expenses incurred. If our properties do not generate revenues sufficient to meet operating expenses, debt service and capital expenditures, our income and ability to make distributions to our stockholders will be adversely affected. Income from our properties may also be adversely affected by general economic conditions, local economic conditions such as oversupply of commercial real estate, the attractiveness of our properties to tenants and prospective tenants, competition from other available rental property, our ability to provide adequate maintenance and insurance, the cost of tenant improvements, leasing commissions and tenant inducements and the potential of increased operating costs, including real estate taxes.

    EXPENDITURES FOR PROPERTY OWNERSHIP ARE FIXED. Income from properties and real estate values are also affected by a variety of other factors, such as governmental regulations and applicable laws, including real estate, zoning and tax laws, interest rate levels and the availability of financing. Various significant expenditures associated with an investment in real estate, such as mortgage payments, real estate taxes and maintenance expenses, generally are not reduced when circumstances cause a reduction in revenue from the investment. Thus, our operating results and our cash flow may decline materially if our rental income is reduced.

    ILLIQUIDITY. Real estate investments are relatively illiquid, which limits our ability to restructure our portfolio in response to changes in economic or other conditions.

    GEOGRAPHIC CONCENTRATION. All of our properties are located in the southern portion of the San Francisco Bay Area commonly referred to as the "Silicon Valley." The Silicon Valley economy has been strong for the past several years, but future increases in values and rents for our properties depend to a significant extent on the health of this region's economy. Recent trends suggest that the supply of R&D space available for rent has increased and that the demand for such space in the Silicon Valley has declined. According to the "BT Commercial Real Estate Silicon Valley R&D Report, Q1 1999," vacancy rates rose from approximately 5.1% in early 1998 to 11.9% in early 1999.

    LOSS OF KEY TENANTS. Most of our properties are occupied by single tenants, many of whom are large, publicly traded information technology companies. Losing a key tenant could adversely affect our operating results and our ability to make distributions to stockholders if we are unable to obtain replacement tenants promptly.

    TENANT BANKRUPTCIES. Key tenants could seek the protection of the bankruptcy laws, which could result in the rejection and termination of their leases, thereby causing a reduction in our income.

    OUR SUBSTANTIAL INDEBTEDNESS. Our properties are subject to substantial indebtedness. If we are unable to make required mortgage payments, we could sustain a loss as a result of foreclosure on our properties by the mortgagee. Failure to renew or replace our Wells Fargo line of credit when it expires in October 1999 would materially affect our business and our ability to pay dividends to stockholders. We cannot assure you that we will be able to obtain a replacement line of credit with terms similar to the Wells Fargo line of credit, or at all. Our cost of borrowing funds could increase substantially after the Wells Fargo line of credit expires. We have adopted a policy of maintaining a consolidated ratio of debt to total market capitalization, which includes for this purpose the market value of all shares of common stock for which outstanding O.P. Units are exchangeable, of less than 50%. This ratio may not be exceeded without the approval of more than 75% of our entire board of directors. Our board of directors may vote to change this policy, however, and we could become more highly leveraged, resulting in an increased risk of default on our obligations and an increase in debt service requirements that could adversely affect our financial condition, our operating results and our ability to make distributions to our stockholders.

    ENVIRONMENTAL CLEAN-UP LIABILITIES. Our properties and properties formerly held by our subsidiaries may expose us to liabilities under applicable environmental and health and safety laws. If these liabilities are material, our financial condition and ability to pay cash distributions may be affected adversely, which would cause our stock price to fall.

    UNINSURED LOSSES. We may sustain uninsured losses with respect to some of our properties. If these losses are material, our financial condition, our operating results and our ability to make distributions to our stockholders may be affected adversely.

    EARTHQUAKE DAMAGES ARE UNINSURED. All of our properties are located in areas that are subject to earthquake activity. Our insurance policies do not cover damage caused by seismic activity, although they do cover losses from fires after an earthquake. We generally do not consider such insurance coverage to be economical. If an earthquake occurs and results in substantial damage to our properties, we could lose our investment in those properties, which loss would have a material adverse effect on our financial condition, our operating results and our ability to make distributions to our stockholders.

FAILURE TO SATISFY FEDERAL INCOME TAX REQUIREMENTS FOR REITS COULD REDUCE OUR
  DISTRIBUTIONS, REDUCE OUR INCOME AND CAUSE OUR STOCK PRICE TO FALL.

    FAILURE TO QUALIFY AS A REIT. We intend to elect to be a REIT and to be taxed as such under the federal income tax laws for the year ending December 31, 1999. Although we currently intend to operate in a manner designed to enable us to qualify and maintain our REIT status, it is possible that economic, market, legal, tax or other considerations may cause us to fail to qualify as a REIT or may cause our board of directors either to refrain from making the REIT election or to revoke that election once made. To maintain REIT status, we must meet certain tests for income, assets, distributions to stockholders, ownership interests and other significant conditions. If we fail to qualify as a REIT in any taxable year, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Moreover, unless we were entitled to relief under certain provisions of the tax laws, we would be disqualified from treatment as a REIT for the four taxable years following the year in which our qualification was lost. As a result, funds available for distribution to our stockholders would be reduced for each of the years involved and, in addition, we would no longer be required to make distributions to our stockholders.

    REIT DISTRIBUTION REQUIREMENTS. To maintain REIT status, we must distribute as a dividend to our stockholders at least 95% of our otherwise taxable income, after certain adjustments, with respect to each tax year. We may also be subject to a 4% non-deductible excise tax in the event our distributions to stockholders fail to meet certain other requirements. Failure to comply with these requirements could result in our income being subject to tax at regular corporate rates and could cause us to be liable for the excise tax.

    OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION. As a REIT, the federal tax laws restrict the percentage of the total value of our stock that may be owned by five or fewer individuals to 50% or less. Our charter generally prohibits the direct or indirect ownership of more than 9% of our common stock by any stockholder. This limit excludes the Berg Group, which has an aggregate ownership limit of 20%. In addition, as permitted by our charter, our board of directors recently provided an exception to two other stockholders that permits them to collectively own, directly or indirectly, up to 18.5% of our common stock on an aggregate basis, subject to the terms of an ownership limit exemption agreement. In general, our charter prohibits the transfer of shares which result in a loss of our REIT qualification and provides that any such transfer or any other transfer which causes a stockholder to exceed the ownership limit will result in the shares being automatically transferred to a trust for the benefit of a charitable beneficiary. Accordingly, in the event that either the Berg Group or the two stockholders increase their stock ownership in our corporation, a stockholder who acquires shares of our common stock, even though his, her or its aggregate ownership may be less than 9%, may be required to transfer a portion of their shares to such a trust in order to preserve our status as a REIT.

STOCKHOLDERS ARE NOT ASSURED OF RECEIVING CASH DISTRIBUTIONS FROM US.

    Our income will consist primarily of our share of the income of the operating partnerships, and our cash flow will consist primarily of our share of distributions from the operating partnerships. Differences in timing between the receipt of income and the payment of expenses in arriving at our taxable income or the taxable income of the operating partnerships and the effect of required debt amortization payments could require us to borrow funds, directly or through the operating partnerships, on a short-term basis to meet our intended distribution policy.

    Our board of directors will determine the amount and timing of distributions by the operating partnerships and of distributions to our stockholders. Our board of directors will consider many factors prior to making any distributions, including the following:

    - the amount of cash available for distribution;

    - the operating partnerships' financial condition;

    - whether to reinvest funds rather than to distribute such funds;

    - the operating partnerships' capital expenditures;

    - the effects of new property acquisitions, including acquisitions under our existing agreements with the Berg Group;

    - the annual distribution requirements under the REIT provisions of the federal income tax laws; and

    - such other factors as our board of directors deems relevant.

    We cannot assure you that we will be able to meet or maintain our cash distribution objectives.

OUR PROPERTIES COULD BE SUBJECT TO PROPERTY TAX REASSESSMENTS.

    We do not believe that our acquisition of interests in the operating partnerships in the UPREIT acquisition resulted in any statutory changes in ownership that could give rise to a reassessment of any of the properties for California property tax purposes. We cannot assure you, however, that county assessors or other tax administrative agencies in California will not attempt to assert that such a change occurred as a result of these transactions. Although we believe that such a challenge would not be successful ultimately, we cannot assure you regarding the outcome of any related dispute or proceeding. A reassessment could result in increased real estate taxes on our properties that, as a practical matter, we may be unable to pass through to our tenants in full. This could reduce our net income and our funds available for distribution and cause our stock price to fall.

OUR OBLIGATION TO PURCHASE TENDERED O.P. UNITS COULD REDUCE OUR CASH
  DISTRIBUTIONS.

    Each of the limited partners of the operating partnerships, other than Mr. Berg and Clyde J. Berg, has the annual right to cause the operating partnerships to purchase the limited partner's O.P. Units at a purchase price based on the average market value of the common stock for the ten-trading-day period immediately preceding the date of tender. Upon a limited partner's exercise of any such right, we will have the option to purchase the tendered O.P. Units with available cash, borrowed funds or the proceeds of an offering of newly issued shares of common stock. These put rights become exercisable on December 29, 1999, and are available once during a 12-month period. If the total purchase price of the O.P. Units tendered by all of the eligible limited partners in one year exceeds $1 million, we or the operating partnerships will be entitled to reduce proportionately the number of O.P. Units to be acquired from each tendering limited partner so that the total purchase price does not exceed $1 million. The exercise of these put rights may reduce the amount of cash that we have available to distribute to our stockholders and could cause our stock price to fall.

    In addition, after December 1999, all O.P. Unit holders may tender their O.P. Units to us for shares of common stock on a one-for-one basis at then-current market value or an equivalent amount in cash, at our election. If we elect to pay cash for the O.P. Units, our liquidity may be reduced and we may lack sufficient funds to continue paying the amount of our anticipated or historical cash distributions. This could cause our stock price to fall.

SHARES ELIGIBLE FOR FUTURE SALE COULD AFFECT THE MARKET PRICE OF OUR COMMON
  STOCK.

    We cannot predict the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, could have on the market price of the common stock. Sales of substantial amounts of common stock, including shares issued in connection with the exercise of the exchange rights held by the limited partners of the operating partnerships, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock. Additional shares of common stock may be issued to limited partners, subject to the applicable REIT qualification ownership limit, if they exchange their O.P. Units for shares of common stock pursuant to their exchange rights, or may be sold by us to raise funds required to purchase such O.P. Units if the limited partners elect to tender O.P. Units to us using their put rights. In addition, as of May 10, 1999, the holders of approximately 6.5 million shares of common stock whose shares are not eligible for sale under Rule 144 under the Securities Act may resell those shares under a currently effective resale prospectus. Resales of these shares may adversely affect the market price of the common stock. Subject to certain rights that we possess to halt offers and sales of shares of common stock under that prospectus, we intend to maintain the effectiveness with the Securities and Exchange Commission, or the Commission, of the registration statements under which these shares are offered for sale until the end of December 1999. In addition, the holders of approximately 1.1 million shares of common stock that can be sold subject to Rule 144, including the volume limitation, can resell those shares free of that limitation under another currently effective resale prospectus. We also may halt offers and sales of shares under that prospectus under certain circumstances.

MARKET INTEREST RATES MAY REDUCE THE VALUE OF THE COMMON STOCK.

    One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on such shares, as a percentage of the price of such shares, relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher interest rates would not, however, increase the funds available for us to distribute, and, in fact, would likely increase our borrowing costs and decrease funds available for distribution. Thus, higher market interest rates could cause the price of our common stock to fall.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and we include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of our corporation, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative or regulatory provisions affecting us, including changes to laws governing the taxation of REITs, the availability of capital, interest rates, competition, supply of and demand for R&D properties in our current and proposed market areas, general accounting principles, policies and guidelines applicable to REITs and the risk factors described above and elsewhere in this prospectus. These risks and uncertainties, together with the other risks described from time to time in reports and documents we file with the Commission should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

                                USE OF PROCEEDS


    We estimate that the net proceeds from the offering, after deducting estimated underwriting discounts and estimated offering expenses, will be $59.8 million, or $68.8 million if the underwriters exercise the over-allotment option in full, at the offering price of $8 1/4. We intend to use most, and perhaps all, of the net proceeds from the offering to repay outstanding indebtedness and will use any remaining net proceeds for general corporate purposes. The debt that we intend to repay includes (a) indebtedness owed to the Berg Group, which carries a variable interest rate that was 6.49% at March 31, 1999 and is payable on demand; (b) debt owed to Microsoft for reimbursement for shell and tenant improvements, on which interest accrues at an annual rate of approximately 7% from April 1, 1999; and (c) amounts due under the Wells Fargo line of credit which carries a variable interest rate that was 6.49% at March 31, 1999. The Wells Fargo line of credit expires on October 1, 1999.

                                 CAPITALIZATION


    The following table sets forth our unaudited actual capitalization at March 31, 1999, our pro forma capitalization at that date, giving effect to the acquisition of the Microsoft project and our pro forma capitalization adjusted to reflect the sale of 7,750,000 shares of common stock in this offering at the offering price of $8 1/4 and the use of the proceeds to repay debt owed under our line of credit or to Microsoft and debt owed to the Berg Group. The information set forth in the following table should be read in conjunction with the combined historical financial statements and accompanying notes and the unaudited pro forma financial information and accompanying notes included elsewhere in this prospectus. Minority interest, on a pro forma as adjusted basis, represents approximately 82.2% of our equity interests, taken as a whole and assuming the exchange of all O.P. Units for common stock, on a weighted average basis. The table excludes any effect of exercise or conversion of options, which are potentially dilutive securities.



                                                                        AT MARCH 31, 1999
                                                               -----------------------------------
                                                                PRO FORMA
                                                               AS ADJUSTED   PRO FORMA    ACTUAL
                                                               -----------  -----------  ---------
                                                                        ($ IN THOUSANDS)
Debt:
  Line of credit.............................................   $      --    $  50,580   $  18,523
  Mortgage notes payable.....................................     156,656      156,656     156,656
  Mortgage notes payable (related parties)...................      39,909       49,080      24,080
                                                               -----------  -----------  ---------
    Total debt...............................................     196,565      256,316     199,259

Minority interest............................................     384,087      384,087     285,037

Stockholders' equity:
  Preferred stock, $0.001 par value, 20,000,000 authorized,
    none issued and outstanding..............................          --           --          --

  Common stock, $0.001 par value, 200,000,000 authorized,
    8,233,583 issued and outstanding on an actual and pro
    forma basis; and 15,983,583 issued and outstanding on a
    pro forma as adjusted basis..............................          16            8           8

  Paid in capital............................................     115,338       55,595      55,595
  Receivable on private placement............................        (900)        (900)       (900)
  Accumulated deficit........................................     (20,502)     (20,502)    (20,502)
                                                               -----------  -----------  ---------
    Total stockholders' equity...............................      93,952       34,201      34,201
                                                               -----------  -----------  ---------
Total capitalization.........................................   $ 674,604    $ 674,604   $ 518,497
                                                               -----------  -----------  ---------
                                                               -----------  -----------  ---------

                                COMPANY HISTORY

    Our original predecessor was formed in 1969 as Palomar Mortgage Investors, a California business trust. It operated as a REIT, investing primarily in short- and intermediate-term construction and development loans secured by first trust deeds on real property. In 1974, Palomar Mortgage Investors terminated new loan activity and, in 1975, changed its name to Mission Investment Trust. In 1979, Mission Investment Trust terminated its status as a REIT and began to develop and market the properties that it owned. In 1982, Mission West Properties was incorporated as a successor to Mission Investment Trust.

    In January and May 1997, we sold all of our real estate assets to Spieker Properties, L.P. for approximately $50.5 million in cash. In February 1997, we paid a special dividend of $9.00 per share to our stockholders. After the sale of assets and the payment of the dividend to stockholders, we retained only nominal assets. The board of directors and management considered available strategic alternatives for the remaining corporate entity, including possible business or asset acquisitions or combinations, a sale of the corporate entity, and outright liquidation.

    Subsequently, we accepted a proposal by the Berg Group to acquire control of the corporation as a vehicle to acquire R&D properties, or interests in entities owning such properties, from the Berg Group. On May 27, 1997, we entered into a stock purchase agreement with the Berg Group, which transferred most of its share purchase rights to unaffiliated accredited investors. The transaction was completed on September 2, 1997, at which time all of our existing officers and directors resigned and the Berg Group and the other investors acquired a 79.6% controlling ownership position as a group.

    On October 20, 1997, we paid a further distribution of $3.30 per share to our stockholders from available cash, including approximately $900,000 received in the September 1997 transaction. No portion of the distribution was paid on shares acquired by the Berg Group and its co-investors. In connection with that distribution, the AMEX halted trading of the common stock on October 20, 1997. Neither we nor the AMEX set a deadline for the resumption of trading, nor did the AMEX provide guidance beyond declaring its desire that we have a firm commitment to acquire a controlling interest in the R&D properties of the Berg Group and to raise additional capital. On November 23, 1998, we sent to stockholders a proxy statement/prospectus for a meeting on December 28, 1998 to approve or ratify the transactions constituting our UPREIT acquisition, our sale of common stock under two May 1998 private placements, the pending projects acquisition agreement and the Berg land holdings option agreement between us and the Berg Group, and our reincorporation in the State of Maryland. On December 8, 1998, the AMEX recommenced trading of our common stock.

    On December 28, 1998, our stockholders approved and ratified the proposed transactions, and on December 30, 1998, we reincorporated under the laws of the State of Maryland through the merger of Mission West Properties into Mission West Properties, Inc. Shares of the former company, Mission West Properties, a California corporation, which were outstanding at December 30, 1998, were converted into shares of our common stock on a one-for-one basis.

          COMMON STOCK MARKET PRICE, DIVIDENDS AND DISTRIBUTION POLICY

MARKET PRICE OF COMMON STOCK

    Our common stock is listed on the AMEX and trades under the symbol "MSW." The previous halt in trading instituted by the AMEX, which began at the opening of trading on October 20, 1997, ended when trading resumed on December 8, 1998.

    In 1997, prior to our becoming the vehicle for the R&D properties of the Berg Group and the suspension of trading of our common stock, giving effect to the 1 for 30 reverse stock split which was effective as of November 10, 1997, the high sales price of the common stock in the first quarter was $397 35/64, and the low sales price was $67 1/2; for the second quarter, the high was $112 33/64 and the low was $56 1/4; for the third quarter, the high was $153 49/64 and the low was $101 17/64; and for the fourth quarter, until trading was halted on October 20, the high was $148 9/64 and the low was $93 49/64.

    Trading of our common stock was suspended for the first three quarters of 1998. The high sales price for the fourth quarter of 1998, after trading recommenced on December 8, 1998, was $11, and the low sales price was $6 1/2. During the first quarter of 1999, the high sales price was $7 11/16 and the low sales price was $6 1/2.

    At June 14, 1999, we had approximately 304 holders of record of common stock.

DIVIDEND HISTORY

    On February 27, 1997, we paid a $9.00 special dividend, or $270 adjusted to give retroactive effect to the 1 for 30 reverse stock split. On October 21, 1997, we paid a $3.30 special dividend, or $99 adjusted to give retroactive effect to the 1 for 30 reverse stock split. We paid no dividends during 1998. In April 1999, we declared and paid a dividend of $0.12 per outstanding share of common stock. On June 14, 1999, our board of directors authorized a dividend of $0.14 per share of common stock, payable on July 2, 1999 to stockholders of record on June 21, 1999. We expect to pay distributions totaling $0.55 per share of common stock for 1999.

OVERVIEW OF DISTRIBUTION POLICY

    We intend to make regular quarterly distributions to holders of common stock based on our funds available for distribution, or FAD. Our ability to make such distributions will be affected by numerous factors including, most importantly, the receipt of distributions from the operating partnerships.

    FAD does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. The actual return that we will realize and the amount available for distributions to stockholders will be affected by a number of factors, including the revenues received from our properties, our operating expenses, the interest expense incurred on borrowings and planned and unanticipated capital expenditures.

    We anticipate that cash available for distribution will exceed earnings and profits for federal income tax purposes, as the latter figure takes into account non-cash expenses, such as depreciation and amortization, that we will incur. Distributions, other than capital gain distributions, by us to the extent of our current and accumulated earnings and profits for federal income tax purposes most likely will be taxable to U.S. stockholders as ordinary dividend income unless a stockholder is a tax-exempt entity. For a discussion of the tax effects of distributions, see "Federal Income Tax Considerations--Taxation of Stockholders--Taxation of U.S. Taxable Stockholders". Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of the U.S. stockholder's basis in the common stock to the extent of such basis, and thereafter as taxable gain. The percentage of such distributions in excess of earnings and profits, if any, may vary from period to period. We anticipate that a substantial percentage of the distributions to stockholders for the 12 months following the consummation of the offering will constitute taxable income. For a further discussion of our distributions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations."

    Distributions will be determined by our board of directors and will depend on actual FAD, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the board of directors deems relevant. We expect to pay aggregate distributions totaling $0.55 per share of common stock for fiscal year 1999. For a discussion of the risk that we will not meet our distribution objectives, see "Risk Factors--Stockholders are not assured of receiving cash distributions from us."

                            SELECTED FINANCIAL DATA

    Selected historical financial information and selected consolidated financial data set forth in the following table are derived from the audited and unaudited financial statements and accompanying notes. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and accompanying notes contained elsewhere in this prospectus. Average monthly rental revenue per square foot has been determined by dividing the base rent for the period by the number of months in the period, and then dividing the quotient by the total square feet of occupied space. FAD is calculated as FFO less straight-lined rents, leasing commissions paid and capital expenditures made during the period indicated

    The unaudited pro forma statements of operations for the three months ended March 31, 1999 and the year ended December 31, 1998 are based upon our audited and unaudited historical financial statements and have been prepared as if each of the following transactions had occurred as of January 1, 1998:

    - our UPREIT acquisition;

    - our purchases of additional property during the last two quarters of 1998 and the first quarter of 1999, consisting of three newly constructed R&D properties comprising, in the aggregate, approximately 218,000 rentable square feet located in the Silicon Valley; and

    - our purchase of the Microsoft project, fully leased.

    The unaudited pro forma balance sheet as of March 31, 1999 is based on our unaudited historical financial statements and has been prepared as if our purchase of the Microsoft project had occurred on March 31, 1999. For additional information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the accompanying notes contained elsewhere in this prospectus.

    The unaudited pro forma financial statements are not necessarily indicative of what the actual financial position or results of operations would have been assuming the completion of the above transactions as of the beginning of the periods indicated, nor do they purport to project our financial position or results of operations at any future date or for any future period. In addition, the unaudited historical operating results for the three months ended March 31, 1999 are not necessarily indicative of the results to be obtained by us for the year ending December 31, 1999.

    In addition, the pro forma statements of operations have been prepared assuming the following:

    - our election to be a REIT is effective as of January 1, 1998;

    - pro forma rental revenues have been recognized over the pro forma period on a straight-line basis, assuming a lease commencement date of January 1, 1998 for all leases entered into prior to July 1, 1998;

    - the minority interest represents approximately 90% for the entire pro forma period, giving effect to all changes in stockholders' equity during the period as of the first day of the period;

    - additional depreciation expense associated with acquired properties has been computed as if we had acquired the property as of January 1, 1998, and recorded the expense on a straight-line basis over 40 years; and

    - our receipt of the proceeds of all loans and stock sales, other than the offering, during the period and applied the proceeds to the repayment of existing debt as of January 1, 1998.

    The pro forma as adjusted data assumes our use of the proceeds of this offering to repay pro forma indebtedness outstanding as of January 1, 1998.

                                    THREE MONTHS ENDED MARCH 31
                                 ---------------------------------
                                                                          YEAR ENDED          THIRTEEN     YEARS ENDED NOVEMBER
                                  PRO FORMA        HISTORICAL         DECEMBER 31, 1998     MONTHS ENDED           30,
                                 -----------  --------------------  ----------------------  DECEMBER 31,   --------------------
                                    1999        1999       1998                   ACTUAL        1997         1996       1995
                                 -----------  ---------  ---------   PRO FORMA   ---------  -------------  ---------  ---------
                                                                    -----------
                                            (UNAUDITED)             (UNAUDITED)
                                               ($ IN THOUSANDS, EXCEPT PER SHARE AND AVERAGE MONTHLY RENTAL DATA)
OPERATING DATA:
Revenue:
  Rental revenues..............   $  19,256   $  14,027  $      --   $  76,961   $  27,285    $   1,376    $   7,065  $   7,146
  Tenant reimbursements........       2,307       2,236         --       8,833       4,193           --           --         --
  Other........................         149         149         77         278         278          386          348        380
                                 -----------  ---------  ---------  -----------  ---------  -------------  ---------  ---------
Total revenues.................      21,712      16,412         77      86,072      31,756        1,762        7,413      7,526
                                 -----------  ---------  ---------  -----------  ---------  -------------  ---------  ---------
Expenses:
  Property operating,
    maintenance and real estate
    taxes......................       2,331       2,311         --       9,589       4,821          246        1,643      1,783
  Interest.....................       3,491       2,971         --      15,681       4,685          425        3,045      3,435
  Interest (related parties)...         860         416         --       3,619       3,511           --           --         --
  General and administrative...         406         406        230       1,501       1,501        1,606          991        945
  Depreciation of real
    estate.....................       3,411       2,703         --      13,636       5,410          246        1,369      1,352
                                 -----------  ---------  ---------  -----------  ---------  -------------  ---------  ---------
Total expenses.................      10,499       8,807        230      44,026      19,928        2,523        7,048      7,515
                                 -----------  ---------  ---------  -----------  ---------  -------------  ---------  ---------
  Income (loss) before gain
    (loss) on sale of real
    estate assets, minority
    interest and income
    taxes......................      11,213       7,605       (153)     42,046      11,828         (761)         365         11
  Gain (loss) on sale of real
    estate.....................          --          --         --          --          --        4,736         (306)        76
  Provision for estimated loss
    on real estate.............          --          --         --          --          --           --           --         --
                                 -----------  ---------  ---------  -----------  ---------  -------------  ---------  ---------
  Income (loss) before minority
    interest and income
    taxes......................      11,213       7,605       (153)     42,046      11,828        3,975           59         87
  Minority interest............      10,184       6,724         --      38,378      12,049           --           --         --
                                 -----------  ---------  ---------  -----------  ---------  -------------  ---------  ---------
  Income (loss) before income
    taxes......................       1,029         881       (153)      3,668        (221)       3,975           59         87
  Provision (benefit) for
    income taxes...............          --          --         --          --          --        1,005           24         35
  Cumulative effect of change
    in accounting..............          --          --         --          --          --           --           --         --
                                 -----------  ---------  ---------  -----------  ---------  -------------  ---------  ---------
Net income (loss)..............   $   1,029   $     881  $    (153)  $   3,668   $    (221)   $   2,970    $      35  $      52
                                 -----------  ---------  ---------  -----------  ---------  -------------  ---------  ---------
                                 -----------  ---------  ---------  -----------  ---------  -------------  ---------  ---------
  Basic income (loss) per
    share......................   $    0.13   $    0.11      (0.10)  $    0.45   $   (0.13)   $   18.43    $    0.77  $    1.12
  Diluted income (loss) per
    share......................   $    0.12   $    0.10      (0.10)  $    0.45   $   (0.13)   $   18.43    $    0.72  $    1.06

PROPERTY AND OTHER DATA:
Total properties, end of
  period.......................          77          72         --          77          71
Total square feet, end of
  period.......................   5,089,384   4,573,684         --   5,089,384   4,518,688
Average monthly rental revenue
  per square foot(1)...........   $    1.19   $     .98         --   $    1.19   $     .95
Occupancy at end of period.....          99%         99%        --          99%         99%
Funds from operations(2).......   $  14,624   $  10,308         --   $  55,682   $  17,238
Funds available for
  distribution(3)..............   $  13,172   $   9,369         --   $  50,465   $  15,356

CASH FLOW DATA:
Cash flow from operations......               $   9,346  $    (405)              $  16,264    $  (1,046)   $   1,221  $     598
Cash flow from investing.......                    (107)        --                    (118)      46,198        2,528        191
Cash flow from financing.......                  (9,351)       (11)                (21,469)     (42,694)      (1,204)    (2,415)


                                   1994
                                 ---------


OPERATING DATA:
Revenue:
  Rental revenues..............  $   6,637
  Tenant reimbursements........         --
  Other........................        564
                                 ---------
Total revenues.................      7,201
                                 ---------
Expenses:
  Property operating,
    maintenance and real estate
    taxes......................      1,991
  Interest.....................      3,088
  Interest (related parties)...         --
  General and administrative...      1,200
  Depreciation of real
    estate.....................      1,472
                                 ---------
Total expenses.................      7,751
                                 ---------
  Income (loss) before gain
    (loss) on sale of real
    estate assets, minority
    interest and income
    taxes......................       (550)
  Gain (loss) on sale of real
    estate.....................      1,867
  Provision for estimated loss
    on real estate.............     (5,200)
                                 ---------
  Income (loss) before minority
    interest and income
    taxes......................     (3,883)
  Minority interest............         --
                                 ---------
  Income (loss) before income
    taxes......................     (3,883)
  Provision (benefit) for
    income taxes...............     (1,500)
  Cumulative effect of change
    in accounting..............        440
                                 ---------
Net income (loss)..............  $  (1,943)
                                 ---------
                                 ---------
  Basic income (loss) per
    share......................  $   39.65
  Diluted income (loss) per
    share......................  $   39.69
PROPERTY AND OTHER DATA:
Total properties, end of
  period.......................
Total square feet, end of
  period.......................
Average monthly rental revenue
  per square foot(1)...........
Occupancy at end of period.....
Funds from operations(2).......
Funds available for
  distribution(3)..............
CASH FLOW DATA:
Cash flow from operations......  $   2,450
Cash flow from investing.......        492
Cash flow from financing.......     (1,556)

                                   THREE
                                  MONTHS                            YEAR ENDED
                                ENDED MARCH                        DECEMBER 31,
                                 31, 1999                              1998
                                -----------                        ------------
PRO FORMA AS ADJUSTED DATA:(4)
Net income....................   $   2,137                          $    7,751
  Basic income per share......   $     .13                          $      .49
  Diluted income per share....   $     .13                          $      .49
Funds from operations(2)......   $  15,594                          $   59,918
Funds available for
  distribution(3).............   $  14,142                          $   54,701

PRO FORMA AS ADJUSTED DATA:(4)
Net income....................
  Basic income per share......
  Diluted income per share....
Funds from operations(2)......
Funds available for
  distribution(3).............

                                        AT MARCH 31, 1999        AT DECEMBER 31,             AT NOVEMBER 30,
                                     -----------------------  ---------------------  -------------------------------
                                      PRO FORMA     ACTUAL       1998       1997       1996       1995       1994
                                     -----------  ----------  ----------  ---------  ---------  ---------  ---------
                                           (UNAUDITED)
                                                                    ($ IN THOUSANDS)
BALANCE SHEET DATA:
Real estate assets, net of
  accumulated depreciation.........   $ 678,098   $  521,991  $  516,029  $      --  $  46,285  $  47,597  $  49,612
Total assets.......................     682,913      526,806     519,866      5,763     46,324     47,570     50,963
Debt...............................     207,236      175,179     184,389         --     30,753     31,967     34,382
Debt (related parties).............      49,080       24,080      20,752         --         --         --         --
Total liabilities..................     264,625      207,568     213,234        552     32,142     33,433     36,243
Minority interest..................     384,087      285,037     273,379         --         --         --         --
Stockholders' equity...............      34,201       34,201      33,253      5,211     14,182     14,137     14,720

Common stock outstanding...........   8,233,583    8,233,583   8,218,594  1,501,104     45,704     45,624     48,957
O.P. Units issued and
  outstanding......................  74,052,356   60,845,727   60,151,69         --         --         --         --

------------------------

(1) Average monthly rental revenue per square foot has been determined by dividing the base rent for the period by the number of months in the period, and then dividing the quotient by the total square feet of occupied space.

(2) As defined by the National Association of Real Estate Investment Trusts, referred to as NAREIT, funds from operations, or FFO, represents net income
    (loss) before minority interest of unitholders (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustments for unconsolidated partnerships and joint ventures. Management considers FFO an appropriate measure of performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt, make capital expenditures and pay dividends. FFO should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flows provided by operating activities determined in accordance with GAAP. FFO is not comparable to similarly entitled items reported by other REITs that do not define FFO exactly as we do. For a discussion of of FFO see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations."

(3) We calculate funds available for distribution, or FAD, as FFO less straight-lined rents, leasing commissions paid and capital expenditures made during the period indicated.


(4) Represents selected pro forma financial data adjusted to reflect the sale of 7,750,000 shares of common stock in this offering at an offering price of $8 1/4 and the use of net proceeds to repay debt owed under our line of credit and debt owed to the Berg Group.

    The following table sets forth selected historical financial information for the Berg Properties (our accounting predecessor) as of and for the periods indicated on an historical basis. Average monthly rental revenue per square foot has been determined by dividing the base rent for the period by the number of months in the period, and then dividing the quotient by the total square feet of occupied space.

                                                                            BERG PROPERTIES (PREDECESSOR)
                                                          ------------------------------------------------------------------
                                                          SIX MONTHS
                                                             ENDED                    YEAR ENDED DECEMBER 31,
                                                           JUNE 30,    -----------------------------------------------------
                                                             1998        1997       1996       1995       1994       1993
                                                          -----------  ---------  ---------  ---------  ---------  ---------
                                                            ($ AND SQUARE FEET IN THOUSANDS, EXCEPT PER SHARE AND AVERAGE
                                                                                 MONTHLY RENTAL DATA)
OPERATING DATA:
Revenue:
  Rental revenues.......................................   $  22,341   $  40,163  $  28,934  $  23,064  $  25,186  $  25,620
  Tenant reimbursements.................................       3,826       6,519      3,902      4,193      3,190      3,486
                                                          -----------  ---------  ---------  ---------  ---------  ---------
    Total revenue.......................................      26,167      46,682     32,836     27,257     28,376     29,106
                                                          -----------  ---------  ---------  ---------  ---------  ---------
Expenses:
  Operating expenses....................................       2,088       3,741      1,906      2,032      1,355      1,129
  Real estate taxes.....................................       2,126       4,229      3,750      3,595      2,716      3,116
  Management fee (related parties)......................         645       1,050        827        654        739        994
  Interest (related parties)............................          61         248        293        357        329         45
  Interest..............................................       3,044       5,919      6,090      6,190      8,222      9,054
  Depreciation and amortization.........................       3,862       7,717      6,739      6,323      6,851      7,156
                                                          -----------  ---------  ---------  ---------  ---------  ---------
                                                              11,826      22,904     19,605     19,151     20,212     21,494
                                                          -----------  ---------  ---------  ---------  ---------  ---------
  Income before gain on sale of real estate
    and extraordinary item..............................      14,341      23,778     13,231      8,106      8,164      7,612
  Gain on sale..........................................          --          --         --     20,779         --         --
                                                          -----------  ---------  ---------  ---------  ---------  ---------
  Income before extraordinary item......................      14,341      23,778     13,231     28,885      8,164      7,612
                                                          -----------  ---------  ---------  ---------  ---------  ---------
  Extraordinary item....................................          --          --        610      3,206         --      1,766
                                                          -----------  ---------  ---------  ---------  ---------  ---------
    Net income..........................................   $  14,341   $  23,778  $  13,841  $  32,091  $   8,164  $   9,378
                                                          -----------  ---------  ---------  ---------  ---------  ---------
                                                          -----------  ---------  ---------  ---------  ---------  ---------

PROPERTY AND OTHER DATA:
  Total properties, end of period.......................          58          58         53         50         41         40
  Total square feet, end of period......................       3,779       3,779      3,392      3,195      2,856      2,796
  Average monthly rental revenue per square foot........   $    0.95   $    0.86  $    0.78  $    0.71  $    0.96  $    0.84
  Occupancy at end of period............................         100%         98%        92%        87%        80%        90%
  Funds from operations.................................   $  18,203   $  31,495  $  19,970  $  14,429  $  15,015  $  14,768

CASH FLOW DATA:
  Cash flow from operations.............................   $  17,798   $  29,909  $  20,248  $  16,392  $  16,518  $  18,480
  Cash flow from investing..............................         690     (17,251)   (29,275)    (6,353)    (5,003)    (3,248)
  Cash flow from financing..............................     (24,207)     (8,432)     9,433    (10,013)   (12,093)   (13,599)

                                                                                              AT DECEMBER 31,
                                                              AT JUNE 30,  -----------------------------------------------------
                                                                 1998        1997       1996       1995       1994       1993
                                                              -----------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Real estate assets, net of accumulated depreciation.......   $  95,600   $ 100,152  $  90,710  $  72,319  $  62,450  $  61,610
  Total assets..............................................     104,546     113,950     97,651     73,730     59,957     64,516
  Debt......................................................      37,868      76,507     73,416     69,543     79,594    100,126
  Debt (related parties)....................................     156,632       1,975      2,546      3,051      2,889      1,433
  Total liabilities.........................................     200,779      84,299     80,826     76,199     83,720    104,117
  Partners' equity (deficit)................................     (96,233)     29,651     16,825     (2,469)   (23,763)   (39,601)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion includes forward-looking statements, including but not limited to statements with respect to our future financial performance, operating results, plans and objectives, as discussed in "Forward-Looking Statements." Actual results may differ materially from those currently anticipated, depending upon a variety of factors. The following discussion should be read in conjunction with the selected financial data and our financial statements and accompanying notes appearing elsewhere in this prospectus.

OVERVIEW

    In May 1998, we, the members of the Berg Group, John Kontrabecki and certain other persons entered into an acquisition agreement providing, among other things, for our acquisition of interests as the sole general partner of the operating partnerships. At the time, the operating partnerships held approximately 4.3 million rentable square feet of R&D property located in the Silicon Valley. The agreement also provided for the parties to enter into the pending projects acquisition agreement, the Berg land holdings option agreement and the exchange rights agreement, following stockholder approval. Effective July 1, 1998, we consummated our acquisition of the general partnership interests in the operating partnerships. We effected our purchase of the general partnership interests by issuing to each of the operating partnerships a demand note bearing interest at 7.25% per annum, aggregating approximately $35.2 million of principal payable no later than July 1, 2000. Effective July 1, 1998, all limited partnership interests in the operating partnerships were converted into 59,479,633 O.P. Units, representing ownership of approximately 87.89% of the operating partnerships, upon consummation of the acquisition. Each O.P. Unit may be exchanged for one share of common stock pursuant to certain exchange rights and is treated as a share of common stock on a fully diluted basis and also represents our minority ownership interests. At March 31, 1999, we owned an 11.92% general partnership interest in the operating partnerships, taken as a whole, on a weighted average basis. After the offering, we expect to own a 17.79% general partnership interest in the operating partnerships, taken as a whole, on a weighted average basis.

    On December 29, 1998, we sold 6,495,058 shares of common stock at a price of $4.50 per share to a number of accredited investors to complete our May 1998 private placements. The aggregate proceeds, net of fees and offering costs, of approximately $27.8 million were used to pay down amounts outstanding under the demand notes due to the operating partnerships. Also as of December 29, 1998, we and the limited partners in the operating partnerships entered into the exchange rights agreement, and we entered into the pending projects acquisition agreement and the Berg land holdings option agreement with the Berg Group and other sellers.

    At March 31, 1999, the outstanding balance under the demand notes that we owe to the operating partnerships was approximately $2.0 million. The principal of the demand notes, along with the interest expense, which is interest income to the operating partnerships, is eliminated in consolidation and is not included in the corresponding line items within the consolidated financial statements. However, the interest income earned by the operating partnerships, which is interest expense to us, in connection with this debt is included in the calculation of minority interest as reported on the consolidated statement of operations, thereby reducing our net income by this same amount. At present, our only means for repayment of this debt, be it in this form or refinanced with another lender, is through distributions received from the operating partnerships in excess of the amount of dividends to be paid to our stockholders.

    In April 1999, we acquired the Microsoft properties by purchasing all of the interests of Baccarat Shoreline LLC, which we have renamed Mission West Shoreline LLC, a wholly owned limited liability company. In the transaction, we assumed debt totaling approximately $57.1 million on a consolidated basis, and the former members of Baccarat Shoreline LLC received 13,206,629 O.P. Units, of which various members of the Berg Group received 12,467,058 O.P. Units.

    We intend to elect and qualify to be taxed as a REIT commencing with the taxable year ending December 31, 1999.

RESULTS OF OPERATIONS

    Our acquisition of the general partnership interests in the operating partnerships during the third quarter of 1998 substantially altered our operations. As a consequence, operating results for the three months ended March 31, 1999 are not meaningfully comparable to our operating results for the same period of 1998, and operating results for the year ended December 31, 1998 are not meaningfully comparable to operating results for the thirteen-month period ended December 31, 1997.

    COMPARISON OF THE THREE-MONTH PERIOD ENDED MARCH 31, 1999 TO THE THREE-MONTH
     PERIOD ENDED MARCH 31, 1998.

    For the three months ended March 31, 1999, rental revenues from real estate were approximately $14.0 million, which included an increase of approximately $753,000 over base rental revenues to reflect rental revenues on a straight-line basis. Tenant reimbursements were approximately $2.2 million, and other income, including interest, was approximately $149,000. Total expenses for the three months ended March 31, 1999, were approximately $8.8 million, of which approximately $8.4 million related directly to our real estate operations. General and administrative expenses accounted for the remainder of the expenses.

    The minority interest portion of income was approximately $6.7 million, resulting in net income of approximately $881,000 for the three months ended March 31, 1999. Minority interest represents the limited partners' ownership interest of 88.08%, on a weighted average basis as of March 31, 1999, in the operating partnerships.

    During the three months ended March 31, 1998, our assets consisted only of cash and receivables. Therefore, we had insignificant revenue-generating and cash-generating capabilities and minimal activities, aside from interest income and general and administrative expenses.

    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998 TO THE THIRTEEN-MONTH PERIOD
     ENDED DECEMBER 31, 1997.

    As of December 31, 1998, we owned a general partnership interest of 12.04%, 12.11%, 11.96% and 12.11% in Mission West Properties, L.P., Mission West Properties, L.P. I, Mission West Properties, L.P. II and Mission West Properties, L.P. III, respectively, which are the operating partnerships. We owned a 12.02% general partnership interest in the operating partnerships, taken as a whole, on a weighted average basis as of December 31, 1998.

    The acquisition of the general partnership interests in the operating partnerships was accounted for as a purchase. Our consolidated operating results for the year ended December 31, 1998 include the results of operations, assets and other financial data for the operating partnerships from July 1, 1998 to December 31, 1998, and our results of operations for the period from January 1, 1998 through December 31, 1998. Therefore, the results of operations for the year ended December 31, 1998 include only six months of activity for our current real estate operations.

    For the year ended December 31, 1998, rental revenues from real estate were approximately $27.3 million, which included an adjustment for straight-line rents of approximately $1.6 million. Tenant reimbursements were approximately $4.2 million and other income, including interest, totaled approximately $278,000. Total expenses for 1998 were approximately $20.0 million, of which approximately

$18.4 million related directly to newly acquired real estate operations. General and administrative expenses accounted for the remainder of our expenses.

    The minority interest's portion of income was approximately $12.0 million, resulting in a consolidated net loss of approximately $221,000 to us for the same period. Minority interest represents the limited partners' ownership interest of 87.98%, on a weighted average basis, in the operating partnerships.

    During the fiscal year ended December 31, 1997, we sold our entire real estate portfolio of 11 properties. Upon completion of the sale of nine of the properties, we received approximately $50.5 million in cash, from which we repaid all debt encumbering the properties, thereby eliminating all future interest expense, and paid a majority of the related transaction costs, including $3.0 million in "break-up" fees from previously terminated sales transactions. We recognized a net gain of approximately $4.7 million on the sale. In addition, we declared and paid a special dividend of $9.00 per share on February 27, 1997 to stockholders of record on February 19, 1997 and a special cash distribution of $3.30 per share on October 21, 1997 to stockholders of record on August 28, 1997. Accordingly, a comparison of the operating results for that period with the operating results for the year ended December 31, 1998 is not meaningful and has been omitted.

    COMPARISON OF THE THIRTEEN-MONTH PERIOD ENDED DECEMBER 31, 1997 TO THE
     FISCAL YEAR ENDED NOVEMBER 30, 1996

    During the month ended December 31, 1997, we held minimal assets, primarily cash and cash equivalents held as temporary investments which we obtained from sales of common stock. We recognized interest income in the amount of approximately $27,000 and general and administrative expenses of approximately $139,000, resulting in a net loss before income tax benefit of approximately $112,000 for the month ended December 31, 1997. During the 12-month period ended November 30, 1997, our activities consisted of selling our existing portfolio of real estate, paying our debts, making distributions to stockholders and raising additional capital through the sale of common stock to the Berg Group and its co-investors. During fiscal year 1996, we continued to focus operating efforts on managing our real estate portfolio of eleven operating projects; no properties were sold and no development occurred during the year. In addition to managing the portfolio, we entered into an agreement to sell the portfolio in July 1996. Thereafter, our efforts involved winding up our real estate operations until our transactions with the Berg Group and other investors in 1997.

CHANGES IN FINANCIAL CONDITION

    MARCH 31, 1999 COMPARED TO DECEMBER 31, 1998

    During the first quarter of 1999, we acquired a newly constructed R&D property located on Santa Teresa Boulevard in San Jose, California from the Berg Group under the pending projects acquisition agreement. This property contains approximately 55,000 square feet of rentable space. The total acquisition price for this property was approximately $8.6 million. We assumed approximately $3.5 million of debt due to the Berg Group, as well as other liabilities of approximately $88,000, and issued 694,030 O.P. Units to members of the Berg Group.

    Borrowings outstanding at March 31, 1999 under the line of credit with Wells Fargo Bank, N.A. were approximately $18.5 million, with availability of approximately $81.5 million.

    In February 1999, a former officer of our corporation purchased 15,000 shares pursuant to an option at $4.50 per share. The total proceeds to us were approximately $67,000.

    DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997

    As a result of our acquisition of the general partnership interests and control of the operating partnerships, our financial statements consolidate the financial position and results of the operating partnerships, effective as of July 1, 1998. Accordingly, through our general partnership interests, as of December 31, 1998 we owned, operated and managed 71 properties representing 4.5 million rentable square feet.

    On September 23, 1998, in our capacity as the general partner of the operating partnerships, we obtained a loan from Prudential Insurance Company of America in the amount of $130 million. We used the net proceeds of the loan to repay approximately $14.2 million of mortgage notes payable, and used the remaining amount to reduce the outstanding principal balance owing under the mortgage notes payable to the Berg Group, which is a related party. The loan is cross-collateralized and secured by a single deed of trust encumbering 18 properties improved with 24 buildings and consisting of approximately 1.7 million square feet of rentable space, all of which are owned by the operating partnerships. The loan bears interest at a fixed rate of 6.56% per annum, matures on October 15, 2008 and is payable in monthly installments of approximately $827,000, which includes principal, based upon a 30-year amortization, and interest. The Prudential secured loan has a substantial prepayment penalty. The loan is nonrecourse to the operating partnerships and us, except with respect to certain matters such as environmental liability relating to the encumbered properties, the payment of taxes and assessments with respect to the encumbered properties, the responsibility to return security deposits to the tenants of the encumbered properties, insurance or condemnation proceeds that are not properly applied under the terms of the loan, damages that result from early termination or amendment to specified major leases, waste of the subject properties, bankruptcy or insolvency of any of the operating partnerships or us, and any fraud or misrepresentations by us or the operating partnerships in connection with the loan. In addition, some limited partners have guaranteed portions of the loan.

    On September 30, 1998, the operating partnerships assumed a line of credit with Wells Fargo Bank, N.A. from the Berg Group. The Wells Fargo line matures in October 1999 and bears interest at the lesser of (a) the Wells Fargo Prime Rate in effect on the first day of each calendar month; (b) LIBOR plus 1.65%; and (c) the Wells Fargo Funds Rate quoted on the first day of each calendar month plus 1.65%. Borrowings outstanding at December 31, 1998 were approximately $27.2 million, with availability of approximately $72.8 million.

    During the fourth quarter of 1998, we closed the acquisition of two newly constructed R&D properties located on Richard Avenue in Santa Clara, California and Hellyer Avenue in San Jose, California. These acquisitions added approximately 163,000 square feet of rentable space and were acquired from the Berg Group under the Berg land holdings option agreement and the pending projects acquisition agreement. The total acquisition price for these two properties was approximately $13.7 million. Through the operating partnerships, we assumed approximately $9.6 million of debt due to the Berg Group and issued 672,064 O.P. Units, of which 618,684 O.P. Units were issued to various members of the Berg Group.

    On March 30, 1998, Michael J. Anderson, our former Vice President and Chief Operating Officer, purchased 200,000 shares of common stock at $4.50 per share in exchange for a $900,000 note payable to us and due March 30, 2003. The note is a full recourse promissory note bearing interest at an annual rate of 5.59% and is collateralized by a pledge of the shares. Additionally, in December 1998, Mr. Anderson acquired 25,000 shares of our common stock upon partial exercise of his option grant. The exercise price was $4.50 per share. Mr. Anderson resigned from the corporation effective April 30, 1999. Upon Mr. Anderson's resignation, we repurchased 117,361 of the 200,000 shares of common stock, and canceled the related share purchase obligation representing $528,000 of the original $900,000 note receivable. We waived interest expense of approximately $32,000 due on the portion of the note receivable relating to the canceled shares. The remaining $372,000 of the note receivable is collateralized by a pledge of 82,639 shares of common stock. We expect to receive payment of the balance of the note receivable during the second quarter of 1999.

    On December 29, 1998, we completed the sale of 6,495,058 shares of common stock, at a price of $4.50 per share, to a number of accredited investors in two May 1998 private placements. The aggregate proceeds to us, net of fees and offering costs, were approximately $27.8 million. We used the proceeds to pay outstanding amounts under the demand notes owed to the operating partnerships. Offering costs included 200,000 shares of common stock issued for services rendered with the placement of such shares.

    Following the sale of all 11 of our properties in 1997, coupled with the cash dividends paid to stockholders, only cash and receivables remained and, therefore, the resulting corporate entity had insignificant revenue-generating and cash-generating capabilities and minimal operations, aside from interest income and general and administrative expenses.

    DECEMBER 31, 1997 COMPARED TO NOVEMBER 30, 1996

    The receipt of private placement proceeds from an investment led by the Berg Group constituted our principal new activity during fiscal 1997. Accordingly, a comparison of the changes in financial condition between the fiscal years ended November 30, 1996 and December 31, 1997 is not meaningful and has been omitted.

LIQUIDITY AND CAPITAL RESOURCES

    We expect our principal sources of liquidity for distributions to stockholders, debt service, leasing commissions and recurring capital expenditures to be FFO, the proceeds of this offering and borrowings under our Wells Fargo line of credit or a replacement line of credit. We expect these sources of liquidity to be adequate to meet projected distributions to stockholders and other presently anticipated liquidity requirements in 1999, assuming the renewal or replacement of the Wells Fargo line of credit. We believe that we will be able to renew or replace this line of credit on acceptable terms, although we cannot assure you that we will succeed in doing so.

    At March 31, 1999, we had total indebtedness of approximately $199.3 million, including approximately $153.6 million of fixed rate mortgage debt, approximately $27.2 million of variable rate mortgage debt, including approximately $24.1 million of related party debt, and approximately $18.5 million of credit facility debt. Our total fixed debt included the Prudential secured loan balance of approximately $129.4 million and interest of approximately $827,000.

    During 1998, we assumed the $100.0 million Wells Fargo line of credit, which had an outstanding balance of approximately $18.5 million at March 31, 1999. The interest rate on the Wells Fargo line is variable and has ranged from approximately 6.49% to 7.37% since January 1997 to the present. The average rate during the first quarter of 1999 was 6.49%. The Wells Fargo line of credit is currently collateralized by 14 properties and is guaranteed by Mr. Berg and certain other members of the Berg Group. The Wells Fargo line of credit expires on October 1, 1999 and will need to be replaced. We are currently evaluating alternative sources of credit. We cannot assure you that we will be able to obtain a similar line of credit with similar terms, and our cost of borrowing could increase substantially.

    At March 31, 1999, our debt to total market capitalization ratio, calculated as total debt outstanding divided by the sum of total debt outstanding plus the market value of common stock on a fully diluted basis, was approximately 29.0% of our estimated total market capitalization of approximately $691.4 million. The closing price for a share of our common stock on AMEX was $7 1/8 per share on March 31, 1999.

    Effective April 1, 1999, we acquired the Microsoft project. Microsoft has signed a seven-year lease that provides for a first year's rent of $2.95 per square foot per month with annual rent increases of approximately 4%. The lease is triple net, and we receive a management fee equal to 1% of the annual base rent. In accordance with the lease terms, on April 1, 1999, Microsoft began paying monthly base rent of approximately $1.2 million for the first four buildings, consisting of approximately 415,700 rentable square feet. On June 1, 1999, Microsoft began paying monthly rent of approximately $295,000 for the fifth building, consisting of approximately 100,000 rentable square feet. Microsoft controls the construction of this facility, which is currently scheduled to be completed and ready for occupancy during the second half of 1999.

    Under the terms of the pending projects acquisition agreement, the acquisition price of the Microsoft project was approximately $116.5 million, determined as follows:

    - our assumption of $25.0 million of mortgage debt due to the Berg Group;

    - our assumption of the sellers' obligation to reimburse Microsoft for shell and tenant improvements of approximately $32.1 million; and

    - the issuance of 13,206,629 O.P. Units, at the agreed value of $4.50 per unit for a total of approximately $59.4 million.

    Under generally accepted accounting principles, the value of the O.P. Units was equal to the closing price of our common stock on April 30, 1999, the date the acquisition closed, or $7.50 per share as reported on the AMEX, resulting in our recorded purchase price of approximately $156.1 million for the Microsoft project.

    The debt owed to the Berg Group carries a variable interest rate equal to the rate applicable to the Wells Fargo line of credit, which was 6.49% annually at March 31, 1999 and is payable in full on demand. Interest accrues on the amount owed by us to Microsoft at an annual rate of approximately 7% from April 1, 1999. We expect to repay both obligations in full by August 31, 1999 from the proceeds of this offering or the Wells Fargo line of credit.

    MORTGAGE DEBT. The following table sets forth certain information regarding debt outstanding as of March 31, 1999 giving effect to related party mortgage debt and anticipated draws on the line of credit to pay tenant improvement and shell reimbursements assumed in connection with the acquisition of the Microsoft project effective April 1, 1999. The interest rate for the Wells Fargo Bank line of credit and the related party notes is equal to the lesser of (a) the Wells Fargo Prime Rate in effect on the first day of each calendar month; (b) LIBOR plus 1.65%, or (c) the Wells Fargo Purchased Funds Rate quoted on the first day of each calendar month plus 1.65%. The interest rate on the Citicorp U.S.A. Inc. mortgage note is equal to one month LIBOR plus 1.625%, adjusted monthly.

                                                                       PRO FORMA
                                                                      BALANCE AT
                                                                       MARCH 31,     MATURITY    INTEREST
DEBT DESCRIPTION                     COLLATERAL PROPERTIES               1999          DATE        RATE
---------------------------  --------------------------------------  -------------  -----------  ---------
                                                                         ($ IN
                                                                      THOUSANDS)
LINE OF CREDIT:
Wells Fargo Bank             1325-1810 McCandless Drive, Milpitas,     $  50,580         10/99    variable
                             CA
                                                                     -------------
MORTGAGE NOTES PAYABLE
 (RELATED PARTIES):
Berg & Berg Enterprises,     2033-2243 Samaritan Drive, San Jose,         49,080         12/99    variable
 Inc.                        CA
                                                                     -------------
MORTGAGE NOTES PAYABLE:
Great West Life & Annuity    6320 San Ignacio Ave., San Jose, CA           7,697          2/04      7.000%
 Insurance Company
Great West Life & Annuity    6540 Via del Oro, San Jose, CA                3,672          5/04      7.000%
 Insurance Company           6385 San Ignacio Ave., San Jose, CA
Prudential Capital Group     20400 Mariani, Cupertino, CA                  2,002          4/09      8.750%
New York Life Insurance      10440 Bubb Road, Cupertino, CA                  424          1/09      9.625%
 Company
Home Savings & Loan          10460 Bubb Road, Cupertino, CA                  513         12/06      9.500%
 Association
Amdahl Corporation           3120 Scott, Santa Clara, CA                   6,895          5/14      9.420%
Citicorp U.S.A. Inc.         2800 Bayview Drive, Fremont, CA               3,105          4/00    variable
Mellon Mortgage Company      3530 Bassett, Santa Clara, CA                 2,935          6/01      8.125%
Prudential Insurance         10300 Bubb, Cupertino, CA                   129,413         10/08      6.560%
 Company of America          10500 N. DeAnza, Cupertino, CA
                             4050 Starboard, Fremont, CA
                             45700 Northpoint Loop, Fremont, CA
                             45738 Northpoint Loop, Fremont, CA
                             450-460 National, Mountain View, CA
                             4949 Hellyer, San Jose, CA
                             6311-6351 San Ignacio, San Jose, CA
                             3236 Scott, Santa Clara, CA
                             3560-3580 Bassett, Santa Clara, CA
                             1135 Kern, Sunnyvale, CA
                             1212 Bordeaux, Sunnyvale, CA
                             1230 and 1250 E. Arques, Sunnyvale, CA
                             1170 Morse, Sunnyvale, CA
                             3540-3550 Bassett, Santa Clara, CA
                                                                     -------------
Mortgage Notes Payable Subtotal                                          156,656
                                                                     -------------
Total                                                                  $ 256,316
                                                                     -------------
                                                                     -------------

HISTORICAL CASH FLOWS

    Net cash provided by operating activities for the three months ended March 31, 1999 was approximately $9.3 million compared to net cash used in operating activities of approximately $405,000 for the same period in 1998. The change was a direct result of the Company's acquisition of its general partnership interests in the operating partnerships during the third quarter of 1998.

    Net cash used in investing activities was approximately $107,000 and zero for the three months ended March 31, 1999 and 1998, respectively. Cash used in investing activities during the quarter ended March 31, 1999 related solely to improvements made to existing real estate assets acquired as part of the Company's investment in the operating partnerships.

    Net cash used in financing activities was approximately $9.4 million for the three months ended March 31, 1999 compared to approximately $11,000 for the same period in 1998. During the quarter ended March 31, 1999, the Company reduced debt outstanding by utilizing cash generated from operating activities.

    Net cash provided by operating activities for the year ended December 31, 1998 was approximately $16.3 million compared to net cash used in operating activities of approximately $1.0 million and net cash provided by operating activities of $1.2 million for the thirteen-month period ended December 31, 1997 and the fiscal year ended December 31, 1996, respectively. The change was a direct result of our acquisition of the general partnership interests in each of the operating partnerships.

    Net cash used in investing activities was approximately $118,000 for the year ended December 31, 1998 compared to net cash provided by investing activities of approximately $46.2 million and $2.5 million for the thirteen-month period ended December 31, 1997 and the fiscal year ended November 30, 1996, respectively. Cash used in investing activities during 1998 related solely to improvements made to existing real estate assets acquired as part of our investment in the operating partnerships. Net cash provided by investing activities in 1997 related solely to the sales proceeds realized by us on the final disposition of our real estate holdings held prior to 1998.

    Net cash used in financing activities was approximately $21.5 million for the year ended December 31, 1998 compared to approximately $42.7 million and $1.2 million for the thirteen-month period ended December 31, 1997 and the fiscal year ended November 30, 1996, respectively. During 1998, we reduced debt outstanding by utilizing proceeds from new borrowings, issuing 6,495,058 shares of common stock for gross proceeds of approximately $28.3 million and utilizing cash provided by operating activities. During the thirteen-month period ended December 31, 1997, we repaid all debt outstanding at that time and made dividend payments aggregating approximately $18.9 million.

CAPITAL EXPENDITURES

    The properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. For the years ended December 31, 1994 through December 31, 1998, the recurring tenant improvement costs and leasing commissions incurred with respect to new leases and lease renewals of the properties previously owned or controlled by the Berg Group averaged approximately $1.5 million annually. We will have approximately 865,000 rentable square feet under expiring leases from January 1, 1999 through December 31, 2000. We expect that the average annual cost of recurring tenant improvements and leasing commissions related to the properties will be approximately $1.5 million annually from January 1, 1999 through December 31, 2000. We believe we will recover substantially all of these sums from the tenants under new or renewed leases through increases in rental rates. Until we actually sign the leases, however, we cannot assure you that this will occur. We expect to meet our long-term liquidity requirements for the funding of property acquisitions and other material non-recurring capital improvements through long-term secured and unsecured indebtedness and our issuance of additional equity securities.

FUNDS FROM OPERATIONS

    As defined by NAREIT, FFO represents net income (loss) before minority interest of O.P. unitholders, computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization, excluding amortization of deferred financing costs and depreciation of non-real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Management considers FFO an appropriate measure of performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. FFO should not be considered as an alternative for net income as a measure of profitability and it is not comparable to cash flows provided by operating activities determined in accordance with generally accepted accounting principles, nor is FFO necessarily indicative of funds available to meet our cash needs, including our need to make cash distributions to satisfy REIT requirements.

    Our definition of FFO also assumes conversion at the beginning of the period of all convertible securities, including minority interests that might be exchanged for common stock. Our FFO does not represent the amount available for management's discretionary use, as such funds may be needed for capital replacement or expansion, debt service obligations or other commitments and uncertainties.

    Furthermore, FFO is not comparable to similarly entitled items reported by other REITs that do not define FFO exactly as we do. FFO for the quarter ended March 31, 1999 and the year ended December 31, 1998, presented on a historical basis, are summarized in the table below:

                                                     THREE
                                                 MONTHS ENDED     YEAR ENDED
                                                   MARCH 31,     DECEMBER 31,
                                                     1999            1998
                                                 -------------  ---------------
                                                          (UNAUDITED)
                                                        ($ IN THOUSANDS)
Calculation of FFO:
  Net income (loss)............................    $     881       $    (221)
    Add back:
      Minority interest........................        6,724          12,049
      Real estate depreciation.................        2,703           5,410
                                                 -------------       -------
  FFO..........................................    $  10,308       $  17,238
                                                 -------------       -------
                                                 -------------       -------

    We intend to pay distributions to stockholders based upon total FAD, which is calculated as FFO less straight-lined rents, leasing commissions paid and capital expenditures made during the respective period. The calculation of FAD for the three months ended March 31, 1999 and the year ended December 31, 1998 is as follows:

                                                                THREE
                                                             MONTHS ENDED      YEAR ENDED
                                                            MARCH 31, 1999  DECEMBER 31, 1998
                                                            --------------  -----------------
                                                                       (UNAUDITED)

                                                                    ($ IN THOUSANDS)
FFO.......................................................    $   10,308           17,238
Less:
  Straight-line rents.....................................           753            1,624
  Leasing commissions.....................................            78              140
  Capital expenditures....................................           108              118
                                                                 -------           ------
FAD.......................................................    $    9,369           15,356
                                                                 -------           ------
                                                                 -------           ------

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk for changes in interest rates relates primarily to our current and future debt obligations. We are vulnerable to significant fluctuations of interest rates on our floating rate debt, and pricing on our future debt.

    The following table provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Average interest rates are based on implied LIBOR for the respective time period. Fair value approximates book value for fixed rate debt. Of the fair value of secured notes payable, approximately $129.4 million represents the Prudential secured loan. This table gives effect to the acquisition of the Microsoft project, which was effective on April 1, 1999.

                               1999       2000       2001       2002       2003     THEREAFTER    TOTAL     FAIR VALUE
                             ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------
                                                                 ($ IN THOUSANDS)
VARIABLE RATE DEBT:
Secured line of credit.....  $  50,580         --         --         --         --          --  $   50,580  $   50,580
Average interest rate......       6.93%        --         --         --         --          --
Secured notes payable
  (related parties)........  $  49,080         --         --         --         --          --  $   49,080  $   49,080
Average interest rate......       6.93%        --         --         --         --          --
Secured notes payable......             $   3,105         --         --         --          --  $    3,105  $    3,105
Average interest rate......                  7.13%        --         --         --          --

FIXED RATE DEBT:
Secured notes payable......  $   1,657  $   2,351  $   5,137  $   2,578  $   2,768  $  139,060  $  153,551  $  153,551
Average interest rate......       6.80%      6.80%      6.80%      6.80%      6.80%       6.80%

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    We do not believe that recently issued accounting standards will materially impact our financial statements.

YEAR 2000

    INTRODUCTION

    The term "Year 2000 issue" is a general term used to describe various problems that may result from the improper processing by computer systems of dates after 1999. These problems could result in a system failure or miscalculations causing disruptions of operations.

    Our efforts to address Year 2000 issues consist of reviewing our computer information systems, evaluating other computer systems that do not relate to our internal information systems but include embedded technology at our properties, such as security, heating, ventilation and air conditioning, elevator, fire and safety systems, and communicating with certain significant third-party service providers to determine whether there will be any interruption in their systems that could affect us.

    OUR STATE OF READINESS

    INFORMATION TECHNOLOGY SYSTEMS. We have reviewed our information technology systems and have contacted vendors to determine whether such systems are Year 2000 compliant. Based upon our inquiries, we have determined that our primary network operating system, Windows NT Server 4.0, and all of our desktop personal computers are Year 2000 compliant. The vendor for our property management and accounting software has advised us that it will provide a Year 2000 compliant software upgrade to us during the third quarter of 1999.

    EMBEDDED SYSTEMS. We believe that, in most cases, under the lease terms it is the tenant's sole responsibility to ensure that the embedded systems, providing, for example, building security, heating, ventilation, air conditioning, fire alarms and sprinklers, and elevator service, are Year 2000 compliant. We have made limited inquiries to the vendors for some of the embedded systems used on our properties.

Based upon responses to those inquiries, we are not aware of any systems that are not Year 2000 compliant.

    COSTS TO ADDRESS OUR YEAR 2000 ISSUES

    THIRD PARTY RELATIONSHIPS. We plan to contact third parties, such as utility companies, financial institutions and our transfer agent, that provide important services to us and ascertain whether those third parties are aware of Year 2000 issues that would adversely impact our operations. At this time, we do not intend to contact all of our third party service providers or our tenants, however.

    RISKS PRESENTED BY YEAR 2000 ISSUES AND OUR CONTINGENCY PLAN

    We have not budgeted any amount to address Year 2000 issues. Because our Year 2000 assessment is ongoing and additional funds may be required as a result of future findings, we may need to accrue amounts as a result of unanticipated delays or preparedness issues. While our efforts to address our Year 2000 issues may involve additional costs, we believe, based on available information, that these costs will not have a material adverse effect on our financial condition, results of operations and ability to make cash distributions to our stockholders. Although we have concluded that many of our tenants are responsible for certain Year 2000 compliance costs, there is a possibility that certain tenants will not agree with such conclusions.

    At this time, we have not identified any specific business functions that are likely to suffer material disruption as a result of Year 2000-related events. Due to the unique and pervasive nature of the Year 2000 issues, it is not possible to anticipate each of the wide variety of Year 2000 events, particularly outside of our internal operations, that might arise in a worst case scenario and have a material adverse effect on our financial condition, results of operations and ability to make cash distributions to our stockholders.

    A reasonably likely worst case scenario might be the failure of an energy management system in a building. Such a failure could adversely affect the environmental conditions of the occupied space, creating discomfort and inconvenience to the tenants until the condition could be manually corrected. Persistence of this problem for a long period of time could result in an increase in operating costs for the building until the energy management system is restored to proper operations.

    We utilize computer software for our corporate and real property accounting records and to prepare our financial statements. If necessary, we could prepare all required accounting entries manually without incurring material additional operating expenses.

    Conceivably, tenants of the properties could experience delays in processing their accounting records and making required lease payments if they encounter Year 2000 compliance problems. We do not believe that any such delays would have a material adverse effect on us.

    Although we believe that our estimates and expectations concerning the scope and cost of Year 2000 issues that we may confront are based on reasonable assumptions, our actual cost, progress and expenses with respect to our plan to address Year 2000 issues could differ materially from those set forth in the foregoing forward-looking statements. Factors which could have a material adverse effect on our results and progress include, but are not limited to, changes in the expenses or delays in our identification and upgrade or replacement of computer systems that do not relate to information technology but include embedded technology, and the Year 2000 compliance of vendors, including vendors of our computer information systems, or third party-service providers, including our primary bank. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

                                    BUSINESS

OVERVIEW

    We acquire, market, lease and manage R&D properties, primarily located in the Silicon Valley portion of the San Francisco Bay Area. We currently own and manage 77 properties totaling approximately 5.1 million square feet and believe that we have one of the largest portfolios of R&D properties in the Silicon Valley. This class of properties is designed for research and development and office uses and, in some cases, includes space for light manufacturing operations with loading docks. The four tenants who lease the most square footage from us are Microsoft Corporation, Amdahl Corporation (a subsidiary of Fujitsu Limited), Apple Computer, Inc. and Cisco Systems, Inc.

    In July 1998, we acquired approximately 3.8 million rentable square feet of Silicon Valley R&D properties previously controlled by the Berg Group. In addition, we acquired ten properties with approximately 560,000 rentable square feet from entities controlled by third parties in which Berg Group members were significant owners.

    Through various property acquisition agreements with the Berg Group, we have the right to purchase, on pre-negotiated terms, R&D and other types of office and light industrial properties that the Berg Group develops in the future. With in-house development, architectural and construction personnel, the Berg Group continues to focus on a full range of land acquisition, development and construction activities for R&D properties, often build-to-suit, to meet the demands of Silicon Valley information technology companies. As the developer, the Berg Group takes on the risks of purchasing the land, obtaining regulatory approvals and permits, financing construction and leasing the properties. Since September 1998, we have acquired approximately 733,000 additional rentable square feet of R&D properties from the Berg Group under these agreements.

OUR RELATIONSHIP WITH THE BERG GROUP

    Through a series of transactions occurring between May 1997 and December 1998, we have become the vehicle for substantially all of the Silicon Valley R&D property activities of the Berg Group. We are now the general partner pursuant to the partnership agreements of the operating partnerships and, along with members of the Berg Group and other individuals, are party to an exchange rights agreement, a pending projects acquisition agreement and the Berg land holdings option agreement. Each agreement defines the material rights and obligations among us, the Berg Group members, and other parties to those agreements. Among other things, these agreements give us rights to:

    - control the operating partnerships;

    - acquire, on pre-negotiated terms, existing, identified R&D properties under development by the Berg Group;

    - acquire, on pre-negotiated terms, all future R&D properties developed by the Berg Group on land currently owned or acquired in the future; and

    - acquire R&D, office and industrial properties identified by the Berg Group in California, Oregon and Washington.

    Under these agreements, our charter or our bylaws, the Berg Group has the right to:

    - designate two of five nominees for director to be elected by our stockholders, subject to its maintenance of certain ownership interests;

    - participate in our securities offerings;

    - exchange its O.P. Units for our common stock;

    - vote on major transactions, subject to its maintenance of certain ownership interests; and

    - prevent us from selling properties when the sale will have adverse tax consequences to it.

    Carl E. Berg has been engaged in the development and long-term ownership of Silicon Valley real estate for approximately 30 years. In 1969, Mr. Berg foresaw the rising demand for efficient, multi-purpose facilities for the rapidly growing information technology industry in the Silicon Valley and began developing R&D properties to meet this demand. Since 1972, in addition to his real estate activities, Mr. Berg also has been actively involved in venture capital investments in many information technology companies in the Silicon Valley, including such companies as Amdahl Corporation, Sun Microsystems, Inc., and Integrated Device Technologies, Inc. He serves on the board of directors of numerous information technology companies. These activities have helped Mr. Berg develop a detailed understanding of the real estate requirements of information technology companies, acquire valuable market information and increase his name recognition within the venture capital and entrepreneurial communities. We believe that Mr. Berg's substantial knowledge of and contacts and name recognition in the information technology industry provide a significant benefit to us.

BUSINESS STRATEGY

    Our acquisition and growth strategy incorporates the following elements:

    - working with the Berg Group to take advantage of their abilities and resources to pursue development opportunities which we have an option to acquire upon completion and leasing;

    - capitalizing on opportunistic acquisitions from third parties of high-quality R&D properties that provide attractive initial yields and significant potential for growth in cash flow;

    - continued focus on general purpose, single-tenant Silicon Valley R&D properties for information technology companies to capitalize on our extensive contacts in these companies and our extensive knowledge of their real estate needs; and

    - maintaining operating principles for prudent financial management that emphasize current cash flow as well as long-term value in the company's acquisition and financing policies, the pre-leasing of buildings prior to acquisition or development to reduce the risks of owning them and the maintenance of sufficient liquidity to acquire and finance properties on desirable terms.

    ACQUIRING PROPERTIES DEVELOPED BY THE BERG GROUP

    We anticipate that most of our growth in the foreseeable future will come from the acquisition of new R&D properties that are either currently under development or developed in the future by the Berg Group. These acquisitions will be completed on pre-negotiated terms under the pending projects acquisition agreement and the Berg land holdings option agreement. During the remainder of 1999 and through the second quarter of 2000, we expect to acquire a total of approximately 783,000 additional rentable square feet currently under development. In addition to projects currently under development, the Berg land holdings option agreement gives us the right to acquire future developments by the Berg Group on up to 116 additional acres of land currently controlled by the Berg Group, which could support approximately 1.9 million square feet of new development. Under that agreement, we also have an option to purchase all land acquired, directly or indirectly, by Carl E. Berg or Clyde J. Berg that has not been improved with completed buildings and which is zoned for, intended for or appropriate for research and development, office and/or industrial development or use in the states of California, Oregon and Washington. In addition, Carl E. Berg has agreed not to directly or indirectly acquire or develop any real property zoned for office, industrial or R&D use in the states of California, Oregon and Washington without first disclosing and making the acquisition opportunity available to us. Our Independent Directors Committee will decide whether we will assume the opportunity presented to us by Mr. Berg. This restriction will expire when there is no Berg Group nominee on our board of directors and the Berg Group's fully diluted ownership percentage, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units, falls below 25%.

    PENDING PROJECTS ACQUISITION AGREEMENT. In December 1998, we entered into the pending projects acquisition agreement with members of the Berg Group, under which we will acquire approximately 1.0 million additional rentable square feet upon the completion and leasing of a number of pending development projects owned by them. To date, we have acquired approximately 623,000 rentable square feet of such projects. Based upon the agreement, when we acquire properties from the Berg Group, the Berg Group members may obtain cash or, at their option, O.P. Units for their equity interests in the properties. We have reserved, and our stockholders have approved, the issuance of a maximum of 33,919,072 shares of our common stock upon exchange of O.P. Units issuable in exchange for the pending development projects. To date, 14,305,825 O.P. Units have been issued for new property, including the Microsoft project.

    We will acquire the pending projects upon the following terms:

    - The acquisition price is payable in cash or, at the option of the Berg Group, in O.P. Units valued at $4.50 per O.P. Unit, which was the price per share of our common stock in May 1998, when we agreed to the terms of the pending projects acquisition agreement.

    - The Berg Group will build and deliver each completed and fully-leased R&D property in the pending development projects to the operating partnerships at an acquisition price equal to the average monthly rental rate per square foot over the term of the lease divided by an agreed upon capitalization rate, which ranges from 14.0% to 16.0%, minus the amount of debt encumbering the property.

    - The closing for the acquisition of an individual R&D property within a project will occur only when the building has been completed and leased, unless otherwise agreed by the parties.

    - Leases will be on commercially reasonable terms and conditions.

    - All action taken by us under the pending projects acquisition agreement must be approved by a majority of the members of the independent directors committee of our board of directors.

    For a discussion of risks associated with the pending projects acquisition agreement and related transactions, see "Risk Factors--Our contractual business relationships with the Berg Group present additional conflicts of interests which may result in the realization of economic benefits or the deferral of tax liabilities by the Berg Group without equivalent benefits to our stockholders."

    The following table presents certain information concerning projects subject to the pending projects acquisition agreement as of April 30, 1999. Management believes the current market capitalization rate for good quality Silicon Valley R&D properties is approximately 8.5% to 9.5%.

                                                               PROJECTED        PROJECTED        ESTIMATED
                                   APPROXIMATE   ANTICIPATED      NET        MONTHLY RENTAL        TOTAL          AGREED
                                  RENTABLE AREA  ACQUISITION  ANNUAL BASE    RATE PER SQUARE    ACQUISITION   CAPITALIZATION
PROPERTY                          (SQUARE FEET)    PERIOD         RENT            FOOT             PRICE           RATE
--------------------------------  -------------  -----------  ------------  -----------------  -------------  ---------------
Richard Avenue..................       58,740       Q3 1999    $  599,148       $    0.85      $   3,744,675          16.0%
Automation Park.................       80,640       Q3 1999     1,354,752            1.40          9,676,800          14.0
Automation Park.................       80,640       Q3 1999     1,257,984            1.30          8,985,600          14.0
Automation Park.................       61,056       Q3 1999       952,474            1.30          6,803,386          14.0
Automation Park.................      114,028       Q2 2000     1,778,836            1.30         12,705,971          14.0
                                  -------------               ------------                     -------------
TOTAL...........................      395,104                  $5,943,194                      $  41,916,432
                                  -------------               ------------                     -------------
                                  -------------               ------------                     -------------

    The time required to complete the leasing of developments varies from project to project. Generally, we will not acquire any of the above projects until they are fully completed and leased. We cannot assure you that the acquisition date and final cost to us as indicated above will be realized. Although the capitalization rates have been agreed upon and will not change, the sellers of the pending development projects may elect to receive cash or O.P. Units at the value of $4.50 per unit, which was set in May 1998 based on the selling price for our shares in private placement transactions with unrelated purchasers. This valuation represents a substantial discount from the current price of our common stock and may be substantially lower than the value of our common stock at the future issuance dates of the O.P. Units. Under generally accepted accounting principles, the acquisition cost in the form of O.P. Units issued will be calculated based upon the current market value of our common stock on the date the acquisition closes. Consequently, our actual cost of these future acquisitions as well as the actual capitalization rate for accounting rather than cash purposes will depend in large part on the percentage of the fixed acquisition value paid for by the issuance of O.P. Units and the price of the common stock on the closing of the acquisition.

    BERG LAND HOLDINGS OPTION AGREEMENT. We believe that control of high quality, developable land is an important strategic factor for continued success in the Silicon Valley market. In December 1998, we entered into the Berg land holdings option agreement under which we have the option to acquire any future R&D, office and industrial property developed by the Berg Group on land currently owned or optioned, or acquired for these purposes in the future, directly or indirectly, by Carl E. Berg or Clyde J. Berg. To date, we have acquired one leased R&D property totaling approximately 110,000 rentable square feet under this agreement at a cost of approximately $9.5 million, for which we issued 266,898 O.P. Units and assumed debt of approximately $7.2 million. The principal terms of the agreement include the following:

    - So long as the Berg Group members and their affiliates own or have the right to acquire shares representing at least 65% of our common stock on a fully diluted basis, we will have the option to acquire any building developed by any member of the Berg Group on the land subject to the agreement at such time as the building has been leased. Upon our exercise of the option, the acquisition price will equal the sum of:

       (1) the full construction cost of the building; plus

       (2) 10% of the full construction cost of the building; plus

       (3) interest at LIBOR plus 1.65%, which rate is consistent with the borrowing cost under our existing line of credit, on the amount of the full construction cost of the building for the period from the date funds were disbursed by the developer to the close of escrow; plus

       (4) the original acquisition cost of the parcel on which the improvements will be constructed, which range from $8.50 to $20.00 per square foot for land currently owned or under option; plus

       (5) 10% per annum of the amount of the original acquisition cost of the parcel from the later of January 1, 1998 and the seller's acquisition date, to the close of escrow; minus

       (6) the aggregate principal amount of all debt encumbering the acquired property.

    - The acquisition cost, net of any debt, will be payable in O.P. Units valued at the average closing price of our common stock over the 30-trading-day period preceding the acquisition or in cash, at the option of the Berg Group.

    - We must assume all tax assessments.

    - If we elect not to exercise the option with respect to any property, the Berg Group may hold and lease the property for its own account, or may sell it to a third party.

    - All action taken by us under the Berg land holdings option agreement must be approved by a majority of the members of the independent directors committee of our board of directors.

    The following table presents certain information concerning currently identified land or projects that we have the right to acquire under the Berg land holdings option agreement. The property at Fremont & Cushing is subject to an option held by members of the Berg Group, which they are not obligated to exercise. The Berg Group's option expires in January 2000. Acquisition of the land is subject to receipt of building permits and the resolution of issues concerning the set aside of wetlands. The Berg Group intends to propose offsite mitigation to the Army Corps of Engineers. If this mitigation cannot be obtained, the buildable site would be reduced to approximately 22 acres and 335,000 rentable square feet. If the Berg Group fails to exercise its option, we will be unable to acquire that property.

                                                                                      PROJECTED      ESTIMATED TOTAL
                                                                     PROJECTED       ACQUISITION       ACQUISITION
PROPERTY                                              NET ACRES    RENTABLE AREA       PERIOD             PRICE
--------------------------------------------------  -------------  -------------  -----------------  ----------------
UNDER CONSTRUCTION:
Fontanosa.........................................            5          77,000          Q3 1999      $    7,226,000
Hellyer/Branham...................................           24         311,000          Q1 2000          25,000,000
                                                            ---    -------------                     ----------------
Subtotal..........................................           29         388,000                           32,226,000
                                                            ---    -------------                     ----------------

AVAILABLE LAND:
King Ranch........................................           85       1,370,000
Hellyer & Piercey.................................            7         113,000
Fremont & Cushing.................................           24         387,000
                                                            ---    -------------
Subtotal..........................................          116       1,870,000
                                                            ---    -------------
Total.............................................          145       2,258,000
                                                            ---    -------------
                                                            ---    -------------

    The time required to complete the leasing of developments varies from property to property. Generally, we will not acquire any of the above projects until they are fully completed and leased. We cannot assure you that the acquisition date and our final cost as indicated above will be realized. No estimate can be given at this time as to our total cost to acquire projects under the Berg land holdings agreement, nor the timing as to when we will acquire any of the projects.

    Although we expect to acquire the new properties available to us under the terms of the pending projects acquisition agreement and the Berg land holdings option agreement, we cannot assure you that we will consummate any of the intended transactions, including any of those discussed above. Furthermore, we have not yet determined the means by which we would acquire and pay for any such properties or the impact of any of the acquisitions on our business, results of operations, financial condition or available cash for distribution. See "Risk Factors--Our contractual business relationships with the Berg Group present additional conflicts of interests which may result in the realization of economic benefits or the deferral of tax liabilities by the Berg Group without equivalent benefits to our stockholders."

    OPPORTUNISTIC ACQUISITIONS

    In addition to our principal opportunities under the pending projects acquisition agreement and the Berg land holdings option agreement, we believe our acquisitions experience, established network of real estate and information technology professionals and overall financial condition will continue to provide opportunities for external growth. In general, we will seek opportunistic acquisitions of high quality, well located Silicon Valley R&D properties in situations where illiquidity or inadequate management permit their acquisition at favorable prices, and where our management skills and knowledge of Silicon Valley submarkets may facilitate increases in cash flow and asset value. Furthermore, our use of the operating partnership structure gives prospective sellers the opportunity to contribute properties on a tax-deferred basis in exchange for O.P. Units. This capacity to complete tax-deferred transactions with sellers of real property will further enhance our ability to acquire additional properties.

    FOCUS ON SINGLE TENANT SILICON VALLEY R&D PROPERTIES

    We intend to continue to emphasize the acquisition of single-tenant rather than multi-tenant properties, a practice that has contributed to the relatively low turnover and high occupancy rates on our properties. We believe that the relatively small number of tenants (88) occupying our 77 properties, mostly under the triple-net lease structure, allows us to efficiently manage the properties and to serve our tenants' needs without extensive in-house staff or the assistance of a third-party property management organization. In addition, this emphasis allows us to incur less expense for tenant improvements and leasing commissions than multi-tenant, high turnover property owners. This strategy also reduces the time and expense associated with obtaining building permits and other government approvals. We believe that the relatively stable, extended relationships which we have developed with our key tenants are valuable in the expansion of our business.

    OPERATIONS

    We will operate as a self-administered, self-advised and self-managed REIT with our own employees. Generally, as the sole general partner of the operating partnerships, we control the business and assets of the operating partnerships and have full and complete authority, discretion and responsibility with respect to the operating partnerships' operations and transactions, including, without limitation, acquiring additional properties, borrowing funds, raising new capital, leasing buildings and selecting and supervising all agents of the operating partnerships.

    Although most of our leases are triple net and building maintenance and tenant improvements are the responsibility of the tenants, from time to time we may be required to undertake construction and repair work at our properties. We will bid all major work competitively to subcontractors. Members of the Berg Group may participate in the competitive bidding for the work.

    We generally will market the properties and negotiate leases with tenants ourselves. We make the availability of our properties known to the brokerage community to garner their assistance in locating prospective tenants. As a result, we expect to retain our policy of paying fixed commissions to tenants' brokers.

    We believe that our business practices, including the following, provide us with competitive advantages:

    - EXTERNAL DEVELOPMENT AFFILIATE. The Berg Group operates as our development entity. We have the the obligation to acquire projects developed by the Berg Group under the pending projects acquisition agreement. We also have an option to purchase all future R&D, office and industrial property development of the Berg Group on land currently held or acquired directly or indirectly by Carl E. Berg or Clyde J. Berg that is zoned for those purposes and located in California, Oregon and Washington following completion and lease-up of the property. Our option will terminate when the Berg Group's ownership percentage falls below 65% of our common stock calculated on a fully-diluted basis. Carl E. Berg has agreed to refer to us, and not acquire through the Berg Group, all opportunities to acquire the same kinds of real property in these states that he identifies in the future, until the Berg Group's fully-diluted ownership percentage falls below 25% and there is no Berg Group nominee on our board of directors. The acquisition terms and conditions for the existing and identified projects have been pre-negotiated and are documented under the pending projects acquisition agreement, and the Berg land holdings option agreement, as amended by the supplemental agreement. This relationship provides us with the economic benefits of development while eliminating development and initial lease-up risks. It also provides us with access to one of the most experienced development teams in the Silicon Valley without the expense of maintaining property development personnel.

    - LEAN, EXPERIENCED ORGANIZATION. In part because of our primary focus on the Silicon Valley, our experience with the special real estate requirements of information technology tenants and the long-term, triple-net structure of our leases, we are able to conduct and expand our business with a small management team comprised of highly qualified and experienced professionals working within a relatively flat organizational structure. We believe that the leanness, experience and continuity of our management team will enable us to rapidly assess and respond to market opportunities and tenant needs, control operating expenses and develop and maintain excellent relationships with tenants. We further believe that these advantages translate into significantly lower costs for operations and give us the ability, along with the Berg Group, to compete favorably with other R&D property developers in the Silicon Valley, especially for build-to-suit projects subject to competitive bidding. Furthermore, a lower cost structure should allow us to generate better returns from properties whose value can be increased through appropriate remodeling and efficient property management.

    - SOUND PROPERTY MANAGEMENT PRACTICES. For each property, our management team, along with the Berg Group staff, develop a specific marketing and property management program. We select vendors and subcontractors on a competitive bid basis from a select group of highly qualified firms with whom we maintain ongoing relationships and carefully supervise their work.


    We intend to maintain a ratio of debt to total market capitalization, calculated as the aggregate market value of our shares of common stock, plus the value of the O.P. Units on an as-converted basis, plus the amount of total debt, of no more than 50%. Our ratio of debt to total market capitalization was approximately 29.0% at March 31, 1999 and would have been 21.0%, on a pro forma as adjusted basis, which is reflected under "Capitalization." We may from time to time reevaluate our debt policy in light of then current economic conditions, relative costs of debt and equity capital, the market values of our properties, growth and acquisition opportunities and other factors. Subject to the need for more than 75% of the directors to approve debt increases above 50% of total market capitalization, we may modify our debt policy and increase or decrease our ratio of debt to total market capitalization.


LEGAL PROCEEDINGS

    Neither we, the operating partnerships nor the properties are subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, the operating partnerships or the properties. From time to time, we are engaged in legal proceedings arising in the ordinary course of our business, and we do not consider any of such proceedings to be material.

EMPLOYEES

    As of May 16, 1999, we employed 6 people, all of whom work at our executive offices at 10050 Bandley Drive, Cupertino, California 95014.

FACILITIES

    We sublease office space from the Berg Group at 10050 Bandley Drive and share clerical staff and other overhead on what we consider to be very favorable terms. The total monthly rent payable by us to the Berg Group is $6,720.

                                   PROPERTIES

GEOGRAPHIC AND TENANT FOCUS

    We focus on the facility requirements of information technology companies in the Silicon Valley, which include space for office, research and development, light manufacturing and assembly. With the Silicon Valley's highly educated and skilled work force, history of numerous successful start-up companies and large contingent of venture capital firms, we believe that this region will continue to spawn successful new high-growth industries and entrepreneurial businesses to an extent matched nowhere else in the United States. We believe that our focus and thorough understanding of the Silicon Valley real estate market enable us to:

    - anticipate trends in the market;

    - identify and concentrate our efforts on the most favorably located sub-markets;

    - take advantage of our experience and extensive contacts and relationships with local government agencies, real estate brokers and subcontractors, as well as with tenants and prospective tenants; and

    - identify strong tenants.

    All of our properties are general purpose R&D properties, located in desirable sub-markets of the Silicon Valley. Many of our properties have been developed for, or leased to, single tenants, many of which are large, publicly traded information technology companies. Most of our major tenants have occupied our properties for many years under triple-net leases that require the tenant to pay substantially all operating costs, including property insurance, real estate taxes and general operating costs.

LEASING

    The current leases for the properties typically have terms ranging from three to ten years. Most of the leases provide for fixed periodic rental increases. Substantially all of the leases are triple-net leases pursuant to which the tenant is required to pay substantially all of the operating expenses of the property, including all maintenance and repairs, excluding only certain structural repairs to the building shell, property taxes and insurance. Most of the leases contain renewal options which allow the tenant to extend the lease based on adjustments to then prevailing market rates, or based on fixed rental adjustments, which may be below market rates.

PROPERTY PORTFOLIO

    All of our properties are R&D properties. Generally, our properties are one- to four-story buildings of tilt-up concrete construction, have 3.5 or more parking spaces per thousand rentable square feet, clear ceiling heights of less than 18 feet, and range in size from 18,000 to 211,000 rentable square feet. Most of the office space is open and suitable for configuration to meet the tenants' requirements with the use of movable dividers.

    The following table sets forth certain information relating to our properties as of March 31, 1999, based upon the following adjustments or assumptions:

    - as adjusted to include the L'Avenida lease to Microsoft for five properties acquired effective as of April 1, 1999, four with rental revenues commencing on April 1, 1999, and one with rental revenues commencing on June 1, 1999;

    - the first month's rent for each of the five Microsoft properties has been multiplied by 12 to calculate 1999 annualized rent, and economic occupancy of these properties assumes the commencement of the leases on March 31, 1999;

    - annualized rent for all other properties equals March rent multiplied by 12;

    - no rent is included for vacant space as of March 31, 1999, which totaled 42,700 square feet; and

    - expiring leases are assumed to have been re-rented at a monthly rental rate equal to the amount of March rent.

                                                           ECONOMIC
                                               TOTAL       OCCUPANCY                                                MAJOR
                                NUMBER       RENTABLE        AS OF          1999                                  TENANTS'
                                  OF          SQUARE       MARCH 31,     ANNUALIZED                               RENTABLE
LOCATION                      PROPERTIES       FEET          1999           RENT          MAJOR TENANT(S)          SQ. FT.
--------------------------  ---------------  ---------  ---------------  ----------  --------------------------  -----------
L'Avenida.................             5       515,700           100%    $18,255,780 Microsoft Corporation          515,700
McCandless Technology                 14       706,367            94      8,385,217  Larscom, Inc.                  118,708
  Park....................
                                                                                     Arrow Electronics, Inc.        104,606
                                                                                     Mektec Corporation              51,602
                                                                                     Sherpa Corporation              50,768
                                                                                     Chartered Semiconductor
                                                                                       Manufacturing, Inc.           45,312
                                                                                     Panasonic Industrial
                                                                                       Company                       40,970
Triangle Technology                    7       416,527           100      4,679,876  Intevac Corporation            167,063
  Park....................
                                                                                     SDL, Inc.                      102,150
                                                                                     Maxell Corporation              63,812
10500 De Anza.............             1       211,000           100      4,338,840  Apple Computer, Inc.           211,000
6311-6351 San Ignacio.....             5       360,254           100      3,708,641  On Command Corporation         131,320
                                                                                     Sequel, Inc.                    66,042
                                                                                     Avnet, Inc.                     53,494
                                                                                     Photon Dynamics, Inc.           50,400
                                                                                     Teledex Corporation             30,000
2033-2243 Samaritan.......             3       235,122           100      2,907,732  Condor Systems, Inc.           110,490
                                                                                     Texas Instruments
                                                                                       Incorporated                  48,677
2610 N. First St. &.......             2       170,810           100      2,054,832  Comerica Bank--California       93,984
  75 E. Trimble                                                                      County of Santa Clara           63,310
4949 Hellyer Avenue.......             1       200,484           100      2,033,580  Cisco Systems Inc.             200,484
20605-705 Valley Green....             2       142,000           100      1,975,382  Apple Computer, Inc.           142,000
6320-6360 San Ignacio.....             1       157,292           100      1,559,271  Bell Sports, Inc.               63,638
                                                                                     Delrina/Symantec
                                                                                       Corporation                   45,000
5850-5870 Hellyer.........             1       109,715           100      1,303,416  Gadzoox Networks, Inc.          44,910
                                                                                     Clear Logic, Inc.               64,805
2001 Logic................             1        72,426           100      1,294,977  Motorola, Inc.                  72,426
1212 Bordeaux.............             1        71,800           100      1,273,344  TRW Incorporated                71,800
2251 Lawson...............             1       125,000           100      1,182,650  Amdahl Corporation             125,000
3120 Scott................             1        75,000           100      1,157,085  Amdahl Corporation              75,000
3301 Olcott...............             1        64,500           100      1,108,534  NEC Electronics, Inc.           64,500
3501 W. Warren Avenue-....             1        67,864           100      1,087,989  Alcatel Comptech, Inc.          51,864
  46600 Fremont Blvd.
20400 Mariani.............             1       105,000           100      1,008,000  Behring Diagnostics Inc.       105,000
6810 Santa Teresa.........             1        54,996           100        910,740  Quantum3D, Inc.                 54,996
4750 Patrick Henry........             1        65,780           100        907,764  Cisco Systems Inc.              65,780
140-150 Great Oaks-.......             2       104,349           100        839,496  Atcor Corporation               52,000
  6781 Via Del Oro                                                                   GSS/Array Technology            30,549
1250 Arques...............             4       200,000           100        755,923  Amdahl Corporation             200,000
4050 Starboard Drive......             1        52,232           100        752,141  Flash Electronics, Inc.         52,232
1600 Memorex Drive........             1       107,500           100        718,489  Sasco                          107,500
3236 Scott................             1        54,672           100        698,712  Celeleritek, Inc.               54,672
1650 Richard Ave..........             1        52,800           100        670,008  Forward Technology
                                                                                       Industries, Inc.              52,800
45700 Northport Loop                   1        47,570           100        669,960  Philips Electronics N.V.        47,570
  East....................
2800 Bayview..............             1        59,736           100        623,605  Concept System Design,
                                                                                     Inc.                            59,736

                                                           ECONOMIC
                                               TOTAL       OCCUPANCY                                                MAJOR
                                NUMBER       RENTABLE        AS OF          1999                                  TENANTS'
                                  OF          SQUARE       MARCH 31,     ANNUALIZED                               RENTABLE
LOCATION                      PROPERTIES       FEET          1999           RENT          MAJOR TENANT(S)          SQ. FT.
--------------------------  ---------------  ---------  ---------------  ----------  --------------------------  -----------
6540-6541 Via Del Oro.....             2        66,600           100%    $  608,072  Exsil Incorporated              20,076
  6385-6387 San Ignacio                                                              Alcatel Network Systems,
                                                                                       Inc.                          17,400
                                                                                     Modutek Corporation             17,400
48800 Milmont Drive.......             1        53,000           100        588,012  Premisys Communications
                                                                                     Inc.                            53,000
10460 Bubb................             1        48,302           100        579,624  General Surgical
                                                                                       Innovations, Inc.             48,302
45738 Northport Loop                   1        44,256           100        535,241  EIC Corporation                 44,256
  West....................
10300 Bubb................             1        23,400           100        393,120  Apple Computer, Inc.            23,400
1170 Morse................             1        34,750           100        381,864  CA Parkinsons Foundation        34,750
10401 Bubb................             1        20,330           100        378,138  Celerity Systems, Inc.          20,330
450 National..............             1        36,100           100        345,756  Savi Technology, Inc.           36,100
1190 Morse/405 Tasman.....             1        28,350           100        324,888  Coptec West                     28,350
1230 Arques...............             1        60,000           100        305,669  Amdahl Corporation              60,000
10440 Bubb Road...........             1        19,500           100        252,720  Linotext Digital Imaging        19,500
1135 Kern Avenue..........             1        18,300           100        244,622  Davicom Semiconductor,
                                                                                     Inc.                            18,300
6850 Santa Teresa.........             1        30,000           100        213,528  Magnex Corporation              30,000
                                      --     ---------                   ----------
Total.....................            77     5,089,384                   $72,013,238

    We own 100% of all of the properties, except for one of the buildings in the Triangle Technology Park, which is owned by a joint venture in which we, through an operating partnership, own a 75% interest, and the property at 10401 Bubb, which is owned by a joint venture in which we, through an operating partnership, own an 83.33% interest.

SILICON VALLEY R&D PROPERTY MARKET

    Santa Clara County, which comprises much of the Silicon Valley, including the San Jose metropolitan area, has grown in population from approximately 659,000 in 1960 to approximately 1.6 million in 1998, according to census data. Much of Santa Clara County's economic growth has been driven by the development and expansion of companies engaged in the information technology business. In recent years, space requirements and higher rents for R&D properties in Santa Clara County have led these and other technology-oriented companies to seek facilities at office parks located in southwestern Alameda County, southeastern San Mateo County and eastern Santa Cruz County. As a result, we believe that the term "Silicon Valley" refers to the more or less contiguous areas of R&D development in all four counties where a substantial number of high technology companies can be found.

    We believe that, in 1998, the overall condition of the Silicon Valley R&D market remained fundamentally strong. Despite recent weakness in some segments of the information technology business, the Silicon Valley remains one of the premier markets in the United States for rental rate growth. We believe that this trend is due, in part, to the region's geography. The Silicon Valley is bordered on two sides by mountains and on a third side by the San Francisco Bay. These natural barriers limit expansion of the marketplace by restricting the amount of new land available for additional development. Thus, we believe that control of high quality, developable land is an important strategic factor for continued success in the Silicon Valley R&D marketplace.

    According to BT Commercial, the total R&D property space in the Silicon Valley at the end of 1998 was approximately 131.6 million rentable square feet. Gross absorption for the R&D market for the year was approximately 14.8 million square feet. Showing signs of strength late in the year, gross absorption in the fourth quarter was approximately 4.5 million square feet, the highest quarterly gross absorption during 1998.

    The total available vacant space increased from 6.4 million to 14.1 million square feet in 1998, primarily as a result of an increase in sublease space. The completion of 3.7 million square feet of speculative development and 3.5 million square feet of build-to-suits during the year also contributed to the increased supply of available space. The increase in construction resulted in an increase in the vacancy rate of the entire Silicon Valley R&D market to 10.7% by the end of 1998. According to BT Commercial, however, the amount of construction in speculative development as well as build-to-suit development began to fall towards the end of 1998.

    Even with the increase in supply and the existence of turbulent financial markets during the year, the average asking monthly rental rate for R&D space in the Silicon Valley remained flat throughout 1998, at approximately $1.58 per square foot. Moreover, this market has been characterized by its substantial number of submarkets subject to varying conditions and factors. Factors affecting rental and vacancy rates include the R&D property's location, size, proximity to residential areas and freeways, tenant usage, the type of tenants occupying neighboring properties, architectual style and building configuration. Due to differences attributable to such factors, monthly rental rates ranged from $0.55 to $3.75 per square foot during 1998, and desirable buildings in some Silicon Valley cities routinely have commanded higher rents than comparable buildings in other cities in the area. Vacancy rates also vary considerably by submarket and by location within each submarket. Consequently, we do not believe that Silicon Valley R&D property market data or leasing trends necessarily reflect the leasing activities, financial prospects or future operations of our properties, which are discussed in "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Properties--Description of the Properties."

    The average asking rate for the Silicon Valley R&D market remained $1.58 per square foot per month at the end of the first quarter of this year, according to BT Commercial. New speculative construction continued coming on line during the quarter, increasing the vacancy rate to 11.9% from 10.7% in the previous quarter. According to BT Commercial, however, average asking rates and leasing activity remained steady. Build-to-suit and speculative construction levels appeared to be much lower than their levels in late 1998, indicating a slowdown in new construction.

    The following table sets forth square footage data, vacancy rates, and monthly rental rates by calendar quarter for R&D properties in the Silicon Valley and is taken from the "BT Commercial Real Estate Silicon Valley R&D Report, Q1 1999":

                                          Q1 1998        Q2 1998        Q3 1998        Q4 1998        Q1 1999
                                       -------------  -------------  -------------  -------------  -------------
Total building base..................    125,097,758    126,571,871    129,209,128    131,552,897    132,576,034
Direct availabilities................      3,949,532      4,550,321      7,260,121      9,076,738     11,121,361
Sublease availabilities..............      2,429,210      2,874,288      3,793,134      5,044,827      4,672,082
Total availabilities.................      6,378,742      7,424,609     11,053,255     14,121,565     15,793,443
Vacancy..............................           5.10%          5.87%          8.55%         10.73%         11.91%
Gross absorption.....................      2,621,820      3,946,240      3,741,135      4,458,155      3,679,024
Net absorption.......................        582,556        428,246       (991,389)      (724,541)      (648,741)
Completed build-to-suit..............        442,464      1,045,794        998,980        968,100         13,570
Completed speculative construction...        239,905        428,319      1,638,277      1,375,669      1,009,567
Total completed construction.........        682,369      1,474,113      2,637,257      2,343,769      1,023,137
Market rental range (triple net).....  $   0.55-3.00  $   0.55-3.50  $   0.55-3.75  $   0.55-3.75  $   0.60-4.40

    Approximately 3.7 million square feet of R&D space were absorbed in the first quarter. Available sublease space declined for the first time since the fourth quarter of 1997, after an increase in 1998. We believe that the decrease in supply of sublease space resulted from stronger tenant demand, and that the limited amount of unimproved land in the Silicon Valley will continue to impact the amount of R&D property space available.

DESCRIPTION OF THE PROPERTIES

    OCCUPANCY AND RENTAL RATES

    The following table sets forth information regarding the properties as of December 31, 1995 to 1998 and March 31, 1999. Amounts for 1999 give effect to the acquisition and leasing of the Microsoft project, which we acquired on April 1, 1999. Total annual base rent for 1999 is calculated as actual base rent for March 1999 multiplied by 12, except for the Microsoft project, for which total annual base rent is calculated as the first month's rent for each property multiplied by 12.

                                                         AVERAGE MONTHLY
               TOTAL RENTABLE                               BASE RENT               TOTAL ANNUAL
               SQUARE FOOTAGE        OCCUPANCY             PER LEASED                 BASE RENT
YEAR            (IN MILLIONS)      AT PERIOD END           SQUARE FOOT             (IN THOUSANDS)
-----------  -------------------  ---------------  ---------------------------  ---------------------
1999.......             5.1                 99%             $    1.19                 $  72,013
1998.......             4.5                100                   0.95                    47,182
1997.......             3.8                 99                   0.86                    38,833
1996.......             3.4                 92                   0.80                    28,348
1995.......             3.2                 87                   0.75                    22,987

    LEASE EXPIRATIONS

    The following table sets forth a schedule of the lease expirations for our properties as of March 31, 1999 for each of the ten years beginning with 1999, assuming that none of the tenants exercise existing renewal options or termination rights. The base rent for leases is calculated based on March 1999 monthly rents multiplied by 12. The 1999 figures include a lease which expired on February 28, 1999 and was vacant as of March 31, 1999; no 1999 Annual Base Rent was assumed regarding this property for purposes of this table. The table includes the lease entered into with Microsoft for 515,700 square feet of rentable space which we acquired effective April 1, 1999; 1999 Annual Base Rent for this lease is calculated based on the first month's rent for each property multiplied by 12.

                                                              PERCENTAGE OF TOTAL    RENTABLE SQUARE
                         NUMBER OF         1999 ANNUAL         ANNUAL BASE RENT      FOOTAGE SUBJECT       PERCENTAGE OF
    YEAR OF LEASE         LEASES         BASE RENT UNDER        REPRESENTED BY             TO              TOTAL SQUARE
     EXPIRATION          EXPIRING        EXPIRING LEASES        EXPIRING LEASES      EXPIRING LEASES          FOOTAGE
---------------------  -------------  ---------------------  ---------------------  -----------------  ---------------------
1999.................           12        $   3,994,488                  5.6%              327,376                 6.4%
2000.................           15            6,315,785                  8.8               537,413                10.6
2001.................           20            5,202,022                  7.2               475,391                 9.3
2002.................           20           15,022,834                 20.9             1,117,201                22.0
2003.................           11            5,646,550                  7.8               506,618                 9.9
2004.................           14            9,832,773                 13.7               922,058                18.1
2005.................            3            1,973,376                  2.7               157,285                 3.1
2006.................            3           20,181,552                 28.0               664,680                13.1
2007.................            4            2,661,208                  3.7               256,362                 5.0
2008.................            1            1,182,650                  1.6               125,000                 2.5
                               ---    ---------------------              ---        -----------------              ---
Total................          103        $  72,013,238                  100%            5,089,384                 100%
                               ---    ---------------------              ---        -----------------              ---
                               ---    ---------------------              ---        -----------------              ---

SIGNIFICANT TENANTS

    As of April 1, 1999, the properties were occupied by a total of 88 tenants. The following table sets forth information concerning tenants which represent, on an individual basis, 1.5% or more of total annual base rent from all leases as of March 31, 1999, and gives effect to the lease to Microsoft, which took effect on April 1, 1999. Annual base rent for the Microsoft lease is calculated based on the first month's rent multiplied by 12. For all other properties, annual base rent is based on March 1999 rents multiplied by 12.

Most of the properties are occupied by single tenants, and we derive approximately 75% of rental revenue as of March 31, 1999, giving effect to the lease entered into on April 1, 1999 with Microsoft, from publicly held or investment grade companies. The space previously occupied by Motorola, Inc. became vacant on April 1, 1999.

                                                              PERCENT OF                   PERCENT OF      WEIGHTED
                                                             TOTAL ANNUAL                   AGGREGATE       AVERAGE
                                             ANNUAL BASE    BASE RENT FROM      SQUARE       SQUARE        REMAINING
TENANT                                          RENT          ALL LEASES       FOOTAGE       FOOTAGE      LEASE TERM
------------------------------------------  -------------  -----------------  ----------  -------------  -------------
Microsoft Corporation.....................  $  18,255,780           25.4%        515,700         10.1%      112 months
Apple Computer, Inc.......................      6,707,342            9.3         376,400          7.4        41 months
Amdahl Corporation
  (Fujitsu Limited).......................      3,401,327            4.7         460,000          9.0        76 months
Cisco Systems, Inc........................      2,941,344            4.1         266,264          5.2        35 months
Intevac Corporation.......................      1,910,398            2.7         167,063          3.3        36 months
Larscom, Inc..............................      1,703,695            2.4         118,708          2.3        65 months
Arrow Electronics.........................      1,407,480            2.0         104,606          2.1        95 months
On Command Video..........................      1,370,378            1.9         131,320          2.6        63 months
Motorola, Inc.............................      1,294,977            1.8          72,426          1.4          1 month
TRW Inc...................................      1,273,344            1.8          71,800          1.4        12 months
SDL, Inc..................................      1,120,447            1.6         102,150          2.0        36 months
NEC Electronics, Inc......................      1,108,534            1.5          64,500          1.3        35 months
                                            -------------            ---      ----------          ---
Total.....................................  $  42,495,046           59.2%      2,450,937         48.1%
                                            -------------            ---      ----------          ---
                                            -------------            ---      ----------          ---

    Set forth below is additional information concerning our most significant leases.

    MICROSOFT PROPERTIES

    The Microsoft properties comprise a 515,700 square-foot office complex of five buildings located in the Microsoft Silicon Valley Campus in Mountain View, California. Microsoft, who is the sole tenant, commenced paying us rent on four of the five buildings on April 1, 1999 and commenced paying rent on the fifth building on June 1, 1999. All five of these properties are currently under construction. Microsoft controls the construction of this facility, which is scheduled to be completed in phases during the fall and winter of 1999. The Microsoft properties represent approximately 10.1% of the total rentable square footage of our properties. Microsoft has stated that it intends to locate some of its business groups, such as the Graphics Product Unit, Hotmail, the Web Essentials Development Group and WebTV Networks, at this facility.

    The annualized rent per square foot for the Microsoft properties will be $35.40 for 1999, or $2.95 per month. The total income tax basis for the Microsoft properties is projected to be $54.2 million. Depreciation will be recorded for tax purposes using the straight-line method over the useful lives of the respective assets from the dates the assets were placed in service, which range from 5 to 45 years.

    DESCRIPTION OF TENANT. Microsoft is one of the preeminent companies in the world, with approximately 30,000 employees and annual revenue of approximately $14.5 billion for fiscal year 1998.

    LEASE TERMS. Microsoft has signed a seven-year lease calling for a first year's rent of $2.95 per square foot per month and annual increases of 4%. The lease is triple net, and we receive a management fee equal to 1% of the annual base rent. Microsoft has three five-year options to extend the term of the lease, subject to an adjustment of the rent to 95% of the market rate of standard concrete "tilt-up" buildings, as more particularly defined in the lease, but in no case shall the monthly base rental rate be less than $3.40 per square foot for the first extended term. The option to extend can be exercised with respect to less than all five buildings, provided that Microsoft exercises its option on a minimum of two entire buildings and only for entire buildings. Once Microsoft has waived its option for a building or buildings, the options on those buildings are terminated. Microsoft has the right of first offer to buy the properties if we choose to sell. There are no termination, relocation or buy-out rights in favor of Microsoft under the lease.

    APPLE PROPERTIES

    The Apple properties consist of four buildings located at three locations in Cupertino, California totaling approximately 376,400 square feet, which have been occupied by Apple Computer, Inc., or Apple, for more than seven years. Each of these buildings is located a short distance from Apple's Cupertino headquarters building, which was completed in 1993 at an estimated cost of $200 million. The Apple properties represent approximately 7.4% of the total rentable square footage in the operating partnerships. The largest building is a four-story, 211,000 square-foot building located across the street from Apple's 850,000 square-foot corporate headquarters. Apple spent approximately $14.0 million in 1992 to renovate and upgrade this building, which is currently used for software development activities. Apple also leases a two-building "campus" complex, totaling 142,000 square feet, located one-half block from Apple's headquarters building. Apple spent approximately $10.0 million to renovate and upgrade this facility in 1991 and currently uses this building for engineering activities. Apple also leases a 23,400 square-foot building in Cupertino, California approximately two miles from Apple's corporate headquarters. This facility is currently used for prototype manufacturing. None of the Apple properties is sublet or unoccupied.

    The total income tax basis in the Apple properties was approximately $3.6 million as of December 31, 1998. Depreciation has been recorded for tax purposes using the straight-line method over the useful lives of the respective assets from the dates they were placed in service, which have ranged from 5 to 45 years. The annual property taxes, including assessments, for the Apple properties aggregate approximately $441,000 for the fiscal year ending June 30, 1999.

    DESCRIPTION OF TENANT. Apple is a Fortune 500 company and one of the largest computer firms in the world. As of March 31, 1999, Apple employed approximately 8,700 people, and its total annual revenues for 1998 were approximately $5.9 billion.

    LEASE TERMS. The lease for the four-story building expires on May 31, 2002. The lease currently provides for annualized rental payments of approximately $4.3 million, or $1.71 per square foot per month. Apple has the option to extend the term of this lease for one five-year period, subject to fixed rent adjustments. The lease for the two-building campus expires on December 31, 2002. This lease currently provides for rental payments of approximately $2.0 million per year, or $1.16 per square foot per month. Apple has the option to extend the term of this lease for five years, subject to an adjustment of the rent to market rates. The lease for the 23,400 square-foot building expires on November 30, 2002. This lease currently provides for rental payments of approximately $393,000 per year, or $1.40 per square foot per month. There are no termination, relocation or buy-out rights in favor of Apple under any of these leases.

    AMDAHL PROPERTIES

    The Amdahl properties comprise an approximately 260,000 square-foot office complex of five buildings located in the Oakmead Business Park in Sunnyvale, California and two buildings of approximately 125,000 square feet and 75,000 square feet located in Santa Clara, California about two miles from the Sunnyvale complex. These properties are occupied by Amdahl Corporation, or Amdahl. The Amdahl properties represent approximately 9.0% of the total rentable square footage in the operating partnerships. Amdahl utilizes the Sunnyvale facility for its corporate headquarters and the Santa Clara facility for research and development activities. These buildings were built between 1972 and 1983 under build-to-suit arrangements with Amdahl. Amdahl has sublet approximately 55,000 square feet of one of the Santa Clara buildings.

    The total income tax basis in the Amdahl properties was approximately $6.7 million as of December 31, 1998. Depreciation has been recorded for tax purposes using the straight-line method over the useful lives of the respective assets from the dates the assets were placed in service, which range from 5 to 45 years. The annual property taxes, including assessments, for the Amdahl properties aggregated approximately $489,000 for the fiscal year ending June 30, 1999.

    DESCRIPTION OF TENANT. Amdahl is a major international computer company, and a wholly owned subsidiary of Fujitsu Limited. For its 1998 fiscal year, Amdahl employed over 11,000 people and its total revenues for the year were approximately $2.2 billion.

    LEASE TERMS. The leases for the five-building office complex, expire in February and June of 2004. These leases currently provide for aggregate annual rent of approximately $1.1 million, or $0.34 per square foot per month. The lease for the 125,000 square-foot building in Santa Clara expires on November 30, 2008. Currently, annual rental for this building totals approximately $1.2 million during 1999, or $0.79 per square foot per month, and increases by 7% every five years. The lease for the remaining 75,000 square-foot building expires on April 14, 2004. Currently, annual rental for this facility is approximately $1.2 million, or $1.29 per square foot per month before adjustments. The leases contain 14 five-year options remaining with rental rates increasing at pre-negotiated increments for each option period. We believe that the rental rates for all of the Amdahl properties are significantly below present market rates, and the pre-negotiated rate adjustments will not necessarily bear any relationship to present or future market rates. There are no termination, relocation or buy-out rights in favor of Amdahl under any of the leases.

    CISCO PROPERTIES

    The Cisco properties consist of two buildings presently occupied by Cisco Systems, Inc., or Cisco. One building, an approximately 200,000 square-foot, build-to-suit building located in south San Jose California, was completed in January 1996. The other building, which is located in Santa Clara California, totals approximately 66,000 square feet and was acquired in 1996 and leased to Cisco effective February 1, 1997. The larger facility is used by Cisco as a major manufacturing and research and development site. The Cisco properties represent approximately 5.2% of our total rentable square footage.

    The total income tax basis in the Cisco properties was approximately $13.7 million as of December 31, 1998. Depreciation has been recorded for tax purposes using the straight-line method over the useful lives of the respective assets from the dates the assets were placed in service, which approximate 40 years for these improvements. The annual property taxes, including assessments, for the Cisco properties aggregate approximately $339,000 based on the 1998-99 real property tax bills.

    DESCRIPTION OF TENANT. Cisco is a Fortune 500 company and a leading computer network products manufacturer. Cisco employs over 17,000 people, and its total revenues for 1998 were approximately $8.5 billion.

    LEASE TERMS. The lease for the approximately 200,000 square-foot building expires on December 31, 2002. The current annual rental is approximately $2.0 million, or $0.85 per square foot per month, with fixed periodic increases. Cisco has an option to purchase this property, which is exercisable before January 1, 2000. The purchase price on exercise of this option would equal the actual monthly rent in effect on the date of exercise calculated on an annualized basis and divided by a 9% capitalization rate. Cisco has two five-year options to extend the term of its existing lease at fixed annual rent increases. The lease for the approximately 66,000 square-foot building will be terminated effective as of July 31, 1999. The current rent for this property is approximately $908,000, or $1.15 per square foot per month. We believe that the rental rates for this property are below present market rates.

ENVIRONMENTAL MATTERS

    To date, compliance with laws and regulations relating to the protection of the environment, including those regarding the discharge of materials into the environment, has not had any material effect upon our capital expenditures, earnings or competitive position.

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. Such laws often impose liability on the owner and expose the owner to governmental proceedings without regard to whether the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. The cost of any required remediation or removal of such substances may be substantial. In addition, the owner's liability as to any specific property is generally not limited and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remove or remediate such substances, may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for treatment or the disposal of hazardous or toxic substances may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at a disposal facility, regardless of whether the facility is owned or operated by such owner or entity. In connection with the ownership of the properties or the treatment or disposal of hazardous or toxic substances, we may be liable for such costs.

    Some of our properties are leased, in part, to businesses, including manufacturers, that use, store or otherwise handle hazardous or toxic substances in their business operations. These operations create a potential for the release of hazardous or toxic substances. In addition, groundwater contaminated by chemicals used in various manufacturing processes, including semiconductor fabrication, underlies a significant portion of northeastern Santa Clara County, where many of our properties are located.

    Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they adequately inform or train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement in the event that asbestos is disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers. We are aware that there are asbestos-containing materials, or ACMs, present at several of the properties, primarily in floor coverings. We believe that the ACMs present at these properties are generally in good condition and that no ACMs are present at the remaining properties. We believe we are in compliance in all material respects with all present federal, state and local laws relating to ACMs and that if we were given limited time to remove all ACMs present at the properties, the cost of such removal would not have a material adverse effect on our financial condition, results of operations and ability to make cash distributions to our stockholders.

    Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties and the preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. Environmental assessments have been conducted for about half of the properties.

    The environmental investigations that have been conducted on our properties have not revealed any environmental liability that we believe would have a material adverse effect on our financial condition, results of operations and assets, and we are not aware of any such liability. Nonetheless, it is possible that there are material environmental liabilities of which we are unaware. We cannot assure you that future laws, ordinances, or regulations will not impose any material environmental liability, or that the current environmental condition of the properties has not been, or will not be, affected by tenants and occupants of the properties, by the condition of properties in the vicinity of the properties, or by third parties unrelated to us.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following is a discussion of our policies with respect to investment, financing, conflicts of interest and other activities. These policies have been formulated by our board of directors, are set forth in our charter, bylaws, operating partnership agreements or agreements with the Berg Group, and generally may be amended or revised from time to time, subject to applicable agreement terms, at the discretion of the board of directors without a vote of the stockholders. Among other things, these policies provide that:

    - so long as the Berg Group members and their affiliates, other than us and the operating partnerships, beneficially own, in the aggregate, at least 15% of the outstanding shares of common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units, the approval of a majority of our directors, including Carl E. Berg or his designee as a director, and of the holders of a majority of the O.P. Units is required for us to take title to assets, other than temporarily in connection with an acquisition prior to contributing such assets to the operating partnerships, or to conduct business other than through the operating partnerships, or for us or the operating partnerships to engage in any business other than the ownership, construction, development and operation of real estate properties, or for certain fundamental corporate actions, including amendments to our charter, bylaws or any operating partnership agreement and any merger, consolidation or sale of all or substantially all of our assets or the assets of the operating partnerships;

    - changes in certain policies with respect to conflicts of interest must be consistent with legal requirements;

    - certain policies with respect to competition by the Berg Group are imposed pursuant to provisions of the acquisition agreement that cannot be amended or waived without the approval of the independent directors committee of our board of directors;

    - we cannot take any action intended to terminate our qualification as a REIT without the approval of more than 75% of the entire board of directors; and

    - we cannot undertake certain other specified transactions, including the issuance of debt securities, and borrowings in excess of specified limits, or the amendment of our charter and bylaws, without the approval of more than 75% of the entire board of directors.

INVESTMENT POLICIES

    We expect to pursue our business and investment objectives principally through the direct ownership by the operating partnerships of our properties and future acquired properties. Development or investment activities are not limited to any specified percentage of our assets. We may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over our equity interests.

    While we will emphasize equity real estate investments, we may, in our discretion and subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, invest in mortgage and other real estate interests, including securities of other real estate investment trusts. We have not previously invested in mortgages or securities of other real estate investment trusts, and we do not have any present intention to make such investments.

FINANCING POLICIES

    To the extent that our board of directors determines to seek additional capital, we may raise such capital through additional equity offerings, debt financing or retention of cash flow, or through a combination of these sources, after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of its taxable income and taking into account taxes that would be imposed on undistributed taxable income. It is our present intention that any additional borrowings will be made through the operating partnerships, although we may incur borrowings that would be reloaned to the operating partnerships. Borrowings may be unsecured or may be secured by any or all of our assets, the operating partnerships or any existing or new property, and may have full or limited recourse to all or any portion of our assets, the operating partnerships or any existing or new property.

    We have not established any limit on the number or amount of mortgages that may be placed on any single property or on our portfolio as a whole. We may also determine to finance acquisitions through the exchange of properties or the issuance of additional O.P. Units in the operating partnerships, shares of common stock or other securities.

    In the event that the board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional shares of common stock, preferred stock or other capital stock, including securities senior to the common stock, in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. In the event that we issue any shares of common stock or securities convertible into or exchangeable or exercisable for, shares of common stock, subject to limited exceptions, such as the issuance of common stock pursuant to any stock incentive plan adopted by us or pursuant to limited partners' exercise of the exchange rights or the put rights, the limited partners will have the right to purchase common stock or such securities in order to maintain their respective percentage interests in us on a fully diluted basis. If the board of directors determines that we will raise additional equity capital to fund investments by the operating partnerships, we will contribute such funds to the operating partnerships as a contribution to capital and purchase of additional general partnership interest; however, holders of O.P. Units will have the right to participate in such funding on a pro rata basis. In the event that holders of O.P. Units sell their O.P. Units to us upon exercise of their put rights, we are authorized to raise the funds for such purchase by issuing additional shares of common stock. Alternatively, we may issue additional shares of common stock in exchange for the tendered O.P. Units.

    Our board of directors also has the authority to cause the operating partnerships to issue additional O.P. Units in any manner and on such terms and for such consideration as it deems appropriate, including in exchange for property. In the event that the operating partnerships issue new O.P. Units for cash, but not property, the limited partners holding O.P. Units in an operating partnership will have the right to purchase O.P. Units in order, and to the extent necessary, to maintain their respective percentage interests in that operating partnership. The new O.P. Units will be exchangeable for common stock pursuant to the exchange rights or may be tendered to us pursuant to the put rights.

DISPOSITION POLICIES

    We have no current intention of disposing of any of our properties, although we reserve the right to do so. The tax basis of the limited partners in the properties in the operating partnerships is substantially less than current fair market value. Accordingly, prior to the disposition of their O.P. Units, upon a disposition of any of the properties, a disproportionately large share of the gain for federal income tax purposes would be allocated to the limited partners. For a more detailed discussion of these tax effects, see "Federal Income Tax Considerations--Tax Aspects of the Operating Partnerships." Consequently, it may be in the interests of the limited partners that we continue to hold the properties in order to defer such taxable gain. In light of this tax effect, the operating partnership agreements provide that, until January 2009, or until the Berg Group members and their affiliates, other than us and the operating partnerships, beneficially own, in the aggregate, less than 15% of the outstanding shares of common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units, if earlier, Mr. Berg and Clyde J. Berg may prohibit the operating partnerships from disposing of properties which they designate in a taxable transaction. Mr. Kontrabecki has a similar right with respect to seven of the properties, which right will lapse before the end of the ten-year period if his beneficial ownership interest falls below 750,000 O.P. Units. The limited partners may seek to cause us to retain the properties even when such action may not be in the interests of some, or a majority, of our stockholders. The operating partnerships will be able to effect "tax-free," like-kind exchanges under Section 1031 of the Code, or in connection with other non-taxable transactions, such as a contribution of property to a new partnership, without obtaining the prior written consent of these individuals. The approval of a majority of our directors, including Mr. Berg or his designee, will be required to sell all or substantially all of our assets. The consent of the holders of a majority of the O.P. Units will be required to effect a sale or sales of all, or substantially all, of the assets of any of the operating partnerships.

CONFLICTS OF INTERESTS POLICIES

    We have adopted certain policies and entered into certain agreements with the Berg Group that were designed to eliminate or minimize potential conflicts of interest. We cannot assure you that these policies will be successful in eliminating the influence of such conflicts. If these policies are not successful, decisions affecting us could be made that might fail to reflect fully the interests of all stockholders.

    The acquisition agreement, Berg land holdings option agreement and supplemental agreement to which we and the Berg Group, or Carl E. Berg and Clyde
J. Berg, individually are parties includes the undertaking of Carl E. Berg not to directly or indirectly acquire or develop, or acquire any equity ownership interest in any entity that has an ownership interest in, any real estate zoned or intended for use as R&D, office or industrial properties, with the exception of investments in securities of publicly traded companies, which securities do not represent more than 10% of the outstanding voting securities of such companies, in California, Oregon or Washington without first disclosing such investment opportunity to us and making such opportunity available to us, subject to the approval of the independent directors committee. This restriction does not apply to any acquisition of the projects subject to the pending projects acquisition agreement or completed buildings acquired pursuant to the Berg land holdings option agreement or the supplemental agreement. This restriction remains in effect until the date on which both of the following conditions are satisfied:

    - no nominee of the Berg Group is a member of our board of directors; and

    - the Berg Group and its affiliates, other than us and the operating partnerships, beneficially own less than 25% of our outstanding common stock, including for these purposes all shares issuable upon exercise of the rights to exchange O.P. Units for common stock.

    In addition, transactions between us and any member of the Berg Group, or an entity in which a member of the Berg Group holds at least 5% of the equity interests, including our election to issue common stock or pay cash in exchange for O.P. Units tendered by the Berg Group are subject to review and approval by the independent directors committee. Aside from these restrictions, the Berg Group will generally be free to conduct its business activities and will not be required to seek the approval of such activities or refer business opportunities to us, nor will it have any liability to us for its failure to do so.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    Our executive officers and directors as of June 11, 1999 were as follows:


NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Carl E. Berg.........................................          61   Chairman of the Board, Chief Executive Officer,
                                                                      President and Director
Marianne K. Aguiar...................................          32   Vice President of Finance and Controller
John C. Bolger.......................................          52   Director
William A. Hasler....................................          57   Director
Lawrence B. Helzel...................................          50   Director

    Mr. Bolger and Mr. Hasler comprise the audit committee. Mr. Bolger and Mr. Helzel comprise the compensation committee. Mr. Bolger, Mr. Hasler and Mr. Helzel comprise the independent directors committee.

    The following is a biographical summary of the experience of our executive officers and directors:

    Mr. Berg has served as our Chief Executive Officer, President and a director since September 1997. Since 1979, Mr. Berg has been a general partner of Berg & Berg Developers and has been a director and officer of Berg & Berg Enterprises, Inc. since its inception. Mr. Berg is also a director of Integrated Device Technologies, Inc., Videonics, Inc., Valence Technology, Inc. and System Integrated Research, Ltd.

    Ms. Aguiar joined us on March 29, 1998 and was appointed Vice President of Finance and Controller. From June 1996 to March 1998, Ms. Aguiar served as Vice President, Controller of Oasis Residential, Inc. and from July 1996 to March 1998 she was Treasurer. From November 1995 to May 1996, Ms. Aguiar was employed by SBT Accounting Systems where from April 1996 to June 1996, she served as Acting Vice President of Finance and Controller and from November 1995 to April 1996 she served as Assistant Controller. From November 1992 to November 1995, Ms. Aguiar was employed by Coopers & Lybrand LLP, where her last title was Audit Manager.

    Mr. Bolger became a director of our corporation on March 30, 1998. Mr. Bolger is a private investor. He was Vice President of Finance and Administration of Cisco Systems, Inc. from May 1989 through December 1992. Mr. Bolger is also a director of Integrated Device Technology, Inc., Integrated Systems Inc., Sanmina Corporation and TCSI Corporation.

    Mr. Hasler became a director of our corporation on December 4, 1998. For seven years, Mr. Hasler was Dean of Haas School of Business, University of California, Berkeley, a position from which he resigned in June 1998 to assume the position of Co-CEO of Aphton Corporation, a public pharmaceutical company. Mr. Hasler is also a director of Aphton, Solectron, Quickturn Design, Walker Interactive, TCSI Corporation and several start-up companies. He is a public governor of the Pacific Stock and Options Exchange and a member of the Advisory Board of Critical Technologies Institute.

    Mr. Helzel became a director of our corporation on December 4, 1998. Mr. Helzel is a general partner of Helzel Kirshman, L.P., a private investment partnership and is a member of the Pacific Exchange. Mr. Helzel has been a director for Pacific Gateway Properties, a publicly traded real estate company for the past seven years and also serves on the board of directors of Infotec Commercial Systems, Inc. and Avirnex Communications Group, Inc., both privately held companies.

OTHER KEY EMPLOYEES

    In May 1999, Allan Melkesian became our Director of Leasing & Development. From 1992 to 1994, Mr. Melkesian served as Director of International Development for Trammell Crow West Coast. From September 1995 to June 1997, Mr. Melkesian served as Director of Industrial Development for the San Jose Redevelopment Group.

    Michael L. Knapp became our Director of Operations in May 1999. From 1994 through 1999, Mr. Knapp was employed by Berg & Berg Enterprises, Inc. as a financial and property management executive. Mr. Knapp was Chief Financial Officer and controller for The Wooditch Company Insurance Services from January 1993 through May 1994. Prior to that he was an executive officer of The Fairway Land Company.

NUMBER, TERMS AND ELECTION OF DIRECTORS

    The number of directors is set at five. Each director will serve for a term of one year or until the next annual meeting at which directors are elected. In the election of directors, each stockholder is entitled to one vote for each share of common stock held by such stockholder. There is currently one vacancy on our board of directors which the Berg Group has the right to fill, as discussed in "Certain Provisions of Maryland Law and of our Charter and Bylaws--The Board of Directors."

COMPENSATION OF DIRECTORS

    We pay fees to our directors who are not officers for their services as directors. They will receive annual compensation of $15,000 plus a fee of $1,000 for attendance, in person or by telephone, at each meeting of the board of directors, but not for committee meetings. Officers who are also directors are not paid any director fees.

    Each non-employee member of the board of directors who became or becomes a member of the board of directors after November 10, 1997, the date on which the 1997 stock option plan was approved by our stockholders, automatically receives, upon joining the board of directors, a grant of an option to purchase 50,000 shares of common stock at an exercise price equal to 100% of the fair market value of the common stock at the date of grant of such option. Such options become exercisable cumulatively with respect to 1/48(th) of the underlying shares on the first day of each month following the date of grant. Generally, the options must be exercised while the optionee remains a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998, John C. Bolger and a former director, Roger S. Kirk, served as members of our compensation committee. Neither Mr. Bolger nor Mr. Kirk were or are officers or employees of our corporation.

EXECUTIVE COMPENSATION

    The following table sets forth salary and other compensation for the period of January 1, 1998 to December 31, 1998 earned by or paid to our chief executive officer and each of our other executive officers. No current officer received compensation in any other prior fiscal year. Other Annual Compensation comprises our contribution to the executive's 401(k) plan. Bradley P. Perkins resigned from our corporation effective February 2, 1999. Michael J. Anderson resigned from our corporation effective April 30, 1999.

                                                                                                      LONG TERM
                                                                                                     COMPENSATION
                                                                    ANNUAL COMPENSATION           ------------------
                                                            ------------------------------------      SECURITIES
                                                                                   OTHER ANNUAL   UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION                        YEAR       SALARY      BONUS    COMPENSATION    GRANTED IN 1998
-----------------------------------------------  ---------  ----------  ---------  -------------  ------------------
Carl E. Berg ..................................       1998  $  100,000         --           --                --
  Chief Executive Officer and President

Michael J. Anderson ...........................       1998     147,919  $  50,000    $  22,188           600,000
  Former Vice President, Chief Operating
  Officer and Secretary

Bradley P. Perkins ............................       1998     146,667         --           --            80,000
  Former Vice President, General Counsel and
  Secretary

Marianne K. Aguiar ............................       1998      74,775         --           --            75,000
  Vice President and Controller

    The following table shows certain information relating to options to purchase shares of common stock granted to our executive officers during 1998. Assumed annual rates of stock price appreciation are included for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and our financial performance; we cannot assure you that these appreciation rates will be achieved.

                                                                       INDIVIDUAL GRANTS                POTENTIAL REALIZABLE
                                                            ----------------------------------------  VALUE AT ASSUMED ANNUAL
                                              NUMBER OF       PERCENT OF                                RATES OF STOCK PRICE
                                              SHARES OF      TOTAL OPTIONS                            APPRECIATION FOR OPTION
                                            COMMON STOCK      GRANTED TO      EXERCISE                          TERM
                                             UNDERLYING      EMPLOYEES IN     PRICE PER   EXPIRATION  ------------------------
NAME                                       OPTIONS GRANTED    FISCAL YEAR       SHARE        DATE         5%          10%
-----------------------------------------  ---------------  ---------------  -----------  ----------  ----------  ------------
Carl E. Berg.............................            --               --             --       --              --            --
Michael J. Anderson......................       600,000             79.5%     $    4.50    01/01/04   $  918,000  $  2,082,000
Bradley P. Perkins.......................        80,000             10.6           4.50    02/02/04      122,400       277,600
Marianne K. Aguiar.......................        75,000              9.9           4.50    03/29/04      114,750       260,250

    All options granted in 1998 become exercisable as follows: (a) six months from date of grant, 6.25%; (b) one year from date of grant, an additional 12.5%;
(c) each month thereafter for 36 months, an additional 2.26%. Each option has a term of six years from the date of grant, subject to earlier termination on the occurrence of certain events related to termination of employment. The option price is equal to the fair market value of the common stock on the date of grant.

    When Mr. Perkins resigned effective February 2, 1999, he had total vested options for 15,000 shares, which he exercised within 30 days of termination of his employment. When Mr. Anderson resigned effective April 30, 1999, we repurchased 117,361 shares acquired upon exercise of his options in

March 1998 and Mr. Anderson had total vested options to purchase 167,917 shares, which he exercised on May 28, 1999.

    The following table sets forth certain information concerning exercised and unexercised options held by executive officers at December 31, 1998. For the purposes of this table, the value of in-the-money options is based on the closing price of $6.75 per share of common stock on December 31, 1998, as reported by the American Stock Exchange.

                                                                            NUMBER OF SECURITIES
                                                                                                         VALUE OF UNEXERCISED
                                                 SHARES                    UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                ACQUIRED                OPTIONS AT DECEMBER 31, 1998      DECEMBER 31, 1998
                                                   ON         VALUE     ----------------------------  --------------------------
NAME                                            EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------  ---------  -----------  -------------  -------------  -----------  -------------
Carl E. Berg..................................     --          --               N/A
Michael J. Anderson...........................    225,000      --            --             375,000       --        $   843,750
Bradley P. Perkins............................     --             N/A         5,000          75,000    $  11,250    $   157,500
Marianne K. Aguiar............................     --             N/A         4,688          70,312    $  10,548    $   158,202

CONTRACTUAL ARRANGEMENTS

    In January 1998, we entered into an employment agreement with Mr. Anderson, our former Vice President, Chief Operating Officer and Director. Among other things, the agreement provided that, in the case of voluntary termination for good cause, as defined in the agreement, or involuntary termination other than for cause, Mr. Anderson would be entitled to a severance payment of $100,000 and a continuation of medical and other group insurance benefits for six months. When Mr. Anderson resigned from the corporation effective April 30, 1999, he received these benefits.

BENEFIT PLANS

    1997 STOCK OPTION PLAN.

    The 1997 stock option plan was approved by our stockholders on November 10, 1997. The option plan was adopted so that we may attract and retain the high quality employees, consultants and directors necessary to build our infrastructure and to provide ongoing incentives to our existing employees by enabling them to participate in our success.

    The option plan provides for the granting to employees, including officers, whether or not they are directors, of "incentive stock options" within the meaning of Section 422 of the Code, and for the granting of non-statutory options to our employees, consultants and directors. Options to purchase a maximum of 5,500,000 shares of common stock may be granted under the option plan, subject to equitable adjustments to reflect certain corporate events. Options to purchase no more than 500,000 shares may be granted in one calendar year to any individual. Each option granted under the option plan is evidenced by a written stock option agreement between us and the optionee and generally will become exercisable cumulatively as to 20% of the underlying shares on each anniversary of the date of grant for so long as the optionee is employed by or providing services to us.

    The exercise price per share for options granted under the option plan may not be less than 100% of the fair market value on the date of grant, except in certain specific circumstances, in which case the exercise price may not be less than 110%. Each option may be exercised only to the extent that it is vested. Options must generally be exercised during the optionee's employment or within 30 days following the optionee's termination of status as an employee, consultant or director, unless termination is due to the death or disability of an optionee. If termination of status is due to death or disability of the optionee, an option may be exercised within no more than six months following the termination.

    On June 10, 1999, we registered options to purchase 5,485,000 shares under the option plan under the Securities Act of 1933, including 450,000 shares issued or issuable to our "affiliates" which we registered for resale. Currently, 207,150 of those shares outstanding or issuable upon exercise of outstanding options under the option plan may be resold by our affiliates or former affiliates, including Michael J. Anderson.

    401(K) PLAN

    We have adopted an employee investment plan under Section 401(k) of the Code. Employees who are at least 21 years old and who have completed six months of eligibility service may become participants in the plan. Each participant may make contributions to the plan through salary deferrals in amounts of at least 1% to a maximum of 15% of the participant's compensation, subject to certain limitations imposed by the Code. We contribute an amount up to 15% of the participant's compensation contributed, based upon management's discretion. A participant's contribution to the plan is 100% vested and nonforfeitable. A participant will become vested in 100% of our contributions after two years of eligible service.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Maryland general corporation law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

    Our charter also authorizes us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer, or any individual who, while a director of our corporation and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our corporation. The bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or any individual who, while a director of our corporation and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our corporation in any of the capacities described above and any employee or agent of our corporation or our predecessors.

    The MGCL requires a corporation, unless its charter provides otherwise, which ours does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. None of these limitations of liability apply to liabilities arising under the federal securities laws, nor do they affect the availability of equitable remedies such as injunctive relief or rescission.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of June 11, 1999 by (a) each person who is a stockholder of our corporation holding more than a 5% interest in our corporation, (b) directors and officers, and (c) our directors and officers as a group before and after the offering. Unless otherwise indicated in the footnotes to the table, all of such interests are owned directly, and the person or entity has sole or shared voting and investment power. We have relied on information supplied by our officers, directors and certain stockholders and on information contained in filings with the Commission.

                                                                                             PERCENT OF ALL
                                                                                            SHARES OF COMMON
                                         NUMBER OF                                           STOCK (ASSUMING    PERCENT OF ALL
                                          SHARES        PERCENT OF ALL                         EXCHANGE OF     SHARES OF COMMON
                                       BENEFICIALLY    SHARES OF COMMON    NUMBER OF O.P.     HOLDER'S O.P.       STOCK/O.P.
NAME AND ADDRESS                         OWNED(1)            STOCK             UNITS            UNITS)(2)         UNITS(1)(2)
------------------------------------  ---------------  -----------------  ----------------  -----------------  -----------------
DIRECTORS AND EXECUTIVE OFFICERS:
Lawrence B. Helzel, Director .......    188,419(3)               2.3%             --                  2.3%*                *
  c/o Helzel Kirshman, LP
  5550 Redwood Road, Ste 4
  Oakland, CA 94619
Carl E. Berg .......................     77,333(4)(14)             *      47,413,520(5)(14)          85.5               57.8%
  President, Chief Executive Officer
  and Director
John C. Bolger, Director ...........     39,936(6)                 *              --                    *                  *
  96 Sutherland Drive
  Atherton, CA 94027
Marianne K. Aguiar .................     23,377(7)                 *              --                    *                  *
  Vice President of Finance and
  Controller
William A. Hasler, Director ........      8,336(8)                 *              --                    *                  *
  c/o Aphton Corporation
  1 Market Street,
  Spear Tower, Ste. 1850
  San Francisco, CA 94105
5% STOCKHOLDERS:
Ingalls & Snyder LLC(9) ............  1,989,667                 24.5              --                 24.5                2.4
  61 Broadway
  New York, NY 10006
Ingalls & Snyder Value Partners,
  L.P.(10) .........................  1,025,067                 12.6              --                 12.6                1.2
  61 Broadway
  New York, NY 10006
Dan McCarthy .......................    870,000(11)             10.7              --                 10.7                1.1
  c/o Ingalls & Snyder LLC
  61 Broadway
  New York, NY 10006
Clyde J. Berg ......................     27,333(12)(14)             *     27,408,523(13)(14)          77.2              33.4
  c/o Berg & Berg Developers
  10050 Bandley Drive
  Cupertino, CA 95014
Berg & Berg Enterprises,                 27,333                    *       6,305,487                 43.9                7.7
  Inc.(14) .........................
  10050 Bandley Drive
  Cupertino, CA 95014
Jerald M. Weintraub ................    450,000(15)              5.5              --                  5.5                 .6
  c/o Weintraub Capital Management
  909 Montgomery Street 4th Floor
All Directors and Officers as a
  group (5 persons).................    337,401(16)              4.2      47,413,520(15)             86.0               58.1

                                        POST-OFFERING
                                       PERCENT OF ALL
                                      SHARES OF COMMON
                                       STOCK (ASSUMING
                                         EXCHANGE OF
                                        HOLDER'S O.P.
NAME AND ADDRESS                          UNITS)(2)
------------------------------------  -----------------
DIRECTORS AND EXECUTIVE OFFICERS:
Lawrence B. Helzel, Director .......              *
  c/o Helzel Kirshman, LP
  5550 Redwood Road, Ste 4
  Oakland, CA 94619
Carl E. Berg .......................           52.8%
  President, Chief Executive Officer
  and Director
John C. Bolger, Director ...........              *
  96 Sutherland Drive
  Atherton, CA 94027
Marianne K. Aguiar .................              *
  Vice President of Finance and
  Controller
William A. Hasler, Director ........              *
  c/o Aphton Corporation
  1 Market Street,
  Spear Tower, Ste. 1850
  San Francisco, CA 94105
5% STOCKHOLDERS:
Ingalls & Snyder LLC(9) ............            2.2
  61 Broadway
  New York, NY 10006
Ingalls & Snyder Value Partners,
  L.P.(10) .........................            1.1
  61 Broadway
  New York, NY 10006
Dan McCarthy .......................              *
  c/o Ingalls & Snyder LLC
  61 Broadway
  New York, NY 10006
Clyde J. Berg ......................           30.5
  c/o Berg & Berg Developers
  10050 Bandley Drive
  Cupertino, CA 95014
Berg & Berg Enterprises,                        7.0
  Inc.(14) .........................
  10050 Bandley Drive
  Cupertino, CA 95014
Jerald M. Weintraub ................             .5
  c/o Weintraub Capital Management
  909 Montgomery Street 4th Floor
All Directors and Officers as a
  group (5 persons).................           53.1


------------------------------
   * Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes securities of which such person has the right to acquire beneficial ownership within 60 days of June 11, 1999. Unless otherwise indicated, or except pursuant to applicable community property laws, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percent of all shares of common stock calculations are based on 8,115,454 shares outstanding as of June 11, 1999. Percent of all shares of common stock/O.P. Units calculations are based on 74,052,356 shares of common stock and O.P. Units exchangeable for common stock as of June 11, 1999.

 (2) Assumes O.P. Units are exchanged for shares of common stock without regard to (i) whether such O.P. Units may be exchanged for shares of common stock within 60 days of June 11, 1999, and (ii) certain ownership limit provisions set forth in our charter.

 (3) Includes 8,336 shares of common stock issuable on exercise of options.

 (4) Includes 27,333 shares of common stock held of record by Berg & Berg Enterprises, Inc. Mr. Berg disclaims beneficial ownership of 53,071 shares of common stock held by him as a trustee under various pension and profit sharing plans. Such shares are not included herein. Mr. Berg has no investment control over the shares held under the pension and profit sharing plans.

 (5) Includes O.P. Units in which Mr. Berg has a pecuniary interest as a result of his status as a limited partner in the operating partnerships. Also includes an additional 6,305,487 shares of common stock held by or issuable on exchange of O.P. Units beneficially owned by Berg & Berg Enterprises, Inc, and 12,467,058 shares of common stock issuable on exchange of O.P. Units held by West Coast Venture Capital, Limited, L.P., because Mr. Berg is an executive officer and director of the sole general partner, West Coast Venture Capital, Inc. Mr. Berg disclaims beneficial interest in these shares, however. This does not include any shares deemed beneficially owned by Kara Ann Berg, his daughter, as to which he disclaims beneficial ownership.

 (6) Includes 17,714 shares of common stock issuable on exercise of options.

 (7) Includes 20,835 shares of common stock issuable on exercise of options.

 (8) All 8,336 shares of common stock are issuable on exercise of options.

 (9) Includes shares beneficially owned by Ingalls & Snyder Value Partners, L.P. Edward H. Oberst, Managing Director, has the power to vote and the power to direct the investment of Ingalls & Snyder LLC with respect to the common stock.

 (10) Thomas Boucher and Robert L. Gipson, general partners of Ingalls & Snyder Value Partners, L.P. have the power to vote and the power to direct the investment of Value Partners with respect to the common stock.

 (11) Includes 100,000 shares held in Mr. McCarthy's Individual Retirement Account.

 (12) All shares are held by Berg & Berg Enterprises, Inc.

 (13) Includes O.P. Units in which Mr. Berg has a pecuniary interest as a result of his status as a limited partner in the operating partnerships. Also includes O.P. Units held by Mr. Berg as trustee of the Carl Berg Child's Trust UTA dated June 2, 1978; and the 1981 Kara Ann Berg Trust, and an additional 6,305,487 shares of common stock held by or issuable on exchange of O.P. Units beneficially owned by Berg & Berg Enterprises. This does not include any shares deemed beneficially owned by Sonya L. Berg and Sherri L. Berg, his daughters, as to which he disclaims beneficial ownership.

 (14) Carl E. Berg is an executive officer and director and Clyde J. Berg is a director of Berg & Berg Enterprises. With members of their immediate families, the Messrs. Berg beneficially own, directly and indirectly, all of the shares of capital stock of Berg & Berg Enterprises.

 (15) Weintraub Capital Management, an investment advisor to and general partner of Prism Partners I L.P. and Prism Partners I Offshore L.P., and Jerald M. Weintraub, managing general partner of Weintraub Capital Management, may be deemed to be beneficial owners of the shares held by Prism Partners I L.P and Prism Partners I Offshore L.P. Prism Partners I L.P., Prism Partners I Offshore L.P., Jerald M. Weintraub and Weintraub Capital Management have shared voting and dispositive power with respect to the shares.

 (16) Current officers and directors include Carl E. Berg, Marianne K. Aguiar, John C. Bolger, William A. Hasler and Lawrence B. Helzel. See Notes 3 through 9.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRIVATE PLACEMENT TRANSACTIONS--1998

    On May 4, 1998, we entered into agreements with prospective purchasers to sell and issue 6,495,058 shares of common stock in two separate private placement transactions. We did not obtain a "fairness opinion" or other independent financial advice with respect to the terms, including price, of the private placements, although Ingalls & Snyder LLC has acted as placement agent and advisor for the purchasers of 5,800,000 shares of common stock. The purchasers of record of the common stock include, among others, the following officers, directors, 5% stockholders and purchasers, who by reason of the purchase of common stock in the private placement, became 5% stockholders:

                                                                               INGALLS & SNYDER
                                                         NON-PLACEMENT AGENT       PRIVATE
                                                          PRIVATE PLACEMENT       PLACEMENT
                                                        ---------------------  ----------------
Carl E. Berg..........................................           50,000                    --
Lawrence Helzel.......................................               --               182,083
Dan McCarthy..........................................               --               720,000
Ingalls & Snyder LLC..................................               --             2,744,917
Ingalls & Snyder Value Partners.......................               --             1,125,067
Prism Partners I, L.P.................................               --               450,000

TRANSACTIONS WITH CARL E. BERG AND THE BERG GROUP

    We have entered into a series of transactions with Mr. Berg, who is an officer, director and 5% security holder of our corporation, and his affiliates in the Berg Group, including Clyde J. Berg, which are described in this prospectus. A summary of these transactions follows:

    UPREIT TRANSACTIONS. Prior to July 1998, three of the four limited partnerships comprising the operating partnerships were controlled by the Berg Group. The Berg Group also owned 50% of the fourth limited partnership as limited partners and held other R&D properties that were contributed to the operating partnerships in July 1998. The prior interests in the operating partnerships were converted to O.P. Units at the closing of the transactions by which we became the sole general partner of each of the operating partnerships. Additional O.P. Units were issued in connection with the acquisition of the R&D properties held outside the operating partnerships.

    Under the terms of the acquisition agreement dated as of May 14, 1998, as amended, the O.P. Units were valued at $4.50 per share for purposes of these transactions. We did not obtain a fairness opinion or other independent financial advice with respect to the transactions. The O.P. Units in which Carl
E. Berg, Clyde J. Berg and Berg & Berg Enterprises, Inc. acquired a pecuniary interest are as follows:

                                                                                   O.P. UNITS
                                                                                  ------------
Carl E. Berg....................................................................    28,091,377
Clyde J. Berg...................................................................    17,347,806
Berg & Berg Enterprises, Inc....................................................     6,305,487

    Additional O.P. Units were acquired by certain members of the immediate families of Messrs. Berg, of which they disclaim beneficial ownership.

    PENDING DEVELOPMENT PROJECTS. The Berg Group entered into the pending projects acquisition agreement pursuant to which we, through the operating partnerships, will acquire certain pending development projects from the Berg Group as each property is completed and leased. Three of the five projects have been completed and leased. As a result of the completion and leasing of the pending development projects, two of the operating partnerships acquired these properties and members of the Berg Group received an additional 13,566,254 O.P. Units.

    A maximum of approximately 19.6 million shares of our common stock are issuable upon exchange of O.P. Units that the Berg Group may receive in exchange for the pending development projects that we have not yet acquired. The sellers of these projects may elect to receive cash or O.P. Units at a value of $4.50 per O.P. Unit, which was the price paid for contemporaneous purchases of common stock but currently represents a substantial discount from the current market price of the common stock. We do not believe that we will issue all of the additional O.P. Units reserved under the pending projects acquisition agreement.

    BERG LAND HOLDINGS OPTION AGREEMENT. The Berg Group owns several parcels of unimproved land in the Silicon Valley and has entered into the Berg land holdings option agreement with us and the operating partnerships. Pursuant to the agreement, we and the operating partnerships have the right to acquire any building developed on the land at the time the building has been leased. The purchase price will be payable in cash or O.P. Units, at the Berg Group's option, as determined in accordance with the formula set out in the agreement. Under the agreement and the supplemental agreement, which amends it, we also have the right to acquire projects for R&D, office or industrial use on land subsequently acquired, directly or indirectly, by Carl E. Berg or Clyde J. Berg. Such acquisitions do not include property acquired by a publicly-traded company unless the Bergs collectively beneficially own at least 20% of the company's voting securities and one of them is a senior executive officer of the company.

    ISSUANCE AND ASSUMPTION OF DEBT. As of March 31, 1999, we were liable for loans aggregating approximately $24.1 million payable to the Berg Group. These loans are secured by three properties, and the maturity date has recently been extended to December 31, 1999. When we acquired the Microsoft project in April 1999, we assumed a mortgage loan of $25.0 million payable to the Berg Group.

    In September 1998, we assumed a $100 million line of credit with the Wells Fargo Bank N.A. previously provided to and guaranteed by the Berg Group. The outstanding balance on the line of credit was $18.5 million as of March 31, 1999. The line of credit carries a variable interest rate, which was 6.49% at March 31, 1999.

    Effective December 31, 1998, the Berg Group loaned $9.6 million to the operating partnerships, which was equal to the amount of distributions payable by the operating partnerships with respect to the Berg Group's O.P. Units as of December 28, 1998. On April 30, 1999, the Berg Group loaned approximately $6.9 million to the operating partnerships, which was equal to the amount of distributions payable by the operating partnerships to the Berg Group with respect to its O.P. Units on that date.

    LEASE FROM BERG GROUP. We lease our executive offices from the Berg Group. For the three months ended March 31, 1999 and for the year ended December 31, 1998, we paid $20,000 and $61,000, respectively, to the Berg Group under the terms of the lease agreement for its executive offices.

                        OPERATING PARTNERSHIP AGREEMENTS

MANAGEMENT

    The operating partnerships consist of four separate Delaware limited partnerships engaged in the combined operation and ownership of our properties, the operating partnership agreements are identical in all material respects for all four of the limited partnerships. Generally, pursuant to the operating partnership agreement, we act as the sole general partner of the operating partnerships, in which capacity we have exclusive control of the business and assets of the operating partnerships and full and complete authority, discretion and responsibility with respect to the operating partnerships' operations and transactions, including, without limitation, acquisitions of additional properties, borrowing funds, raising new capital, leasing buildings, as well as selecting and supervising all employees and agents of the operating partnerships. Through our authority to manage our business and affairs, our board of directors will direct the business of the operating partnerships.

    Notwithstanding our effective control of the operating partnerships, the consent of the limited partners holding a majority of the outstanding O.P. Units is required with respect to certain extraordinary actions involving the operating partnerships, including:

    - the amendment, modification or termination of the operating partnership agreements;

    - a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for any of the assets of the operating partnerships;

    - the institution of any proceeding for bankruptcy of the operating partnerships;

    - the transfer of any general partnership interests in the operating partnerships, including, with certain exceptions, transfers attendant to any merger, consolidation or liquidation of our corporation;

    - the admission of any additional or substitute general partner in the operating partnerships; and

    - a change of control of the operating partnerships.

    The Berg Group holds a substantial majority of the outstanding O.P. Units. In addition, until the ownership interest of the Berg Group and its affiliates is less than 15% of the common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units, the consent of the limited partners holding a majority of the outstanding O.P. Units is also required with respect to:

    - the liquidation of the operating partnerships;

    - the sale or other transfer of all or substantially all of the assets of the operating partnerships and certain mergers and business combinations resulting in the complete disposition of all O.P. Units; and

    - the issuance of limited partnership interests having seniority as to distributions, assets and voting over the O.P. Units.

TRANSFERABILITY OF O.P. UNITS

    The operating partnership agreement provides that the limited partners may transfer their O.P. Units, subject to certain limitations. Except for certain transfers by the limited partners to or from certain of their affiliates, however, all transfers may be made only with our prior written consent as the sole general partner of the operating partnerships.

    In addition, no transfer of O.P. Units by the limited partners may be made in violation of certain regulatory and other restrictions set forth in the operating partnership agreement. Except in the case of certain permitted transfers to or from certain affiliates of the limited partners, the exchange rights, the put rights, rights to participate in future equity financings and provisions requiring the approval of certain limited partners for certain matters will no longer be applicable to O.P. Units so transferred, and the transferee will not have any rights to nominate persons to our board of directors.

ADDITIONAL CAPITAL CONTRIBUTIONS AND LOANS

    Each operating partnership agreement provides that, if the operating partnership requires additional funds to pursue its investment objectives, we may fund such investments by raising additional equity capital and making a capital contribution to the operating partnerships or by borrowing such funds and lending the net proceeds of such loans to the operating partnerships. If we intend to provide additional funds through a contribution to capital and purchase of units of general partnership interest, the limited partners will have the right to participate in such funding on a pro rata, PARI PASSU basis and to acquire additional O.P. Units. If the limited partners do not participate in such financing, we will acquire additional units of general partnership interest.

    In either case, the number of additional units of partnership interest will be increased based upon the amount of the additional capital contributions and the value of the operating partnerships as of the date such contributions are made.

    In addition, as general partner of the operating partnerships, we have the ability to cause the operating partnerships to issue additional O.P. Units. In the event that the operating partnerships issue new O.P. Units for cash but not property, the limited partners will have the right to purchase new O.P. Units at the price we offer in the transaction giving rise to such participation right in order, and to the extent necessary, to maintain their respective percentage interests in the operating partnerships.

EXCHANGE RIGHTS, PUT RIGHTS AND REGISTRATION RIGHTS

    The limited partners will have exchange rights, which generally become exercisable on December 29, 1999. However, the limited partners may, in the aggregate, tender O.P. Units for exchange prior to the first anniversary solely in connection with (a) the registration of 500,000 shares of common stock acquired upon exercise of the exchange rights by resale on a Form S-3 or any equivalent form and (b) a registered public offering of common stock initiated by us to the extent of 25% of the total shares in the offering, including this offering, subject to the underwriters' unlimited right to reduce the participation of all selling stockholders. The limited partners have elected not to exercise their rights in connection with this offering. In addition, once in each 12-month period beginning on December 29, 1999, the limited partners, other than Mr. Berg and Clyde J. Berg, will have the right to exchange their O.P. Units for shares of common stock, subject to the ownership limit in our charter, and to exercise a put right to sell their O.P. Units to the operating partnerships at a price equal to the average market price of the common stock for the 10-trading day period immediately preceding the date of tender. Upon any exercise of the put rights, we will have the opportunity for a period of 15 days to elect to fund the purchase of the O.P. Units and purchase additional general partner interests in the operating partnerships for cash, unless the purchase price exceeds $1 million in the aggregate for all tendering limited partners, in which case, the operating partnerships or we shall be entitled to reduce proportionally the number of O.P. Units to be acquired from each tendering limited partner so that the total purchase price is not more than $1 million.

    The exchange rights agreement permits every limited partner to tender O.P. Units to us, and, at our election, to receive common stock on a one-for-one basis at then-current market value, an equivalent amount of cash, or a combination of cash and common stock in exchange for the O.P. Units tendered, subject to the ownership limit, or the Berg Group ownership limit, as the case may be. The exchange rights agreement gives the holders of O.P. Units the right to participate in any registered public offering of the common stock initiated by us to the extent of 25% of the total shares sold in the offering upon converting O.P. Units to shares of common stock, but subject to the underwriters' unlimited right to reduce the participation of all selling stockholders. In this offering, the underwriters have advised us that such participation would be reduced to zero. The holders of O.P. Units will be able to request resale registrations of shares of common stock acquired on exchange of O.P. Units on a Form S-3, or any equivalent form of registration statement, and after December 29, 1999, we will be obligated to effect no more than two such registrations in any 12-month period. We are obligated to assist the O.P. Unit holders in obtaining a firm commitment underwriting agreement for such resale from a qualified investment banking firm. If registration on Form S-3, or an equivalent form, is not available for any reason, we will be obligated to effect a registration of the shares to be acquired on exercise of the exchange rights on Form S-11, or an equivalent form, in an underwritten public offering, upon demand by the holders of no fewer than 500,000 O.P. Units. All holders of O.P. Units will be entitled to participate in such registration. We will bear all costs of such registrations other than selling expenses, including commissions and separate counsels' fees of the O.P. Unit holders. We will not be required to effect any registration for resale on Form S-3, or equivalent form of common stock shares issuable to the holder of O.P. Units if the request is for less than 250,000 shares.

OTHER MATTERS

    The operating partnership agreements require that the operating partnerships be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT and to avoid any federal income or excise tax liability.

    The operating partnership agreements provide that the combined net operating cash flow from all of the operating partnerships, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by our board of directors, but not less frequently than quarterly, pro rata in accordance with the partners' percentage interests in the operating partnerships, taken as a whole. This provision is intended to cause the periodic distributions per O.P. Unit and per share of our common stock to be equal. As a consequence of this provision, the capital interest of a partner in each of the operating partnerships, including our capital interests, might at times differ significantly from the partner's percentage interest in the net income and cash flow of that operating partnership. We do not believe that such differences would have a material impact on our business, financial condition or FAD, however.

    Pursuant to the operating partnership agreements, the operating partnerships will also assume and pay when due, or reimburse us for payment of, certain costs and expenses relating to our continuity of existence and operations. In addition, the operating partnership agreements obligated the operating partnerships to reimburse all organization costs and expenses of the UPREIT acquisition paid or incurred by the Berg Group.

    The operating partnership agreements provide that, upon the exercise of an outstanding option under the 1997 option plan, we may purchase additional general partner interests in the operating partnerships by contributing the exercise proceeds to the operating partnerships. Our increased interest shall be equal to the percentage of outstanding shares of common stock and O.P. Units on an as-converted basis represented by the shares acquired upon exercise of the option.

TERM

    The operating partnerships will continue in full force and effect until December 31, 2048 or until sooner dissolved pursuant to the terms of the operating partnership agreement.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our charter authorizes us to issue up to 200,000,000 shares of common stock, $.001 par value per share, and 20,000,000 shares of preferred stock, $.001 par value per share. Upon completion of the offering, 15,865,454 shares of common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

    All shares of common stock included in the offering will be duly authorized, fully paid and nonassessable. As a holder of common stock, you will be entitled to receive distributions on common stock if, as and when our board of directors authorizes and declares distributions. However, your rights to distributions may be subordinated to the rights of holders of preferred stock, if and when preferred stock is issued and outstanding. In any liquidation, dissolution or winding up of our corporation, each outstanding share of common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

    Subject to the matters discussed under "Certain Provisions of Maryland Law and of Our Charter and Bylaws," holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Unless our charter provides otherwise with respect to preferred stock, the holders of the common stock possess exclusive voting power. There is no cumulative voting in the election of directors. This means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock cannot elect any directors.

    Holders of shares of common stock have no preference, conversion, sinking fund, redemption, appraisal or exchange rights or any preemptive rights to subscribe for any of our securities. All shares of common stock have equal dividend, distribution, liquidation and other rights.

    Under the MGCL, corporations generally cannot dissolve, amend their charters, merge, sell all or substantially all of their assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, as permitted under the MGCL, our charter provides, subject to certain protective provisions for the benefit of the Berg Group, for approval of any of these actions by a majority of the votes entitled to be cast on the matter. A number of other provisions of Maryland law could significantly affect the holders of common stock and could delay, defer or prevent a change in control or other transaction in which the holders of some or a majority of the common stock might receive a premium price for their common stock or which such holders might believe to be otherwise in their best interest. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws."

WE HAVE THE POWER TO ISSUE ADDITIONAL SHARES OF STOCK

    Our charter grants the board of directors the power to issue additional authorized but unissued shares of common stock and preferred stock. The board of directors may also classify or reclassify unissued shares of common stock or preferred stock and authorize the issuance of these classified or reclassified shares of stock. Under the MGCL and our charter, the board of directors is required to fix the terms and conditions for each class or series before the issuance of the shares of each class or series of stock. These terms and conditions include preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

    We believe that these powers of the board of directors provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, the additional classes or series, as well as the common stock, will generally be available for issuance without further action by our stockholders.

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Although the board of directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

    The charter also provides that, to the extent permitted by Maryland law, the board of directors may, without any action by the stockholders, amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Legislation permitting such action will take effect on October 1, 1999.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    REIT RESTRICTIONS. To maintain our REIT qualification, no fewer than six individuals can own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our stock under this requirement. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year. Also, rent from "related party tenants" is not qualifying income for purposes of the gross income tests of the Internal Revenue Code. See "Federal Income Taxation--Taxation as a REIT." To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our stock.

    RESTRICTIONS IN CHARTER. Subject to exceptions specified in our charter, no holder, other than members of the Berg Group, may own more than 9% in value of our outstanding stock. By agreement, the Berg Group and its affiliates, other than us and the operating partnerships, may own up to 20% of the outstanding stock; provided, however that neither the Berg Group and its affiliates nor any other stockholder may own shares of stock which would cause us to violate any of the REIT requirements.

    Our board of directors, in its sole discretion, may exempt a person other than the Berg Group, referred to here as an excepted holder, from the ownership limit. However, no person may own shares of stock, directly or indirectly, which represent more than 9% of the value of our outstanding shares of stock if such ownership would result in us being deemed to be "closely held" within the meaning of the Code or otherwise would result in us failing to qualify as a REIT. In order to be considered an excepted holder, a person also must not own, directly or indirectly, an interest in a tenant of our corporation, or a tenant of any entity owned or controlled by us, that would cause us to own more than a 9.9% interest in such a tenant. A person seeking excepted holder status must satisfy the board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of any of these restrictions will result in the automatic transfer of the shares of stock causing such violation to a trust for a charitable beneficiary that we designate. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case satisfactory to the board of directors, in order to ensure our status as a REIT.

    Our board of directors has exempted Dan McCarthy and Paul McCarthy, who are brothers, from the ownership limit. Under the terms of an ownership limit exemption agreement, they are permitted to collectively own directly and indirectly a maximum of 18.5% of our outstanding shares of stock. They currently own approximately 16.5% of our outstanding shares, and after the offering will own approximately 8.4%.

    Any transfer of shares of stock is prohibited if such transfer would result in our shares being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire ownership of shares that will or may violate any of these restrictions on transferability and ownership, or any person who would have owned shares that have been transferred to the charitable beneficiary trust, must give us immediate notice and provide such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The restrictions on transferability and ownership will not apply if the

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board of directors, by the affirmative vote of 75% of all directors, determines that it is no longer in our best interests to qualify as a REIT.

    If any transfer of shares is attempted which, if effective, would result in a violation of the transfer or ownership limitations, that number of shares the ownership of which otherwise would cause such violation, rounded to the nearest whole share, shall be automatically transferred to the charitable beneficiary trust, and the person to whom they were meant to be transferred to, or the prohibited owner, shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of stock of our corporation. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends, no right to vote and no other rights attributable to such shares. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, to be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust shall be paid by the recipient of such dividend or distribution to the trustee upon demand. Any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution paid to the trustee shall be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, in his sole discretion, to rescind any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trust and to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

    Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee shall sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the ownership limitations contained in the charter. From the net proceeds of the sale, the prohibited owner shall receive the lesser of (a) the price he paid for the shares or, if he did not give value for the shares, e.g., shares acquired by gift, devise or other such transaction, the market price of such shares on the day of the event causing the shares to be transferred to the trust and (b) the price received by the trustee from the sale. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of stock have been transferred to the trust, the shares are sold by a prohibited owner, such shares shall be deemed to have been sold on behalf of the trust, and that portion of the price received by the prohibited owner in excess the amount that he would have been entitled to receive under the above formula shall be paid to the trustee upon demand.

    In addition, shares of stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the market price at the time of the devise or gift, and (b) the market price on the date we, or our designee, accept the offer. We may accept the offer until the trustee has sold the shares. Upon sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

    These restrictions do not apply to shares originally issued to the Berg Group. All certificates representing shares of common stock other than such shares will bear a legend referring to the restrictions described above.

    Every owner of more than 5%, or such lower percentage as required by the Code or regulations under the Code, of our outstanding stock, within 30 days after the end of each taxable year, is required to give us written notice stating the name and address of such owner, the number of shares of stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall also provide us such additional information as we may request in order to determine the effect, if any, of

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such ownership on our status as a REIT and to ensure compliance with the stock ownership limit. In addition, each stockholder shall upon demand be required to provide us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

    These ownership limits could delay, defer or prevent a transaction or a change in control of our corporation that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

REINVESTMENT AND SHARE PURCHASE PLAN

    We may adopt a Distribution Reinvestment and Share Purchase plan that would allow stockholders to automatically reinvest cash distributions on their outstanding shares of common stock and/or O.P. Units to purchase additional shares of common stock at a discounted price and without the payment of any brokerage commission or service charge. Stockholders and limited partners would also have the option of investing limited additional amounts by making cash payments. We have not yet decided whether or not to adopt such a plan, and we cannot assure you that we will ever adopt such a plan.

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        CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

THE BOARD OF DIRECTORS

    Our charter provides that the number of our directors shall be five and that the number may be increased or decreased pursuant to the bylaws. Our bylaws provide that, as long as the Berg Group and its affiliates, other than us and the operating partnerships, own at least 15% of the voting shares on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units, at least two directors must be directors nominated by the Berg Group, one of whom must be Mr. Berg or a person designated by him. If such ownership is at least 10%, but less than 15%, one director must be a director nominated by the Berg Group. Under our bylaws, the board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum number required by Maryland law, nor more than 15. In general, any vacancy will be filled by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. A vacancy created by the departure of a Berg Group board representative, however, must be filled by another Berg Group board representative until the date that the right of the Berg Group to name the Berg Group board representatives has expired.

REMOVAL OF DIRECTORS

    Our charter provides that, subject to the rights of the holders of preferred stock and the rights of the Berg Group, a director may be removed only for cause, as defined in the charter, and only by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the bylaws authorizing the board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

    - any person who beneficially owns ten percent or more of the voting power of our shares; or

    - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

    After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

    - two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

    - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

    These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other

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consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of Maryland law apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving the Berg Group and any purchaser in the private placement. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, the Berg Group and such purchasers may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

    The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

    Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. Our board of directors may amend or eliminate this provision at any time in the future, and if it did we would be subject to the control share restrictions under Maryland law. Shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or shares of stock for which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

    - one-fifth or more but less than one-third.

    - one-third or more but less than a majority; or

    - a majority or more of all voting power.

    Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares.

    Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to the conditions and limitations in the statute, the corporation may redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

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    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

BOARD QUORUM AND SPECIAL VOTING REQUIREMENTS

    Generally, under the MGCL, a majority of the total number of directors constitutes a quorum for the transaction of business. Our bylaws provide that, generally, the action of the majority of the directors present at a meeting at which a quorum is present shall be the action of the board of directors. However, our bylaws provide that as long as the Berg Group and its affiliates own at least 15% of the voting shares on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units, all meetings of the board of directors shall require the presence of Mr. Berg or, in the event he is no longer a director, his designee, and our charter provides that the approval of a majority of the directors which includes Mr. Berg or his designee will be required to take or permit to be taken any of the following actions:

    - hold a meeting of the directors which is not attended by Mr. Berg or his designee;

    - approve an amendment to the charter or the bylaws; and

    - approve any merger, consolidation or sale of all or substantially all of our assets.

    Our bylaws provide that the approval of more than 75% of the entire board of directors will be required for (a) our taking title to assets or conducting business other than through the operating partnerships, (b) the termination of our status as a REIT, and (c) exceeding our target debt to total market capitalization ratio of 50%.

AMENDMENT TO THE CHARTER AND BYLAWS

    Amendment of our charter, including its provisions regarding removal of directors, generally requires the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. The board of directors has the exclusive power to amend the bylaws. However, as long as the Berg Group and its affiliates, other than us and the operating partnerships, own at least 15% of the voting shares on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units, all amendments to our charter and bylaws require the approval of a majority of the directors, including Mr. Berg or his designee.

CORPORATE DISSOLUTION

    The dissolution of our corporation must be advised by the board of directors and approved by the stockholders by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    Our bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be made only:

    - pursuant to our notice of the meeting;

    - by or at the direction of the board of directors; and

    - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures, including the minimum time period, set forth in the bylaws.

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    Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Nominations of persons for election to the board of directors at a special meeting of stockholders may be made only:

    - pursuant to our notice of the meeting;

    - by or at the direction of the board of directors; or

    - provided that the board of directors has determined that directors shall be elected to such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions, including the minimum time period, set forth in the bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER
  AND BYLAWS

    The control share acquisition provisions of the MGCL, assuming the Board of Directors amends or eliminates the present exemption from the statute, our charter provisions with respect to removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our corporation that might involve a premium price for holders of common stock or otherwise be in their best interest.

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                       FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the material federal income tax considerations that are relevant to an investment in our common stock. This discussion is general in nature and is based on current law, but is not intended to be tax advice. The tax consequences to particular investors may differ from the following description, depending on their individual circumstances. This discussion does not address the tax consequences to certain types of stockholders, such as insurance companies, financial institutions and broker-dealers, or persons who hold stock as part of a conversion transaction, a hedging transaction, or a straddle transaction. This discussion does not address any state, local or foreign tax considerations.

    The REIT provisions of the Internal Revenue Code are highly technical and complex. The following discussion is merely a summary of those provisions and is qualified in its entirety by the applicable provisions of the Internal Revenue Code, Treasury regulations and IRS rulings, and administrative and judicial interpretations. The laws and rules that apply to REITs may change at any time and any changes may be applied retroactively.

    WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN OUR COMMON STOCK.

TAXATION AS A REIT

    We will elect to be taxed as a REIT for our taxable year ending December 31, 1999. We believe that we are organized and that we will operate in a manner that will qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code and the applicable Treasury regulations, which we refer to in this prospectus as the "REIT provisions." In the opinion of McCutchen, Doyle, Brown & Enersen, LLP, we have been organized in conformity with the REIT provisions and, commencing with our taxable year that will end on December 31, 1999, our method of operation has enabled, and our proposed method of operation will enable, us to continue to comply with the REIT provisions. We must emphasize that this opinion is based on various assumptions and on certain representations made by us as to factual matters, and that an opinion of counsel is not binding upon the IRS. We do not intend to seek a ruling from the IRS that we have been organized or that we are or have been operating in conformity with the REIT provisions. Moreover, our qualification as a REIT depends upon our ability to operate in a way that satisfies the REIT provisions from year to year. Therefore, we cannot assure you that we qualify as a REIT or that we will remain qualified as a REIT in subsequent years.

    If we satisfy the requirements of the REIT provisions, we generally will not be taxed on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" to the corporation and the stockholders that generally results from owning stock in a corporation. However, we will be subject to federal taxes in the following circumstances:

    - We will be taxed on any undistributed REIT taxable income, including undistributed net capital gains.

    - We may be subject to the "corporate alternative minimum tax" on our items of tax preference.

    - We will be taxed at the highest corporate tax rate on any net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, and on other nonqualifying income from foreclosure property.

    - We will be taxed at the rate of 100% on any net income from "prohibited transactions," which are, generally, sales or other dispositions of property held for sale to customers in the ordinary course of business, other than foreclosure property and certain involuntary conversions.

    - If we fail the 75% income test or the 95% income test, which are discussed below, but we maintain our REIT status, we will be taxed at the rate of 100% on the greater of the amounts by which we failed either of those tests multiplied by a fraction that is intended to reflect our profitability.

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    - If we fail to distribute during each taxable year at least the sum of (a)
      85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the amount by which the required distributions exceed actual distributions.

    - If we recognize "built-in gain" on the disposition of any asset during the "recognition period," we will pay tax at the highest corporate rate on the built-in gain. "Built-in gain" is any gain inherent in our assets on the first day of the first taxable year in which we qualify as a REIT and any gain inherent in an asset that we acquire from a regular corporation in a carryover basis transaction, such as a merger. The "recognition period" is a ten year period beginning on the first day we qualify as a REIT or the date on which the asset is acquired, as appropriate.

FAILURE TO QUALIFY AS A REIT

    If we fail to qualify as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable corporate alternative minimum tax. A failure to qualify as a REIT would have an adverse effect on the market value and the marketability of our stock. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible and we will not be required to make those distributions. Any distributions to stockholders will be ordinary income to them, to the extent of our accumulated earnings and profits, although distributions to corporate stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the REIT provisions, we will also be disqualified from taxation as a REIT until the fifth taxable year after the year in which we are disqualified as a REIT. We cannot assure you that we will be entitled to the relief provided by the REIT provisions if we are disqualified as a REIT.

REQUIREMENTS FOR REIT QUALIFICATION

    The Internal Revenue Code defines a REIT as a corporation, trust, or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for sections 856-859 of the Internal Revenue Code,
(4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code, (5) the beneficial ownership of which is owned by 100 or more persons (determined without attribution of stock ownership) during 335 days of each taxable year of 12 months, or during a proportionate period of a short taxable year, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or by attribution, by five or fewer individuals, (7) which makes or has made an election to be taxed as a REIT and the election has not been revoked or terminated, and (8) which meets certain other requirements, discussed below, regarding the character of its income and assets.

    We previously have issued sufficient shares to satisfy requirements (5) and
(6). Our charter and the acquisition agreement contain restrictions regarding transfers of shares which are intended to help us continue to satisfy those requirements. In particular, under the acquisition agreement to which we and the Berg Group are party, the Berg Group may not own more than 20% of our outstanding stock, and the McCarthys may not own more than 18.5% of the outstanding stock. Under our charter, no one may acquire any shares if the acquisition would result in our failure to satisfy the REIT provisions. The ownership and transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership and Transfer." If we fail to satisfy requirement (6), but we comply with certain rules regarding requesting information from our shareholders as to their ownership of our shares and we do not know, and would not have known through the exercise of reasonable diligence that we failed requirement (6), we will be treated as having met the requirement.

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    The REIT provisions will not apply to us or to our stockholders during any tax year in which we have earnings and profits as of the close of such taxable year which were accumulated in any year in which we were not a REIT. Although we operated for several years during which we were not a REIT, we believe that all of the earnings and profits accumulated during those years have been distributed. If we are mistaken and we have failed to distribute all accumulated earnings and profits from those years, the REIT provisions will not be applicable until those accumulated earnings and profits are distributed.

    INCOME REQUIREMENTS

    We must satisfy two gross income requirements each taxable year to maintain our qualification as a REIT: (1) At least 75% of our gross income, excluding gross income from prohibited transactions, must be derived directly or indirectly from real property or mortgages on real property, including "rents from real property," discussed below and, in certain circumstances, interest, or from certain types of temporary investments (the "75% Test"); and (2) at least 95% of our gross income, excluding gross income from prohibited transactions, must be derived from the sources included in the 75% Test as well as dividends, interest and gain from the sale or disposition of stock or securities, which we refer to in this prospectus as the "95% Test."

    The rents we receive will qualify as "rents from real property" only if several conditions are met, as follows:

    - The amount of rent we receive must not be based in whole or in part on the income or profits derived by any person from the property, but the amount of rent may generally be based on a percentage of receipts or sales.

    - Rents received from a tenant will not qualify as "rents from real property" if we directly or constructively own 10% or more of the tenant.

    - If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

    - Rents received will not qualify as "rents from real property" if we provide services to tenants other than services that are "usually or customarily rendered" in connection with the rental of space for occupancy.

    We currently own and operate all of the properties through the operating partnerships. Treasury Regulations provide that a REIT which is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership, determined with reference to the REIT's capital interest in the partnership, and will be deemed to be entitled to the income of the partnership that is allocable to that share. In addition, the character of the assets and the gross income of the partnership retain the same character in the hands of the REIT for purposes of satisfying the REIT provisions. Thus, our proportionate share of the assets and income of the operating partnerships will be treated as our assets and income for purposes of applying the income tests described above and the asset test described below.

    We believe that our income from the operating partnerships and other sources will enable us to satisfy the 75% Test and the 95% Test and that our income from the properties will be "rents from real property." Although certain properties are leased to corporations in which the Berg Group owns in excess of 10% of the outstanding stock, no member of the Berg Group owns, directly or by attribution, 10% of our stock and the provisions of our charter and the terms of the acquisition agreement prohibit the Berg Group from acquiring additional shares of our stock if the acquisition would result in our loss of REIT status.

    If we fail to satisfy one or both of the gross income requirements for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if our failure to meet the gross

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income requirements is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. As discussed above, even if these relief provisions were to apply, a tax would be imposed on the excess net income.

    As noted above, income from prohibited transactions is excluded from income for purposes of the 75% Test and the 95% Test, but the gain from prohibited transactions is taxed at the rate of 100%. A prohibited transaction is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, commonly referred to as "dealer" property. Whether property is dealer property is a factual question and we cannot assure you that none of our properties will be dealer properties. However, property will not be dealer property if (1) we have held the property for at least four years for the production of rental income, (2) capitalized expenditures on the property during the four years preceding sale do not exceed 30% of the net selling price of the property, and (3) we either (A) have seven or fewer sales of property (excluding sales of foreclosure property and involuntary conversions) during the taxable year, or (B) the aggregate adjusted tax bases of the properties sold during the taxable year does not exceed 10% of the aggregate tax bases of all our assets at the beginning of the taxable year, again excluding foreclosure property and property that is involuntarily converted. If we fail to meet these "safe harbor" provisions, that failure does not mean that the property is dealer property for purposes of the 100% tax on prohibited transactions.

    ASSET REQUIREMENTS

    We must also satisfy the following three asset tests at the close of each quarter of our taxable year:

    - At least 75% of the value of our total assets must be represented by interests in real estate assets, cash, cash items, government securities and temporary investments in stock or debt instruments purchased with the proceeds of new issuances of our stock;

    - Not more than 25% of our assets may be represented by securities other than those in the 75% asset class; and

    - Of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities, although we may own 100% of the stock of a "qualified REIT subsidiary."

    If we meet the asset requirements at the end of any quarter, we will not forfeit our REIT status for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. Furthermore, if we fail to meet the asset requirements because we acquired securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset requirements, and to take any action as may be required to cure any noncompliance.

    ANNUAL DISTRIBUTION REQUIREMENTS

    To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of 95% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, if any, and 95% of our net income after tax, if any, from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we recognize any built-in gain from the sale of an asset during its recognition period, we will be required to distribute at least 95% of the built-in gain after tax. These required distributions must be paid in the taxable year to which they relate or in the following year, if declared before our tax return is filed and if paid on or before the next regular dividend payment date.

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    If we do not distribute all of our net capital gain, or if we distribute at least 95% but less than 100% of our REIT taxable income, we will be taxed on the undistributed amounts at regular corporate tax rates. We may elect to designate undistributed net capital gains as a capital gain dividend and to pay a tax on the amount so designated. Each stockholder will be required to report his share of the capital gain dividend and will receive a credit for the tax we have paid on his share of the capital gain dividend.

    We intend to make timely distributions sufficient to satisfy the annual distribution requirements. We expect to have adequate cash and cash equivalents to enable us to make those distributions. Nevertheless, on occasion we might not have sufficient cash or cash equivalents to make timely dividend distributions in the required amounts, either because our share of the operating partnerships' cash flow for a particular year is inadequate or because of timing differences between actual receipt of income and payment of deductible expenses and the reporting of such income and expenses for tax purposes. We might need to arrange for borrowings to make the required distributions.

    Certain of the REIT provisions may permit us to remedy our failure to meet the distribution requirements for a taxable year by paying "deficiency dividends" to stockholders in a later year. By paying deficiency dividends we can avoid tax on the amounts so distributed, but we would be required to pay interest on the amount deducted as deficiency dividends.

TAXATION OF STOCKHOLDERS

    TAXATION OF U.S. TAXABLE STOCKHOLDERS

    For purposes of this discussion, a "U.S. stockholder" means a holder of common stock that, for federal income tax purposes is: (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (d) a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or certain electing trusts that were in existence on August 19, 1996, and treated as a domestic trust on such date. "United States" refers to the United States of America, including the States and the District of Columbia, and United States possessions, which include, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and Northern Mariana Islands.

    As long as we qualify as a REIT, distributions that are made to our U.S. stockholders who are not tax exempt and that are made out of current or accumulated earnings and profits and not designated as capital gain dividends will be ordinary income to the stockholders and will not be eligible for the dividends received deduction for corporate stockholders. Distributions, not designated as capital gain dividends, that exceed our current and accumulated earnings and profits will not be income to a U.S. stockholder until those distributions exceed the stockholder's basis in his stock. If those distributions exceed the basis of the stockholder's stock, the excess will be long-term capital gain if the stock has been held for more than one year at the time of distribution or will be short-term capital gain, and taxable at ordinary income rates, if the stock has been held for one year or less at the time of distribution. Under certain circumstances, a distribution received in January will be treated as having been received as of December 31 of the prior year. If we sustain losses in any taxable year, those losses may not be reported by our stockholders.

    Distributions that we designate as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year if the gains are realized from assets we have held more than one year, regardless of the time a stockholder has held his stock. Long-term capital gains realized by individual taxpayers are taxed at a maximum federal rate of 20%, or 25% to the extent the gain arises from unrecaptured depreciation deductions. Corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

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    We may elect to retain our net long term capital gains and pay a corporate-level tax on those retained capital gains. A stockholder who owns shares of our stock on December 31st of the year in which we have retained capital gains will be required to include in his gross income his proportionate share of the retained capital gains. He will also be deemed to have paid his proportionate share of tax on such long-term capital gain and, therefore, will receive a tax credit equal to his share of the corporate-level tax we have paid on those retained capital gains. In addition, the stockholder's basis in his stock will be increased by the difference between his share of the retained capital gains and his share of the corporate-level tax. If we elect this treatment, we must so notify the stockholders within 60 days following the end of the taxable year in which the retained capital gains are realized.

    If a stockholder realizes a loss on shares of our stock that he has held for six months or less, the loss will be treated as a long term capital loss to extent of capital gain dividends received by the stockholder with respect to those shares. Distributions received by our stockholders and any gain from the sale of their stock will not be treated as "passive activity income" and therefore may not be offset by "passive losses."

    TAXATION OF TAX-EXEMPT STOCKHOLDERS

    In general, distributions we make to tax-exempt stockholders will not constitute "unrelated business taxable income" unless the tax-exempt stockholder has borrowed to acquire or carry its stock. However, if we are "predominantly held" by qualified pension trusts, any pension trust that holds more than 10% of our stock may be required to report a portion of our distributions as unrelated business taxable income. We will be "predominantly held" by qualified pension trusts if one pension trust owns more than 25% of our stock or if a group of pension trusts, each owning more than 10% of our stock, together own more than 50% of our stock. For this purpose, stock ownership is measured by the value of our stock.

    TAXATION OF FOREIGN STOCKHOLDERS

    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we refer to collectively in this prospectus as "foreign stockholders," are complex and we will provide only a limited discussion of those rules.

    PROSPECTIVE FOREIGN STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE AND LOCAL INCOME, ESTATE AND GIFT TAX LAWS ON AN INVESTMENT IN OUR STOCK, INCLUDING U.S. WITHHOLDING AND REPORTING REQUIREMENTS.

    Distributions that are not attributable to gain from dispositions of U.S. real property interests and are not designated as capital gain dividends will be treated as ordinary income to the extent they are made out of our current or accumulated earnings and profits. These distributions will ordinarily be subject to a 30% withholding tax, unless a treaty reduces or eliminates the withholding tax. However, if income from our stock is treated as effectively connected with the conduct by the foreign stockholder of a U.S. trade or business, the distributions generally will be taxed at graduated tax rates in the same manner as U.S. stockholders are taxed, and the income may also be subject to the U.S. branch profits tax if the foreign stockholder is a corporation. We will withhold at the rate of 30% on distributions to our foreign stockholders unless (1) a lower treaty rate applies, or (2) the foreign stockholder certifies (on IRS Form 4224 or a suitable successor form, such as IRS Form W-8ECI.) that its investment in our stock is effectively connected with a U.S. trade or business of the foreign stockholder.

    Distributions in excess of our current and accumulated earnings and profits will not be taxable to a foreign stockholder to the extent the distributions do not exceed the basis of the stock, but rather will reduce the basis of the stock. Such distributions may, however, be subject to withholding as if they were dividends, although amounts so withheld may be refundable if it is later determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To the extent the distributions in excess of current and accumulated earnings and profits exceed the basis of the foreign stockholder's stock, they will result in gain that is taxable as described below as if the foreign stockholder sold the stock.

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    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to foreign stockholders under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, these distributions are taxed to a foreign stockholder as if such gain is effectively connected with a U.S. business. Thus, foreign stockholders will be taxed at the normal capital gain rates that apply to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax applicable to nonresident alien individuals. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign stockholder that is a corporation. We are required by Treasury regulations to withhold 35% of any distribution to a foreign stockholder that is designated by us as a capital gain dividend. Amounts we withhold may be credited by the foreign stockholder against its U.S. federal income tax liability.

    If we are a "domestically-controlled REIT," a foreign stockholder who sells our stock generally will not be subject to U.S. taxation on the sale. A "domestically-controlled REIT" is a REIT in which at all times during a particular testing period, which is generally five years preceding the sale in question, less than 50% of the value of the REITs shares are held directly or indirectly by foreign stockholders. Because our stock is publicly traded, we cannot assure you that we will be a domestically-controlled REIT. Even if we are a domestically-controlled REIT, gain realized by a foreign stockholder on our stock will be subject to U.S. federal income tax if (1) investment in our stock is effectively connected with the foreign stockholder's U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of foreign stockholders), or (2) the foreign stockholder is a nonresident alien individual who was present in the U.S. for 183 or more days during the taxable year of the sale and certain other conditions apply.

    If we are not, or if we cease to be, a domestically-controlled REIT, whether gain from the disposition of our stock by a foreign stockholder will be taxed under FIRPTA will depend on whether our stock is "regularly traded" on an established securities market (e.g., the AMEX, on which our stock is listed) and the extent of the foreign stockholder's direct and indirect ownership of our stock. If our stock is "regularly traded," as defined in Treasury regulations, on an established securities market at any time during the calendar year, a sale of our stock by a foreign stockholder will be subject to tax under FIRPTA only if the foreign stockholder owns, directly or indirectly, more than 5% of the total fair market value of our outstanding stock at any time during the five-year period ending on the date of the sale or other applicable determination date. If the gain on disposition of our stock is subject to FIRPTA, the foreign stockholder will be subject to the same U.S. tax treatment as a U.S. stockholder with respect to the gain, subject to application of the alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the U.S. branch profits tax if the foreign stockholder is a corporation. In addition, the purchaser of the stock may be required to withhold 10% of the purchase price and remit that amount to the IRS.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    We will report to our stockholders and to the IRS the amount of dividends paid or deemed paid during each calendar year and the amount of tax withheld, if any.

    Under certain circumstances, U.S. stockholders may be subject to backup withholding at a 31% rate on distributions on, or proceeds of a sale of, our stock. Backup withholding will apply only if the stockholder (1) fails to furnish his Taxpayer Identification Number, or TIN, which, for an individual, is the individual's Social Security Number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that he has failed to properly report payments of interest and dividends, or (4) fails to certify, under penalty of perjury, that he has furnished a correct TIN and has not been notified by the IRS that he is subject to backup withholding. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

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    Additional issues may arise pertaining to information reporting and backup withholding with respect to foreign stockholders, and foreign stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

    Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against the stockholder's U.S. federal income liability and may entitle the stockholder to a refund, provided the required information is reported to the IRS.

TAX ASPECTS OF THE OPERATING PARTNERSHIPS

    Substantially all of our investments are and will be held indirectly through the operating partnerships, which in turn will own the properties. In general, partnerships are "pass-through" entities that are not themselves subject to federal income tax. Instead, the partners receive allocations of the partnership's income, gain, loss and deduction and the partners are subject to tax on those allocations, without regard to actual cash distributions from the partnership. We will include in income our shares of these allocations from the operating partnerships for purposes of the REIT income tests and for purposes of computing our REIT taxable income. In addition, we will include our share of the assets of the operating partnerships, based on our capital interest in the operating partnerships, for purposes of the REIT assets tests. See "Federal Income Tax Considerations--Requirements for REIT Qualification."

    PARTNERSHIP CLASSIFICATION

    If the operating partnerships were to be taxed as corporations, rather than as partnerships, the income from the properties would be subject to the corporate "double tax" and we would fail to qualify as a REIT. We believe the operating partnerships will be classified as partnerships. Applicable Treasury regulations provide that certain business entities formed under corporate or similar statutes will be taxed as corporations. Other business entities, including the operating partnerships, which have at least two members and are not formed under a corporate or similar statute will be taxed as partnerships unless they affirmatively elect to be taxed as corporations. The operating partnerships have not elected, and they do not intend to elect, to be taxed as corporations. In addition, in the opinion of McCutchen, Doyle, Brown & Enersen, LLP, based on the provisions of the operating partnership agreements and related documents, and on certain factual representations and assumptions described in the opinion, each of the operating partnerships is treated as a partnership for federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation). An opinion of counsel is not binding on the IRS or the courts, and a successful challenge to the status of the operating partnerships as partnerships for federal income tax purposes would result in our failure to qualify as a REIT.

    PARTNERSHIP ALLOCATIONS

    The provisions of a partnership agreement generally determine the partners' respective shares of partnership income, gain, loss and deduction. However, those allocations will be disregarded for tax purposes if they do not have "substantial economic effect" under Section 704(b) of the Internal Revenue Code and applicable Treasury regulations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, taking into account all of the facts and circumstances of the partners' arrangement. The allocations in the partnership agreements of the operating partnerships are intended to comply with the requirements of Section 704(b) and the applicable Treasury regulations.

    TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

    Section 704(c) of the Internal Revenue Code requires all income, gain, loss and deduction attributable to property that is contributed to a partnership to be allocated for federal income tax purposes so that the partner who contributed the property is charged with the difference between the fair market value of the

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property and its adjusted tax basis at the time of contribution, which we refer to in this prospectus as a book-tax disparity. Similar rules apply to partnership property that is "revalued" when a new or existing partner obtains an interest in a partnership in exchange for a new contribution to partnership capital, as was the case when we became the general partner of the operating partnerships.

    In general, allocations under Section 704(c) are intended to eliminate the book-tax disparity over the period of the partnership's ownership of the property, by allocating disproportionate amounts of depreciation and gain or loss among the partners. These allocations are made solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. In certain circumstances, the special allocation rules of Section 704(c) may not entirely correct the book-tax disparity with respect to a particular taxable year or a specific transaction. Thus, we may be allocated smaller amounts of depreciation and possibly greater amounts of taxable income from the operating partnerships than if the book-tax disparity did not exist, and those allocations might adversely affect our ability to comply with the REIT distribution requirements. See "Federal Income Tax Considerations--Requirements for REIT Qualification--Annual Distribution Requirements."

    BASIS IN PARTNERSHIP INTEREST

    Our adjusted tax basis in our interests in the operating partnerships generally (1) will be equal to the amount of cash and the basis of any other property we contribute to the operating partnerships, (2) will be increased by our allocable share of the indebtedness of the operating partnerships and their operating income, and (3) will be reduced, but not below zero, by our allocable share of the losses of the operating partnerships and distributions we receive from the operating partnerships, including constructive distributions resulting from reductions in our share of indebtedness of the operating partnerships.

    If an allocation of loss from an operating partnership would reduce the adjusted tax basis of our partnership interest below zero, the recognition of that loss will be deferred until such time as the recognition of that loss will not reduce our adjusted tax basis below zero. If a distribution from an operating partnership, or a constructive distribution resulting from a reduction in our share of partnership indebtedness, exceeds the adjusted tax basis of our partnership interest, the distribution will be gain to us. Such gain will normally be characterized as capital gain and, if our partnership interest has been held longer than one year, the gain will be long term capital gain.

OTHER TAX CONSEQUENCES

    The state and local tax treatment of us and our stockholders may not conform to the federal income tax treatment discussed above. You should consult your own tax advisor regarding the effect of state and local taxes on an investment in our stock.

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                              ERISA CONSIDERATIONS

GENERAL

    In evaluating a prospective purchase of common stock, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider (a) whether the ownership of common stock is in accordance with the documents and instruments governing such plan; (b) whether the ownership of common stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Title I of ERISA, where applicable, and, in particular, the diversification, and prudence requirements of Section 404 of ERISA; (c) the effect in the unlikely event that our assets are treated as assets of the plan; and (d) the need to value the assets of the plan annually.

    The fiduciary investment considerations summarized below provide a general discussion that does not include all the fiduciary investment considerations relevant to a plan. This summary is based on the current provisions of ERISA and the Internal Revenue Code and regulations and rulings thereunder, both of which may be changed, perhaps adversely and with retroactive effect, by future legislative, administrative or judicial actions. This discussion does not deal with all aspects of ERISA, of the Internal Revenue Code or, to the extent not preempted, state law that may be relevant to the particular circumstances of a plan. This discussion should not be construed as legal advice and prospective purchasers of common stock should consult with and rely upon their own advisors in evaluating these matters in light of their own personal circumstances.

PLAN ASSETS REGULATIONS

    Under Department of Labor, or DOL, regulations determining the assets of a plan for purposes of ERISA and the related prohibited transaction excise tax provisions of the Internal Revenue Code, when a plan makes an equity investment in another entity, the underlying assets of that entity will not be considered assets of the plan if the equity interest is a "publicly-offered security."

    For purposes of the DOL regulations, a "publicly-offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) part of a class of securities that is registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or sold pursuant to an effective registration statement under the Securities Act provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The common stock has been registered under the Securities Act and the Exchange Act.

    The DOL regulations provide that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the offering as a result of events beyond the control of the issuer. We expect the common stock to remain "widely held."

    The DOL regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering of the common stock, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." The DOL regulations indicate that a restriction or prohibition against a transfer or assignment which would result in a termination or reclassification of an entity for federal or state tax purposes will not affect the determination of whether securities are "freely transferable." We believe that the restrictions imposed under our charter on the transfer of the common stock are limited to the restrictions on transfer generally permitted under the DOL

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regulations and are not likely to result in the failure of the common stock to be "freely transferable." However, we cannot assure you that the DOL will not reach a contrary conclusion.

    Therefore, we believe that the common stock should be treated as "publicly-offered securities," under the DOL regulations and, accordingly, that our underlying assets should not be considered to be assets of any plan investing in the common stock.

GENERAL ERISA REQUIREMENTS

    ERISA generally requires that the assets of a plan be held in trust and that the trustee, or an investment manager within the meaning of Section 3(38) of ERISA, have exclusive authority and discretion to manage and control the assets of the plan. As discussed above, under current law, our assets do not appear likely to be assets of plans receiving shares of common stock. However, if our assets were deemed to be assets of plans under ERISA, our directors would likely be fiduciaries with respect to the plans that invest in us and the prudence and other fiduciary standards set forth in ERISA would apply to the directors and to all of our investments. Plan fiduciaries who make the decision to invest in the common stock could, under certain circumstances, be liable as co-fiduciaries for actions taken by us or our directors that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.

PROHIBITED TRANSACTIONS

    Section 406 of ERISA provides that plan fiduciaries are prohibited from causing a plan to engage in certain types of transactions. Section 406(a) prohibits a fiduciary from knowingly causing a plan to engage directly or indirectly in, among other things: (a) a sale or exchange, or leasing, of property with a party in interest; (b) a loan or other extension of credit with a party in interest; (c) a transaction involving the furnishing of goods, services or facilities with a party in interest; or (d) a transaction involving the transfer of plan assets to, or use of plan assets by or for the benefit of, a party in interest. Additionally, Section 406 prohibits a plan fiduciary from dealing with plan assets in his own interest or for his own account, from acting in any capacity in any transaction involving the plan on behalf of a party or representing a party whose interests are adverse to the interest of the plan, and from receiving any consideration for his own account from any party dealing with the plan in connection with a transaction involving plan assets. Similar provisions in Section 4975 of the Internal Revenue Code apply to qualified plans, and to certain other plans and individual retirement arrangements not subject to ERISA.

    If our assets were deemed to be assets of a plan, a director could be characterized as a fiduciary of the plan under ERISA or the Internal Revenue Code. A director's characterization as a fiduciary would cause him to be deemed as a "party in interest" under ERISA and a "disqualified person" under the Internal Revenue Code with respect to a plan, or other plan or individual retirement arrangement, receiving common stock, which could cause various transactions between the director and us to constitute prohibited transactions under ERISA and the Internal Revenue Code. Moreover, if our assets were deemed to be assets of the plans, transactions between us and parties in interest or disqualified persons with respect to any plan, or other plan or individual retirement arrangement, that has invested in us could be prohibited transactions with respect to the plan, unless a statutory or administrative exemption is available.

    If a prohibited transaction has occurred, certain of the parties involved in the transaction could be required to (a) undo the transaction, (b) restore to the plan any profit realized on the transaction, (c) make good to the plan any loss suffered by it as a result of the transaction and (d) pay an excise tax equal to fifteen percent of the "amount involved" in the transaction for each year in which the transaction remains uncorrected. If such transaction is not corrected within the "taxable period," as defined in Section 4975(f)(2) of the Internal Revenue Code, the parties involved in the transaction could be required to pay an excise tax equal to 100% of the "amount involved."

    If the investment constituted a prohibited transaction under Section 408(e)(2) of the Internal Revenue Code by reason of us engaging in a prohibited transaction with the individual who established an individual retirement arrangement, or IRA, or his beneficiary, the IRA would lose its tax-exempt status under federal tax laws. The other penalties for prohibited transactions would not apply.

REPORTING AND DISCLOSURE

    As part of the reporting and disclosure requirements applicable to plans under ERISA and the Internal Revenue Code, fiduciaries of a plan are required to determine annually the fair market value of the assets of such plan as of the close of such plan's fiscal year and to file annual reports valuing such assets. Since the common stock is listed on the AMEX, and since our assets will not be deemed to be assets of the plans, the requirements for valuation should be complied with by such listing and trading.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, A.G. Edwards & Sons, Inc., Legg Mason Wood Walker, Incorporated and Sutro & Co. Incorporated have severally agreed, subject to the terms and conditions of the underwriting agreement between the underwriters and us to purchase from us the respective number of shares of common stock set forth opposite their name below:


UNDERWRITERS                                                                                     NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
A.G. Edwards & Sons, Inc.......................................................................       1,809,000
Legg Mason Wood Walker, Incorporated...........................................................       1,808,000
Sutro & Co. Incorporated.......................................................................       1,808,000
Bear, Stearns & Co. Inc........................................................................         150,000
CIBC World Markets Corp........................................................................         150,000
Credit Lyonnais Securities (USA) Inc...........................................................         150,000
Deutsche Bank Securities Inc...................................................................         150,000
Donaldson, Lufkin & Jenrette Securities Corporation............................................         150,000
Goldman, Sachs & Co............................................................................         150,000
Lehman Brothers Inc............................................................................         150,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.............................................         150,000
Morgan Stanley & Co. Incorporated..............................................................         150,000
PaineWebber Incorporated.......................................................................         150,000
Crowell, Weedon & Co...........................................................................          75,000
First Security Van Kasper......................................................................          75,000
First Union Capital Markets Corp...............................................................          75,000
Jefferies & Company, Inc.......................................................................          75,000
Ladenburg Thalmann & Co. Inc...................................................................          75,000
McDonald Investments Inc., a KeyCorp Company...................................................          75,000
Ragen MacKenzie Group Incorporated.............................................................          75,000
Raymond James & Associates, Inc................................................................          75,000
The Seidler Companies Incorporated.............................................................          75,000
Stifel, Nicolaus & Company Incorporated........................................................          75,000
Wedbush Morgan Securities......................................................................          75,000
                                                                                                 -----------------
  Total........................................................................................       7,750,000


    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all such shares of the common stock if any of such shares are purchased. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any are taken.


    The representatives of the underwriters have advised us that the underwriters propose initially to offer such shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $0.28 per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share to certain other dealers. After the shares of common stock are released for sale to the public, the offering price and other selling terms may be changed by the underwriters.


    We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate 1,162,500 additional shares of common stock at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of the shares of common stock that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares in such table, and we will be obligated, pursuant to the option, to sell such shares to the underwriters.

    The price of the shares of common stock purchased by the underwriters will be the public offering price set forth on the cover page of this prospectus less the following discounts, to be paid to the underwriters by Mission West Properties, Inc. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.


                                                                                      FULL
                                                                    NO EXERCISE     EXERCISE
                                                                    ------------  ------------
Per Share.........................................................  $      0.495   $    0.495
Total.............................................................     3,836,250    4,411,688



    We expect to incur expenses of approximately $4,186,250 in connection with this offering, assuming no exercise of the underwriters' option.


    We and our directors and officers have agreed, for a period of 180 days after the date of this prospectus, not to issue, sell, offer to sell, transfer, grant any third party the right to purchase or otherwise dispose of any shares of common stock or any securities convertible into common stock without the prior written consent of A.G. Edwards & Sons, Inc. This 180-day period is known as the lock-up period. Our agreement does not include shares of common stock issued pursuant to our stock option plan to employees or independent contractors who are not directors or officers. A.G. Edwards & Sons, Inc. may, without notice and in its sole discretion, allow us and our directors and officers to dispose of common stock or other securities prior to the expiration of such 180-day period. There are, however, no agreements between A.G. Edwards & Sons, Inc. and us and our directors and officers that would allow them to do so.

    The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The underwriters have advised us that, in connection with this offering, certain persons participating in this offering may engage in transactions that may have the effect of stabilizing, maintaining or otherwise affecting the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may include stabilizing bids, syndicate covering transactions and the imposition of penalty bids. A stabilizing bid is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of preventing or retarding a decline in the market price of the common stock. A syndicate covering transaction is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby, as well as certain tax matters described under "Federal Income Tax Considerations", will be passed upon for us by McCutchen, Doyle, Brown & Enersen, LLP. A partner of McCutchen, Doyle, Brown & Enersen, LLP, who is rendering services to us with respect to the offering, owns 12,333 shares of common stock. Gibson, Dunn & Crutcher LLP will pass on certain legal matters for the underwriters. McCutchen, Doyle, Brown & Enersen, LLP and Gibson, Dunn & Crutcher LLP will rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

    The financial statements of Mission West Properties, Inc. as of December 31, 1998 and 1997 and for the year ended December 31, 1998, the one month ended December 31, 1997 and the years ended November 30, 1997 and 1996 and the Berg Properties (Predecessor) as of June 30, 1998 and December 31, 1997 and for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common stock to be sold under this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about Mission West and the shares of common stock to be sold in the offering, please refer to the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of contracts, agreements or documents and are not necessarily complete. Complete copies of these documents have been filed with the registration statement.

    We also file required reports, proxy statements and other information with the Commission. These reports and statements and the registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the Commission's Public Reference facility maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed by us with the Commission is available at the web site maintained by the Commission on the world wide web at http://www.sec.gov. These documents may also be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, New York, and the Pacific Exchange, Inc., 115 Sansome Street, 8th Floor, San Francisco, California.

                         MISSION WEST PROPERTIES, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1999..............................        F-2

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31,
  1999.....................................................................................................        F-3

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998....        F-4

Notes and Management's Assumptions to the Pro Forma Condensed Consolidated Financial Statements............        F-5

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS:

Report of Independent Accountants..........................................................................       F-12

Consolidated Balance Sheets as of March 31, 1999 (unaudited) and December 31, 1998 and 1997................       F-13

Consolidated Statements of Operations for the three months ended March 31, 1999 and 1998 (unaudited) and the year ended December 31, 1998, the one month ended December 31, 1997 and the years ended November 30,
  1997 and 1996............................................................................................       F-14

Consolidated Statements of Changes in Stockholders' Equity for the three months ended March 31, 1999 and
  1998 (unaudited) and the year ended December 31, 1998, the one month ended December 31, 1997 and the
  years ended November 30, 1997 and 1996...................................................................       F-15

Consolidated Statements of Cash Flows for the three months ended March 31, 1999 (unaudited) and the year ended December 31, 1998, the one month ended December 31, 1997 and the years ended November 30, 1997 and
  1996.....................................................................................................       F-16

Notes to Consolidated Financial Statements.................................................................       F-17

Report of Independent Accountants..........................................................................       F-37

Schedule III: Real Estate and Accumulated Depreciation of Mission West Properties, Inc. as of December 31,
  1998.....................................................................................................       F-38

Notes to Schedule III......................................................................................       F-39

COMBINED FINANCIAL STATEMENTS FOR THE BERG PROPERTIES:

Report of Independent Accountants..........................................................................       F-40

Combined Balance Sheet as of June 30, 1998.................................................................       F-41

Combined Statements of Operations for the six months ended June 30, 1998 and the years ended December 31,
  1997 and 1996............................................................................................       F-42

Combined Statements of Net Equity for the six months ended June 30, 1998 and the years ended December 31,
  1997 and 1996............................................................................................       F-43

Combined Statements of Cash Flows for the six months ended June 30, 1998 and the years ended December 31,
  1997 and 1996............................................................................................       F-44

Notes to Combined Financial Statements.....................................................................       F-45

                         MISSION WEST PROPERTIES, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

            (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  ACQUISITION OF
                                                                  MISSION WEST         THE
                                                                  PROPERTIES,       MICROSOFT
                                                                      INC.           PROJECT         PRO FORMA
                                                                 MARCH 31, 1999      (NOTE 3)      MARCH 31, 1999
                                                                 --------------  ----------------  --------------
ASSETS:
  Real estate:
    Land.......................................................    $   93,496       $   46,833       $  140,329
    Buildings and improvements.................................       436,608          109,274          545,882
                                                                 --------------       --------     --------------
                                                                      530,104          156,107          686,211
  Less, accumulated depreciation...............................        (8,113)              --           (8,113)
                                                                 --------------       --------     --------------
                                                                      521,991          156,107          678,098
  Cash and cash equivalents....................................           134               --              134
  Deferred rent receivable.....................................         2,377               --            2,377
  Other assets.................................................         2,304               --            2,304
                                                                 --------------       --------     --------------
      TOTAL ASSETS.............................................    $  526,806       $  156,107       $  682,913
                                                                 --------------       --------     --------------
                                                                 --------------       --------     --------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Line of credit...............................................    $   18,523       $   32,057       $   50,580
  Mortgage notes payable.......................................       156,656               --          156,656
  Mortgage notes payable (related parties).....................        24,080           25,000           49,080
  Interest payable.............................................           458               --              458
  Interest payable (related parties)...........................           416               --              416
  Security deposits............................................         2,060               --            2,060
  Prepaid rental income........................................         3,018               --            3,018
  Accounts payable and accrued expenses........................         2,357               --            2,357
                                                                 --------------       --------     --------------
      TOTAL LIABILITIES........................................       207,568           57,057          264,625
                                                                 --------------       --------     --------------

Minority interest..............................................       285,037           99,050          384,087

STOCKHOLDERS' EQUITY:
  Preferred Stock, $0.001 par value, 20,000,000 authorized,
    none issued and outstanding on a pro forma basis...........            --               --               --
  Common Stock, $0.001 par value, 200,000,000 authorized
    8,233,583 issued and outstanding on a pro forma basis......             8               --                8
  Additional paid in capital...................................        55,595               --           55,595
  Less amounts receivable on private placement.................          (900)              --             (900)
  Accumulated deficit..........................................       (20,502)              --          (20,502)
                                                                 --------------       --------     --------------
      TOTAL STOCKHOLDERS' EQUITY...............................        34,201                            34,201
                                                                 --------------       --------     --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................    $  526,806       $ $156,107       $  682,913
                                                                 --------------       --------     --------------
                                                                 --------------       --------     --------------

The accompanying notes and management's assumptions are an integral part of this statement.

                         MISSION WEST PROPERTIES, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

     (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                      PRO FORMA ADJUSTMENTS
                                                           -------------------------------------------
                                            MISSION WEST    ACQUISITION
                                            PROPERTIES,         OF            OTHER
                                                INC.         MICROSOFT      PROPERTY         OTHER       PRO FORMA
                                             MARCH 31,        PROJECT     ACQUISITIONS    ADJUSTMENTS    MARCH 31,
                                                1999         (NOTE 3)       (NOTE 5)       (NOTE 6)         1999
                                           --------------  -------------  -------------  -------------  ------------
REVENUE:
  Rental revenues from real estate.......   $     14,027    $     5,150     $     172      $     (93)   $     19,256
  Tenant reimbursements..................          2,236             46            25             --           2,307
  Other income, including interest.......            149             --            --             --             149
                                           --------------  -------------        -----          -----    ------------
    TOTAL REVENUE........................         16,412          5,196           197            (93)         21,712
                                           --------------  -------------        -----          -----    ------------

EXPENSES:
  Property operating, maintenance and
    real estate taxes....................          2,311             --            20             --           2,331
  Interest...............................          2,971            520            --             --           3,491
  Interest (related parties).............            416            406            38             --             860
  General and administrative.............            406             --            --             --             406
  Depreciation of real estate............          2,703            683            25             --           3,411
                                           --------------  -------------        -----          -----    ------------
    TOTAL EXPENSES.......................          8,807          1,609            83             --          10,499
                                           --------------  -------------        -----          -----    ------------

Income before minority interest..........          7,605          3,587           114            (93)         11,213
Minority interest........................          6,724          3,342           101             17          10,184
                                           --------------  -------------        -----          -----    ------------
    Net income...........................   $        881    $       245     $      13      $    (110)   $      1,029
                                           --------------  -------------        -----          -----    ------------
                                           --------------  -------------        -----          -----    ------------

Basic earnings per share (Note 2)........   $       0.11                                                $       0.13
                                           --------------                                               ------------
                                           --------------                                               ------------
Diluted earnings per share (Note 2)......   $       0.10                                                $       0.12
                                           --------------                                               ------------
                                           --------------                                               ------------
Weighted average number of common shares
  outstanding (basic)....................      8,227,261                                                   8,227,261
                                           --------------                                               ------------
                                           --------------                                               ------------
Weighted average number of common shares
  outstanding (diluted)..................      8,415,412                                                   8,415,412
                                           --------------                                               ------------
                                           --------------                                               ------------

The accompanying notes and management's assumptions are an integral part of this statement.

                         MISSION WEST PROPERTIES, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

     (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                           PRO FORMA ADJUSTMENTS
                                                        -----------------------------------------------------------
                                                                    ACQUISITION OF
                                       MISSION WEST     JULY 1998    THE MICROSOFT   OTHER PROPERTY       OTHER       PRO FORMA
                                     PROPERTIES, INC.   ACQUISITION  PROJECT (NOTE    ACQUISITIONS     ADJUSTMENTS   DECEMBER 31,
                                     DECEMBER 31, 1998   (NOTE 4)         3)            (NOTE 5)        (NOTE 6)         1998
                                     -----------------  ----------  ---------------  ---------------  -------------  ------------
REVENUE:
  Rental revenues from real
    estate.........................     $    27,285     $   25,642     $  20,599        $   2,861       $     574     $   76,961
  Tenant reimbursements............           4,193          4,044           183              413              --          8,833
  Other income, including
    interest.......................             278             --            --               --              --            278
                                     -----------------  ----------       -------           ------          ------    ------------
    TOTAL REVENUE..................          31,756         29,686        20,782            3,274             574         86,072
                                     -----------------  ----------       -------           ------          ------    ------------

EXPENSES:
  Property operating, maintenance
    and real estate taxes..........           4,821          4,430            --              338              --          9,589
  Interest.........................           4,685          3,044         2,273                            5,679         15,681
  Interest (related parties).......           3,511             61         1,773              789          (2,515)         3,619
  General and administrative.......           1,501             --            --               --              --          1,501
  Management fees (related
    parties).......................              --            645            --               --            (645)            --
  Depreciation of real estate......           5,410          3,862         2,732              338           1,294         13,636
                                     -----------------  ----------       -------           ------          ------    ------------
    TOTAL EXPENSES.................          19,928         12,042         6,778            1,465           3,813         44,026
                                     -----------------  ----------       -------           ------          ------    ------------

Income before minority interest....          11,828         17,644        14,004            1,809          (3,239)        42,046
Minority interest..................          12,049         15,897        13,047            1,643          (4,258)        38,378
                                     -----------------  ----------       -------           ------          ------    ------------
    Net (loss) income..............     $      (221)    $    1,747     $     957        $     166       $   1,019     $    3,668
                                     -----------------  ----------       -------           ------          ------    ------------
                                     -----------------  ----------       -------           ------          ------    ------------

Basic and diluted (loss) earnings
  per share (Note 2)...............     $     (0.13)                                                                  $     0.45
                                     -----------------                                                               ------------
                                     -----------------                                                               ------------
Weighted average number of common
  shares outstanding (basic) (Note
  2)...............................       1,688,059                                                                    8,183,117
                                     -----------------                                                               ------------
                                     -----------------                                                               ------------
Weighted average number of common
  shares outstanding (diluted)
  (Note 2).........................       1,710,789                                                                    8,205,847
                                     -----------------                                                               ------------
                                     -----------------                                                               ------------

The accompanying notes and management's assumptions are an integral part of this statement.

                         MISSION WEST PROPERTIES, INC.

                   NOTES AND MANAGEMENT'S ASSUMPTIONS TO THE
CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
                               MARCH 31, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

   (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND O.P. UNIT DATA)

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Mission West Properties, Inc. (the "Company") is engaged in the acquisition, marketing and leasing of R&D office properties, located primarily in the "Silicon Valley" portion of the San Francisco Bay Area. As of March 31, 1999, the Company managed 72 properties totaling approximately 4.57 million square feet through its controlling interests in four separate partnerships (the "operating partnerships") in which the Company is the sole general partner. For the year ending December 31, 1999, the Company intends to elect to be taxed as a real estate investment trust ("REIT") for federal income tax purposes and will operate as a self-managed, self-administered, self-advised and fully integrated REIT.

    The unaudited pro forma balance sheet as of March 31, 1999 is based on the unaudited historical financial statements of the Company and has been prepared as if the purchase, effective as of April 1, 1999, of an approximately 515,700 square foot five-building R&D complex located on L'Avenida Avenue in Mountain View, California, which has been fully leased to Microsoft Corporation ("the Microsoft Project"), had occurred on March 31, 1999. The unaudited pro forma statements of operations for the three months ended March 31, 1999 and the year ended December 31, 1998 are based upon the historical financial statements of the Company and have been prepared as if each of the following transactions had occurred as of January 1, 1998: (i) the purchase completed by the Company, effective as of July 1, 1998, of our general partnership interest in each of the operating partnerships, (ii) the purchase, effective as of April 1, 1999, of the Microsoft Project which has been fully leased to Microsoft, and (iii) the purchases completed by the Company during the last two quarters of 1998 and the first quarter of 1999 consisting of three newly constructed R&D properties comprising, in the aggregate, 217,511 rentable square feet located in Silicon Valley.

    The unaudited pro forma financial statements are not necessarily indicative of what the actual financial position or results of operations would have been assuming the completion of the above transactions as of the beginning of the periods indicated, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period. In addition, the historical operating results for the three months ended March 31, 1999 are not necessarily indicative of the results to be obtained by the Company for the year ending December 31, 1999.

2. ASSUMPTIONS:

    The following assumptions have been made regarding the operations of the Company in the preparation of the pro forma financial statements:

    a. The Company has elected to be and qualified as a REIT for income tax reporting purposes and has distributed sufficient taxable income to meet the requirements of the Internal Revenue Code and, therefore, incurred no income tax liabilities effective with the year ended December 31, 1998. The Company has assumed that there were no dividends required to be paid to maintain REIT status for the year ended December 31, 1998.

    b. Rent has been recognized on the straight-line method of accounting in accordance with generally accepted accounting principles.

                         MISSION WEST PROPERTIES, INC.

                   NOTES AND MANAGEMENT'S ASSUMPTIONS TO THE
CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
                               MARCH 31, 1999 AND
                FOR THE YEAR ENDED DECEMBER 31, 1998 (CONTINUED)

   (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND O.P. UNIT DATA)

2. ASSUMPTIONS: (CONTINUED)
    c. Depreciation has been computed using the straight-line method over estimated useful lives of 40 years for buildings and improvements.


    d. Weighted average number of common shares outstanding on a pro forma basis (basic and diluted) for the year ended December 31, 1998 assumes that the private placement of 6,495,058 shares of the Company's common stock completed in December 1998 had occurred as of January 1, 1998. The pro forma financial statements, have not however, been adjusted to reflect the new capital structure of the Company upon the completion of this proposed offering of 7,750,000 shares of the Company's common stock. The following amounts give effect to the new capital structure contemplated by this prospectus at an offering price of $8 1/4 net of underwriting discount and offering expenses of approximately $4,186:



                                                              PRO FORMA         PRO FORMA
                                                             AS ADJUSTED       AS ADJUSTED
                                                            MARCH 31, 1999  DECEMBER 31, 1998
                                                            --------------  -----------------
Net income................................................    $    2,137        $   7,751
Basic income (loss) per share.............................    $      .13        $     .49
Diluted income (loss) per share...........................    $      .13        $     .49
Funds from Operations.....................................    $   15,594        $  59,918
Funds Available for Distribution..........................    $   14,142        $  54,701


3. ACQUISITION OF THE MICROSOFT PROJECT:

    The total acquisition cost of the Microsoft Project was $156,107 based on the debt assumed and the value of the O.P. Units issued. In connection with the acquisition, the Company assumed $25,000 of mortgage debt due to the Berg Group, an affiliate of Carl E. Berg and Clyde J. Berg, $32,057 due to Microsoft for shell and tenant improvements, and issued 13,206,629 limited partnership units ("O.P. Units") (representing $99,050 of net equity attributable to minority interests). For pro forma financial statement purposes, we assume that amounts due to Microsoft had been funded through additional borrowings on the Wells Fargo line of credit. The average interest rate on the line of credit was 6.49% and 7.09% for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively. The debt due the Berg Group is due on demand and bears an interest rate identical to that as charged on the Company's line of credit.

    In accordance with the terms of the lease, on April 1, 1999, Microsoft began paying monthly base rent of approximately $1,226 for the first four buildings, which consist of approximately 415,700 rentable square feet. On June 1, 1999, Microsoft began paying monthly rent of approximately $295 for the fifth building, which consists of approximately 100,000 rentable square feet. On an annual basis, rental income from the Microsoft Project, which has been reflected on a straight-line basis, is $20,599, or $5,150 per quarter, assuming all rents commenced on January 1, 1998. Additionally, the lease with Microsoft provides for a management fee equal to 1% of the base rent. For the first year of the lease, this fee is $183, or $46 per quarter.

                         MISSION WEST PROPERTIES, INC.

                   NOTES AND MANAGEMENT'S ASSUMPTIONS TO THE
CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
                               MARCH 31, 1999 AND
                FOR THE YEAR ENDED DECEMBER 31, 1998 (CONTINUED)

   (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND O.P. UNIT DATA)

3. ACQUISITION OF THE MICROSOFT PROJECT: (CONTINUED)
    For the three months ended March 31, 1999, the Company would have incurred additional interest expense of $520 and interest expense (related parties) of $406 as a result of the debt assumed in connection with this acquisition, on a pro forma basis. Additionally, for the year ended December 31, 1998, the Company would have incurred additional interest expense of $2,273, as well as interest expense (related parties) of $1,773.

    Additionally, an adjustment has been made to reflect depreciation expense in the amount of $683 and $2,732 for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively.

4. THE JULY 1998 ACQUISITION:

    On July 1, 1998, the Company acquired control of four existing limited partnerships by becoming the sole general partner in each such partnership (the "July 1998 Acquisition"). The July 1998 Acquisition was accounted for as a purchase with the results of operations of the operating partnerships included from July 1, 1998. Accordingly, the historical consolidated statement of operations of the Company for the year ended December 31, 1998 includes the results of operations for the properties acquired in the July 1998 Acquisition for the six months ended December 31, 1998. In order to reflect the consummation of the July 1998 Acquisition as of January 1, 1998 for pro forma financial statement purposes, the actual results of operations of the properties acquired in the July 1998 Acquisition for the six months ended June 30, 1998 have been included.

5. OTHER PROPERTY ACQUISITIONS

    During the second half of 1998 and the first quarter of 1999, the Company, through the operating partnerships, acquired three additional properties comprising, in the aggregate, 217,511 square feet of rentable space (the "Other Property Acquisitions"). These acquisitions were accounted for as a purchase and were acquired from the Berg Group under the Berg land holdings option agreement and the pending projects acquisition agreement. The total acquisition cost for these three properties was $22,250. In the acquisitions, the Company assumed $13,131 of debt due the Berg Group, and issued 1,366,094 O.P. Units.
The following table contains information about the acquisitions:

                                          RICHARD AVENUE         HELLYER AVENUE       SANTA TERESA      TOTAL
                                       ---------------------  --------------------  ----------------  ----------
Acquisition Date.....................      September 1, 1998  November 1, 1998         March 1, 1999
Debt Assumed.........................  $           2,374      $          7,232      $       3,525     $   13,131
Other Liabilities Assumed............                 --                   561                 88            649
Total Acquisition Value..............              4,198                 9,494              8,558         22,250
Depreciable basis....................              2,912                 6,502              5,990         15,404
Monthly Rent (Straight-lined)........                 60                   136                 86            282
O.P. Units Issued....................            405,166               266,898            694,030      1,366,094
Estimated Value of O.P. Units at
  Acquisition Date...................  $           1,824      $          1,701              4,945     $    8,470

                         MISSION WEST PROPERTIES, INC.

                   NOTES AND MANAGEMENT'S ASSUMPTIONS TO THE
CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
                               MARCH 31, 1999 AND
                FOR THE YEAR ENDED DECEMBER 31, 1998 (CONTINUED)

   (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND O.P. UNIT DATA)

5. OTHER PROPERTY ACQUISITIONS (CONTINUED)
    The debt assumed in connection with these acquisitions bears an interest rate identical to that as charged on the Company's line of credit. The average interest rate on the line of credit was 6.49% and 7.09% for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively. Based on the information in the above table, the following adjustments have been made to the pro forma financial statements in order to reflect these acquisitions as of January 1, 1998:

                                                                 FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                                      ----------------------------------------------------------------
                                                       RICHARD AVENUE     HELLYER AVENUE     SANTA TERESA      TOTAL
                                                      -----------------  -----------------  ---------------  ---------
Rental revenue......................................             --                 --         $     172     $     172
Tenant reimbursements...............................             --                 --                25            25
Property operating and maintenance expenses and real
  estate taxes......................................             --                 --                20            20
Interest (related parties)..........................             --                 --                38            38
Depreciation........................................             --                 --                25            25

                                                                  FOR THE YEAR ENDED DECEMBER 31, 1998
                                                      ------------------------------------------------------------
                                                       RICHARD AVENUE    HELLYER AVENUE   SANTA TERESA     TOTAL
                                                      -----------------  ---------------  -------------  ---------
Rental revenue......................................      $     476         $   1,356       $   1,029    $   2,861
Tenant reimbursements...............................             57               207             149          413
Property operating and maintenance expenses and real
  estate taxes......................................             45               171             122          338
Interest (related parties)..........................            112               427             250          789
Depreciation........................................             50               138             150          338

6. OTHER ADJUSTMENTS:

    The following additional adjustments were made in preparing the pro forma financial statements:

    (a) Adjustments of $(93) and $574 have been made to rental revenues from real estate to reflect straight-lined rents as if the Company acquired the July 1998 Acquisition properties on January 1, 1998 for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively.

    (b) Adjustments have been made to the pro forma statements of operations for the three months ended March 31, 1999 and the year ended December 31, 1998 to state interest expense on a pro forma basis as a result of the following transactions that altered the capital structure of the Company, as if they had occurred on January 1, 1998:

       (1) In connection with the July 1998 Acquisition, the Company assumed $233,638 of debt.

       (2) On September 23, 1998, the Company, in its capacity as the general partner of the operating partnerships, obtained a $130,000 secured loan with Prudential Insurance Company of America. The interest rate on the loan is fixed at 6.56% per annum, the amortization period

                         MISSION WEST PROPERTIES, INC.

                   NOTES AND MANAGEMENT'S ASSUMPTIONS TO THE
CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
                               MARCH 31, 1999 AND
                FOR THE YEAR ENDED DECEMBER 31, 1998 (CONTINUED)

   (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND O.P. UNIT DATA)

6. OTHER ADJUSTMENTS: (CONTINUED)
           is 30 years, and the term of the loan is 10 years. The proceeds from the loan were used to pay a portion of mortgage notes payable (including amounts due to related parties) in the amount of $118,636.

       (3) Effective September 1, 1998, the Company assumed $2,374 of debt due the Berg Group in connection with the acquisition of the Richard Avenue property.

       (4) Effective November 1, 1998, the Company assumed $7,232 of debt due the Berg Group in connection with the acquisition of the Hellyer Avenue property.

       (5) On December 29, 1998, the Company completed the private placement of 6,495,058 shares for total net proceeds of $27,827 that were utilized to reduce outstanding debt under the line of credit facility.

       (6) Effective March 1, 1999, the Company assumed $3,525 of debt due the Berg Group in connection with the acquisition of the Santa Teresa property.

       (7) Effective April 1, 1999, the Company assumed $25,000 of mortgage debt due to the Berg Group and $32,057 due to Microsoft for shell and tenant improvements in connection with the acquisition of the Microsoft project. For pro forma financial statement purposes, we assume that amounts due to Microsoft are funded through additional borrowings on the line of credit facility.

    A schedule of interest expense on a pro forma basis for the three months ended March 31, 1999 and the year ended December 31, 1998 is as follows:

                         MISSION WEST PROPERTIES, INC.

                   NOTES AND MANAGEMENT'S ASSUMPTIONS TO THE
CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
                               MARCH 31, 1999 AND
                FOR THE YEAR ENDED DECEMBER 31, 1998 (CONTINUED)

   (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND O.P. UNIT DATA)

6. OTHER ADJUSTMENTS: (CONTINUED)

                                                                                    PRO FORMA INTEREST
                                                                                      EXPENSE FOR THE    PRO FORMA INTEREST
                                                                                       THREE MONTHS        EXPENSE FOR THE
                                                     PRO FORMA BALANCE   INTEREST     ENDED MARCH 31,    YEAR ENDED DECEMBER
                                                     AT MARCH 31, 1999     RATE            1999               31, 1998
                                                     ------------------  ---------  -------------------  -------------------
LINE OF CREDIT:
  Wells Fargo Bank, N.A............................      $   50,580       variable       $     836            $   5,003
MORTGAGE NOTES PAYABLE:
  Great West Life and Annuity Insurance Company....           7,697           7.00%            135                  546
  Great West Life and Annuity Insurance Company....           3,672           7.00%             64                  261
  Prudential Capital Group.........................           2,002           8.75%             44                  184
  New York Life Insurance Company..................             424          9.625%             10                   43
  Home Savings and Loan Association................             513           9.50%             12                   52
  Amdahl Corporation...............................           6,895           9.42%            156                  636
  Citicorp U.S.A. Inc..............................           3,105       variable              55                  228
  Mellon Mortgage Company..........................           2,935          8.125%             60                  243
  Prudential Insurance Company of America..........         129,413           6.56%          2,119                8,485
                                                           --------                         ------              -------
      Subtotal.....................................      $  156,656                          2,655               10,678
                                                                                            ------              -------
      Total (including Line of Credit).............                                          3,491               15,681
Historical interest expense prior to pro forma
  adjustment.......................................                                          2,971                7,729
                                                                                            ------              -------
Gross pro forma adjustment to interest expense.....                                            520                7,952
  Less:
    Amounts reflected in pro forma adjustment(Note
      4)...........................................                                            520                2,273
                                                                                            ------              -------
Net pro forma adjustment to interest expense.......                                      $      --            $   5,679
                                                                                            ------              -------
                                                                                            ------              -------
MORTGAGE NOTES PAYABLE (RELATED PARTIES):
  The Berg Group...................................      $   49,080       variable       $     860            $   3,619
  Historical expense (related party) prior to pro
    forma adjustment...............................                                            416                3,572
                                                                                            ------              -------
  Gross pro forma adjustment to interest expense
    (related party)................................                                            444                   47
  Less:
    Amounts reflected in pro forma adjustment(Note
      4)...........................................                                            406                1,773
    Amounts reflected in pro forma adjustment(Note
      5)...........................................                                             38                  789
                                                                                            ------              -------
Net pro forma adjustment to interest expense
  (related parties)................................                                      $      --            $  (2,515)
                                                                                            ------              -------
                                                                                            ------              -------

    (c) The Company is self-managed and ceased paying management fees June 30, 1998. Therefore, historical management fees have been eliminated to reflect the Company as a self-managed REIT.

    (d) Upon the effective date of the Company's acquisition of the July 1998 Acquisition properties, the real estate assets were recorded at their estimated fair values. A pro forma adjustment of $1,294 has been made to historical depreciation expense for the year ended December 31, 1998 to reflect the higher cost basis to the Company for the period from January 1, 1998 to June 30, 1998.

    (e) Minority interest represents the separate private ownership of the operating partnerships by the Berg Group and other non-affiliated interests. Upon the Company's initial investment in

                         MISSION WEST PROPERTIES, INC.

                   NOTES AND MANAGEMENT'S ASSUMPTIONS TO THE
CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED
                               MARCH 31, 1999 AND
                FOR THE YEAR ENDED DECEMBER 31, 1998 (CONTINUED)

   (UNAUDITED AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND O.P. UNIT DATA)

6. OTHER ADJUSTMENTS: (CONTINUED)
       July 1998, the Company owned a general partnership interest of 12.11% in the operating partnerships, on a weighted average basis, taken as a whole. As a result of several property acquisitions since July 1998, the Company's ownership percentage has decreased given the overall increase in O.P. Units issued and outstanding. As of March 31, 1999 and December 31, 1998, on a pro forma basis, the Company owned general partnership interests in the operating partnerships of 10%, on a weighted average basis, taken as a whole.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Mission West Properties, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mission West Properties, Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, November 30, 1997 and 1996 and the one month period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------------
PricewaterhouseCoopers LLP

San Francisco, California

January 29, 1999

                         MISSION WEST PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                                1998       1997
                                                                                 MARCH 31,   ----------  ---------
                                                                                   1999
                                                                                -----------
                                                                                (UNAUDITED)
                                                      ASSETS
Real estate assets:
  Land........................................................................   $  93,496   $   90,929  $      --
  Buildings and improvements..................................................     436,608      430,510         --
                                                                                -----------  ----------  ---------
                                                                                   530,104      521,439         --
  Less accumulated depreciation...............................................      (8,113)      (5,410)        --
                                                                                -----------  ----------  ---------
Net real estate assets........................................................     521,991      516,029
Cash and cash equivalents.....................................................         134          246      5,569
Deferred rent.................................................................       2,377        1,624         --
Other assets..................................................................       2,304        1,967        194
                                                                                -----------  ----------  ---------
    Total assets..............................................................   $ 526,806   $  519,866  $   5,763
                                                                                -----------  ----------  ---------
                                                                                -----------  ----------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Line of credit................................................................   $  18,523   $   27,201  $      --
Mortgage notes payable........................................................     156,656      157,188         --
Mortgage notes payable (related parties)......................................      24,080       20,752         --
Interest payable..............................................................         458          632         --
Interest payable (related parties)............................................         416           --         --
Security deposits.............................................................       2,060        2,061         --
Prepaid rental income.........................................................       3,018        3,246         --
Accounts payable and accrued expenses.........................................       2,357        2,154        552
                                                                                -----------  ----------  ---------
    Total liabilities.........................................................     207,568      213,234        552
                                                                                -----------  ----------  ---------

Commitments and contingencies (Notes 4, 6 and 17)

Minority interest.............................................................     285,037      273,379         --

Stockholders' equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued
  and outstanding.............................................................          --           --         --
Common stock, $.001 par value at March 31, 1999 and December 31, 1998 and no par at December 31, 1997, 200,000,000 shares authorized, 8,233,583 shares,
  8,218,594 shares and 1,501,104 shares issued and outstanding at March 31,
  1999, December 31, 1998 and 1997, respectively..............................           8            8         --
Paid-in capital...............................................................      55,595       55,528     26,707
Less amounts receivable from private placement................................        (900)        (900)      (334)
Accumulated deficit...........................................................     (20,502)     (21,383)   (21,162)
                                                                                -----------  ----------  ---------
    Total stockholders' equity................................................      34,201       33,253      5,211
                                                                                -----------  ----------  ---------
    Total liabilities and stockholders' equity................................   $ 526,806   $  519,866  $   5,763
                                                                                -----------  ----------  ---------
                                                                                -----------  ----------  ---------

                 See notes to consolidated financial statements

                         MISSION WEST PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED                   ONE MONTH    YEARS ENDED NOVEMBER
                                                           MARCH 31,         YEAR ENDED       ENDED              30,
                                                      --------------------  DECEMBER 31,  DECEMBER 31,   --------------------
                                                        1999       1998         1998          1997         1997       1996
                                                      ---------  ---------  ------------  -------------  ---------  ---------
                                                          (UNAUDITED)
REVENUE:
Rental revenues from real estate....................  $  14,027         --   $   27,285     $      --    $   1,376  $   7,065
Tenant reimbursements...............................      2,236         --        4,193            --           --         --
Other income, including interest....................        149  $      77          278            27          359        348
                                                      ---------  ---------  ------------       ------    ---------  ---------
                                                         16,412         77       31,756            27        1,735      7,413
                                                      ---------  ---------  ------------       ------    ---------  ---------
EXPENSES:
Property operating, maintenance and real estate
  taxes.............................................      2,311         --        4,821            --          246      1,643
Interest............................................      2,971         --        4,685            --          425      3,045
Interest (related parties)..........................        416         --        3,511            --           --         --
General and administrative..........................        406        230        1,501           139        1,467        991
Depreciation and amortization.......................      2,703         --        5,410            --          246      1,369
                                                      ---------  ---------  ------------       ------    ---------  ---------
                                                          8,807        230       19,928           139        2,384      7,048
                                                      ---------  ---------  ------------       ------    ---------  ---------
Income (loss) before gain (loss) on sale of real
  estate assets, minority interest and income
  taxes.............................................      7,605       (153)      11,828          (112)        (649)       365
Gain (loss) on sale of real estate assets...........         --         --           --            --        4,736       (306)
                                                      ---------  ---------  ------------       ------    ---------  ---------
Income (loss) before minority interest and income
  taxes.............................................      7,605       (153)      11,828          (112)       4,087         59
Minority interest...................................      6,724         --       12,049            --           --         --
                                                      ---------  ---------  ------------       ------    ---------  ---------
Income (loss) before income taxes...................        881       (153)        (221)         (112)       4,087         59
Benefit (provision) for income taxes................         --         --           --            38       (1,043)       (24)
                                                      ---------  ---------  ------------       ------    ---------  ---------
Net income (loss)...................................  $     881  $    (153)  $     (221)    $     (74)   $   3,044  $      35
                                                      ---------  ---------  ------------       ------    ---------  ---------
                                                      ---------  ---------  ------------       ------    ---------  ---------

Per share amounts:
Basic net income (loss) per share...................  $    0.11  $   (0.10)  $    (0.13)    $   (0.05)   $   18.48  $    0.77
                                                      ---------  ---------  ------------       ------    ---------  ---------
                                                      ---------  ---------  ------------       ------    ---------  ---------
Diluted net income (loss) per share.................  $    0.10  $   (0.10)  $    (0.13)    $   (0.05)   $   18.48  $    0.72
                                                      ---------  ---------  ------------       ------    ---------  ---------
                                                      ---------  ---------  ------------       ------    ---------  ---------

                 See notes to consolidated financial statements

                         MISSION WEST PROPERTIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                              SHARES OF                           AMOUNTS
                                               COMMON                            RECEIVABLE                     TOTAL
                                                STOCK      COMMON     PAID-IN    ON PRIVATE   ACCUMULATED   STOCKHOLDERS'
                                             OUTSTANDING    STOCK     CAPITAL    PLACEMENT      DEFICIT        EQUITY
                                             -----------  ---------  ---------  ------------  ------------  -------------
Balance, November 30, 1996.................      45,624              $  19,446                 $   (5,309)    $  14,137
Issuance of common stock upon option
  exercise.................................          80                     10                                       10
Net income.................................                                                            35            35
                                             -----------  ---------  ---------  ------------  ------------  -------------
Balance, November 30, 1996.................      45,704                 19,456                     (5,274)       14,182
Issuance of common stock upon private
  placement................................     200,000                    900                                      900
Issuance of common stock upon private
  placement................................   1,250,000                  5,625                                    5,625
Amounts receivable on 1997 private
  placements...............................                                      $     (484)                       (484)
Issuance of common stock upon option
  exercise.................................       5,400                    726                                      726
Net income.................................                                                         3,044         3,044
Dividends paid.............................                                                       (18,858)      (18,858)
                                             -----------  ---------  ---------  ------------  ------------  -------------
Balance, November 30, 1997.................   1,501,104                 26,707         (484)      (21,088)        5,135
Amounts received from 1997 private
  placements...............................                                             150                         150
Net (loss).................................                                                           (74)          (74)
                                             -----------  ---------  ---------  ------------  ------------  -------------
Balance, December 31, 1997.................   1,501,104                 26,707         (334)      (21,162)        5,211
Issuance of common stock upon option
  exercise.................................     225,000                  1,013         (900)                        113
Issuance of common stock upon private
  placement................................   6,495,058                 27,827                                   27,827
Amounts received from 1997 private
  placements...............................                                             334                         334
Odd lot tender offer.......................      (2,568)                   (11)                                     (11)
Net (loss).................................                                                          (221)         (221)
Reincorporation (Note 1)...................                       8         (8)                                      --
                                             -----------  ---------  ---------  ------------  ------------  -------------
Balance, December 31, 1998.................   8,218,594           8     55,528         (900)      (21,383)       33,253
Issuance of common stock upon option
  exercise.................................      15,000                     67                                       67
Odd lot tender offer.......................         (11)                                                             --
Net income.................................                                                           881           881
                                             -----------  ---------  ---------  ------------  ------------  -------------
Balance, March 31, 1999 (unaudited)........   8,233,583           8  $  55,595   $     (900)   $  (20,502)    $  34,201
                                             -----------  ---------  ---------  ------------  ------------  -------------
                                             -----------  ---------  ---------  ------------  ------------  -------------

                 See notes to consolidated financial statements

                         MISSION WEST PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                       THREE MONTHS ENDED                   ONE MONTH    YEAR ENDED NOVEMBER
                                                           MARCH 31,         YEAR ENDED       ENDED              30,
                                                      --------------------  DECEMBER 31,  DECEMBER 31,   --------------------
                                                        1999       1998         1998          1997         1997       1996
                                                      ---------  ---------  ------------  -------------  ---------  ---------
                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...................................  $     881  $    (153)  $     (221)    $     (74)   $   3,044  $      35
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities
  Minority interest.................................      6,724         --       12,049            --           --         --
  Depreciation......................................      2,703         --        5,410            --          246      1,379
  Deferred income taxes.............................         --         --           --            --           --         35
  (Gain) loss on sale of real estate assets.........         --         --           --            --       (4,736)       306
Change in operating assets and liabilities
  Deferred rent.....................................       (753)        --       (1,624)           --           --         --
  Other assets......................................       (337)      (135)      (1,594)           --        1,295       (457)
  Interest payable..................................       (174)        --          632            --           --         --
  Interest payable (related parties)................        416         --           --            --           --         --
  Security deposits.................................        (89)        --          218            --           --         --
  Prepaid rental income.............................       (228)        --          812            --           --         --
  Accounts payable and accrued expenses.............        203       (117)         582            28         (849)       (77)
                                                      ---------  ---------  ------------       ------    ---------  ---------
  Net cash provided by (used in) operating
    activities......................................      9,346       (405)      16,264           (46)      (1,000)     1,221
                                                      ---------  ---------  ------------       ------    ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Improvements to real estate.........................       (107)        --         (118)           --           --         --
Net maturities of short-term investments............         --         --           --            --           --      2,528
Net proceeds from the sale of real estate assets             --         --           --            --       46,198         --
                                                      ---------  ---------  ------------       ------    ---------  ---------
  Net cash (used in) provided by investing
    activities......................................       (107)        --         (118)           --       46,198      2,528
                                                      ---------  ---------  ------------       ------    ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments on line of credit....................     (8,678)        --      (11,843)           --           --         --
Proceeds from mortgage notes payable................         --         --      130,000            --           --         --

PRINCIPAL PAYMENTS ON MORTGAGE NOTES PAYABLE........       (532)        --      (19,586)           --      (30,753)    (1,214)
Principal payments on mortgage notes payable
  (related parties).................................       (196)        --     (148,279)           --           --         --
Proceeds from issuance of common stock..............         --         --       28,161           150        6,041         --
Net proceeds from exercise of stock options.........         67         --          113            --          726         10
Repurchase of common stock..........................         --        (11)         (11)           --           --         --
Minority interest distributions.....................        (12)        --          (24)           --           --         --
Dividends...........................................         --         --           --            --      (18,858)        --
                                                      ---------  ---------  ------------       ------    ---------  ---------
  Net cash (used in) provided by financing
    activities......................................     (9,351)       (11)     (21,469)          150      (42,844)    (1,204)
                                                      ---------  ---------  ------------       ------    ---------  ---------
  Net (decrease) increase in cash and cash
    equivalents.....................................       (112)      (416)      (5,323)          104        2,354      2,545
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR........        246      5,569        5,569         5,465        3,111        566
                                                      ---------  ---------  ------------       ------    ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR..............  $     134  $   5,153   $      246     $   5,569    $   5,465  $   3,111
                                                      ---------  ---------  ------------       ------    ---------  ---------
                                                      ---------  ---------  ------------       ------    ---------  ---------

                 See notes to consolidated financial statements

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
                  THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION AND FORMATION OF THE COMPANY

    Mission West Properties, Inc. ("the Company") is a fully integrated, self-managed real estate company that acquires and manages office/research and development/manufacturing ("R&D") properties in the portion of the San Francisco Bay Area commonly referred to as Silicon Valley. In July 1998, the Company acquired control of four existing limited partnerships (referred to collectively as the "operating partnerships"), by becoming the sole general partner in each one effective July 1, 1998 for financial accounting and reporting purposes ("the Acquisition"). The Company purchased an approximate 12.11% interest in each of the operating partnerships. The Company effected the purchase of its general partnership interests by issuing to the operating partnerships separate demand notes bearing interest at 7.25% per annum (the "Demand Notes"). The total principal amount of the Demand Notes issued was $35,200. All limited partnership interests in the operating partnerships were converted into 59,479,633 units of limited partnership interest ("O.P. Units"), which represented an ownership interest of approximately 87.89% of the operating partnerships. The operating partnerships are the vehicles through which the Company will own its assets, will make its future acquisitions, and generally conduct its business.

    On December 30, 1998, the Company was reincorporated under the laws of the State of Maryland through a merger with and into Mission West Properties, Inc. Accordingly, shares of the former company, Mission West Properties, a California corporation (no par), which were outstanding at December 30, 1998, were converted into shares of common stock ($.001 par value per share) on a one-for-one basis.

    As of March 31, 1999, the Company owns a general partnership interest of 12.07%, 12.13%, 11.76% and 12.13% in Mission West Properties, L.P., Mission West Properties, L.P. I, Mission West Properties, L.P. II and Mission West Properties, L.P. III, respectively, for a 11.92% general partnership interest in the operating partnerships, taken as a whole, on a weighted average basis.

    As of December 31, 1998, the Company owns a general partnership interest of 12.04%, 12.11%, 11.96% and 12.11% in Mission West Properties, L.P., Mission West Properties, L.P. I, Mission West Properties, L.P. II and Mission West Properties, L.P. III, respectively, for a 12.02% general partnership interest in the operating partnerships, taken as a whole, on a weighted average basis.

    As of March 31, 1999, the Company, through the operating partnerships, owns interests in 72 R&D properties, all of which are located in the Silicon Valley.

    The Company was formerly engaged in developing, owning, operating, and selling income-producing real estate located principally in Southern California. As discussed in NOTE 15, SALE OF REAL ESTATE INVESTMENTS below, the Company sold all of its Southern California real estate holdings during 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND FINANCIAL STATEMENT PRESENTATION:

    The accompanying consolidated financial statements include the accounts of the Company and its controlled subsidiaries, including the operating partnerships. All significant intercompany transactions have been eliminated in consolidation.

    The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

    The accompanying unaudited interim financial statements have been prepared by the Company's management in accordance with GAAP and in conjunction with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the interim financial statements presented herein, reflect all adjustments of a normal and recurring nature which are necessary to fairly state the interim financial statements. The results of operations for the interim period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

REAL ESTATE ASSETS:

    Real estate assets are stated at the lower of cost or fair value. Cost includes expenditures for improvements or replacements. Maintenance and repairs are charged to expense as incurred. Gains and losses from sales are included in income in accordance with Statement of Financial Accounting Standard ("SFAS") No. 66, ACCOUNTING FOR SALES OF REAL ESTATE.

    The Company reviews real estate assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net future cash flow before interest, the Company will recognize an impairment loss equal to the difference between its carrying amount and its fair value. If an impairment is recognized, the reduced carrying amount of the asset will be accounted for as its new cost. For a depreciable asset, the new cost will be depreciated over the asset's remaining useful life. Generally, fair values are estimated using discounted cash flow, replacement cost or market comparison analyses. The process of evaluating for impairment requires estimates as to future events and conditions, which are subject to varying market and economic factors. Therefore, it is reasonably possible that a change in estimate resulting from judgments as to future events could occur which would affect the recorded amounts of the property. As of March 31, 1999 and December 31, 1998, the properties' carrying values did not exceed the estimated fair values.

DEPRECIATION:

    Depreciation is computed using the straight-line method over the estimated useful lives of 40 years for buildings and improvements.

CASH AND CASH EQUIVALENTS:

    The Company considers highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

    Cash and cash equivalents are primarily held in a single financial institution, and at times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limit.

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OTHER ASSETS:

    Included in other assets are costs associated with obtaining debt financing. Such costs are being amortized over the term of the associated debt, by a method that approximates the effective interest method.

REVENUE RECOGNITION:

    Rental income is recognized on the straight-line method of accounting required by GAAP under which contractual rent payment increases are recognized evenly over the lease term. The difference between recognized rental income and rental cash receipts is recorded as deferred rent on the balance sheet. Certain lease agreements contain terms that provide for additional rents based on reimbursement of certain costs. These additional rents are reflected on the accrual basis.

INCOME TAXES:

    The Company intends to elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, (the "Code") commencing with the taxable year ending December 31, 1999. In order for the Company to qualify as a REIT, it must distribute annually at least 95% of its REIT taxable income, as defined in the Code, to its stockholders and comply with certain other requirements.

    Income taxes are accounted for in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income taxes are provided for all temporary differences and operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    The Company had no tax liability for the three months ended March 31, 1999 and 1998, and the year ended December 31, 1998.

NET INCOME PER SHARE:

    The computation of net income per share is based on the weighted average number of common shares outstanding during the period. Diluted earnings per share amounts are based upon the weighted average of common and common equivalent shares outstanding during the year.

ACCOUNTING FOR STOCK-BASED COMPENSATION:

    SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any,

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company's financial instruments include cash, receivables, payables and debt. Considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Based on borrowing rates currently available to the Company, the carrying amount of mortgage debt and the line of credit approximates fair value. Cash, receivables and payables are also carried at amounts that approximate fair value due to their short-term maturities.

CONCENTRATION OF CREDIT RISK

    The Company's properties are not geographically diverse, and the Company's tenants operate primarily in the technology industry. Additionally, because the properties are leased to 87 tenants, default by any major tenant could significantly impact the results of the consolidated total. One tenant, Apple Computers, Inc. accounted for approximately 12.0% and 12.2% of the Company's rental revenues for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively, with the next largest tenant accounting for 5.4% and 6.6% of total rental revenues for those same periods, respectively. However, management believes the risk of default is reduced because of the critical nature of these properties for ongoing tenant operations.

REVERSE STOCK SPLIT:

    All share and per share amounts have been adjusted to reflect the 1 for 30 reverse stock split which occurred in November 1997.

FISCAL YEAR CHANGE:

    In November 1997, the board of directors approved a change in the Company's fiscal year end from November 30 to December 31, effective for the calendar year beginning January 1, 1997. The results for the year ended November 30, 1997 and the one month ended December 31, 1997 are presented.

RECLASSIFICATIONS:

    Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3. ACQUISITION

    The Acquisition was accounted for as a purchase with the results of the operating partnerships included from July 1, 1998. The fair value of the assets acquired was $507,807 and liabilities assumed totaled $239,903.

    The pro forma results listed below are unaudited and assume the Acquisition occurred at the beginning of each period presented:

                                                  PRO FORMA YEAR ENDED   PRO FORMA YEAR ENDED
                                                    DECEMBER 31, 1998      DECEMBER 31, 1997
                                                  ---------------------  ---------------------
Total Revenues..................................        $  62,253              $  56,120
                                                          -------                -------
Expenses:
  Operating, maintenance and real estate
    taxes.......................................            9,251                  8,511
  Interest expenses (including related
    parties)....................................           17,631                 18,055
  General and administrative expenses...........            1,501                  1,467
  Depreciation and amortization.................           10,781                 10,842
                                                          -------                -------
                                                           39,164                 38,875
                                                          -------                -------
Income before minority interest, gain on sale of
  real estate and income taxes..................           23,089                 17,245
Minority interest...............................           22,541                 16,691
                                                          -------                -------
Income before gain on real estate and income
  taxes.........................................              548                    554
Gain on sale of real estate.....................               --                  4,736
                                                          -------                -------
Income before income taxes......................              548                  5,290
Provision for income taxes......................              142                  1,375
                                                          -------                -------
Net income......................................        $     406              $   3,915
                                                          -------                -------
                                                          -------                -------
Basic and diluted net income per share..........        $     .24              $   23.77
                                                          -------                -------
                                                          -------                -------

4. STOCK TRANSACTIONS

    On May 27, 1997, the Company entered into a Stock Purchase Agreement with a group of private investors led by Carl E. Berg, his brother Clyde J. Berg, the members of their respective immediate families, and certain entities they control (the "Berg Group") pursuant to which the Company agreed to sell 200,000 shares of common stock to the Berg Group for a purchase price of $900 in cash, or $4.50 per share. On August 5, 1997, the shareholders approved the stock sale transaction. This sale of common stock was completed on September 2, 1997, at which time all officers and directors resigned and the Berg Group became the controlling shareholder with an approximate 80% ownership position in the Company.

    Subsequent to the September 1997 common stock sale, a series of transactions were approved by the Company's shareholders that included the 1 for 30 reverse stock split, a private placement of 1,250,000

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

4. STOCK TRANSACTIONS (CONTINUED)
shares of the Company's common stock at $4.50 per share and the adoption of the Company's 1997 Stock Option Plan.

    On December 29, 1998, the Company completed the sale of 6,495,058 shares of common stock, at a price of $4.50 per share to a number of accredited investors in two separate private placements. The aggregate proceeds to the Company, net of fees and offering costs, was $27,827. The proceeds were used to pay a portion of the outstanding amounts under the Demand Notes due the operating partnerships. As of March 31, 1999 and December 31, 1998, $1,941 and $2,050 remained outstanding under the Demand Notes, respectively. The Demand Notes, along with the interest expense (interest income to the operating partnerships), are eliminated in consolidation and are not included in the corresponding line items within the consolidated financial statements.

    The limited partners of the operating partnerships have the right to tender their O.P. Units to the Company for shares of common stock or, at the Company's election, for cash. Such exchange rights, however, are not available until December 29, 1999. During the period prior to December 29, 1999, the limited partners will be allowed to seek one registration of not more than 500,000 shares of common stock for resale (on Form S-3 or the equivalent) and will have "piggyback registration" rights for not more than 25% of the total number of shares proposed for a public offering of common stock by the Company.

    Each of the limited partners of the operating partnerships (other than Carl
E. Berg and Clyde J. Berg) has the annual right to exercise put rights and cause the operating partnerships to purchase a portion of the limited partner's O.P. Units at a purchase price based on the average market value of the common stock for the 10-trading day period immediately preceding the date of tender. Upon the exercise of any such right by a limited partner, the Company will have the option to purchase the tendered O.P. Units with available cash, borrowed funds or the proceeds of an offering of newly issued shares of common stock. These put rights become exercisable on December 29, 1999, and are available once a year. If the total purchase price of the O.P. Units tendered by all of the eligible limited partners in one year exceeds $1 million, the Company or the operating partnerships will be entitled to reduce proportionately the number of O.P. Units to be acquired from each tendering limited partner so that the total purchase price does not exceed $1 million dollars.

    On March 30, 1998, the Company issued 200,000 shares of common stock at $4.50 per share to an executive officer of the Company in exchange for a $900 note receivable payable to the Company. The note is a full recourse promissory note bearing interest at 5.59% and is collateralized by a pledge of the shares. Interest is payable annually and principal is due March 30, 2003. SEE NOTE 16--SUBSEQUENT EVENTS.

    During the second and fourth quarters of 1998, the Company received total payments of $334 relating to amounts receivable from the private placements of shares of common stock in November 1997.

    In February 1999, a former officer of the Company purchased 15,000 shares pursuant to an option at $4.50 per share. Total proceeds to the Company were $67.

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5. MINORITY INTEREST

    Minority interest represents the separate private ownership of the operating partnerships, by the Berg Group and other non-affiliate interests. In total, these interests account for 88.08% and 87.98%, on a weighted average basis, of the ownership interests in the real estate operations of the Company as of March 31, 1999 and December 31, 1998, respectively. Minority interest in earnings has been calculated by taking the net income of the operating partnerships (on a stand-alone basis) multiplied by the respective minority interest ownership percentage.

    There are two properties (owned through two separate joint ventures) for which 100% of the ownership is not held within the operating partnerships. The operating partnerships own a 75% interest in one of the joint ventures and an 83% interest in the other joint venture. For the three months ended March 31, 1999 and for the period of July 1, 1998 through December 31, 1998, income associated with the interests held by the non-affiliated third parties of these two properties was $23 and $42, respectively.

6. REAL ESTATE

PENDING PROJECTS ACQUISITION AGREEMENT

    The Company has entered into a pending projects acquisition agreement under which the Company will acquire through the operating partnerships approximately one million additional rentable square feet upon the completion and leasing of a number of pending development projects owned by certain members of the Berg Group and other sellers. The agreement fixes the acquisition value to be received by the sellers based upon the capitalized rental value of the property when fully leased. During the second half of 1998 and the first quarter of 1999, the Company completed two acquisitions under the pending projects acquisition agreement representing 107,796 rentable square feet (see PROPERTY ACQUISITIONS below). In April 1999, the Company acquired the L'Avenida project consisting of approximately 515,700 rentable square feet currently being constructed and under lease to Microsoft Corporation ("Microsoft")--SEE NOTE 16. At March 31, 1999, excluding the Microsoft project at L'Avenida, there were two remaining projects comprising approximately 395,104 rentable square feet which the Company expects to acquire under the pending projects acquisition agreement.

    The sellers of the pending development projects may elect to receive cash or O.P. Units at a value of $4.50 per unit, which was set in May 1998 based on the $4.50 per share price of the Company's common stock agreed to in private placement transactions at that time. As the current market value price of a share of common stock exceeds the $4.50 price, this valuation represents a substantial discount from the current market value of the common stock that may be issued in exchange for these O.P. Units. Under GAAP, the acquisition cost in the form of O.P. Units issued will be valued based upon the current market value of the Company's common stock on the date the acquisition closes. Consequently, the Company's actual cost of these future acquisitions will depend in large part on the percentage of the fixed acquisition value paid for by the issuance of O.P. Units and the price of the Company's common stock on the closing of the acquisition.

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. REAL ESTATE (CONTINUED)
BERG LAND HOLDINGS OPTION AGREEMENT

    Through the operating partnerships, the Company also has the option to acquire any future R&D property developments on approximately 154 acres of Silicon Valley Land owned by certain members of the Berg Group under the terms of the Berg land holdings option agreement. The owners of the future R&D property developments may obtain cash or, at their option, O.P. Units. To date, the Company has completed one acquisition under the Berg land holdings option agreement representing approximately 110,000 rentable square feet. Upon the Company's exercise of an option to purchase any of the future R&D property developments, the acquisition price will equal the sum of (a) the full construction cost of the building; (b) 10% of the full construction cost of the building; (c) the acquisition value of the parcel as defined in the agreement upon which the improvements are constructed (ranging from $8.50 to $20.00 per square foot); (d) 10% per annum of the acquisition value of the parcel for the period from January 1, 1998 to the close of escrow; and e) interest at LIBOR (London Interbank Offer Rate) plus 1.65% per annum on the full construction costs of the building for the period from the date funds were distributed by the developer to the close of escrow; less (f) any debt encumbering the property.

    No estimate can be given at this time as to the total cost to the Company to acquire projects under the Berg land holdings agreement, nor the timing as to when the Company will acquire such projects. However, the Berg Group is currently constructing two properties with a total of 388,000 rentable square feet that the Company has the right to acquire under this agreement. As of March 31, 1999, the estimated acquisition value to the operating partnerships for these two projects is $32,226. The final acquisition price of these two properties could differ significantly from this estimate.

PROPERTY ACQUISITIONS

    During the fourth quarter of 1998, the Company acquired two newly constructed R&D properties located on Richard Avenue in Santa Clara, California and Hellyer Avenue in San Jose, California. These acquisitions added approximately 163,000 square feet of rentable space and were acquired from the Berg Group under the Berg land holdings option agreement and the pending projects acquisition agreement. The total acquisition price for these two properties was $13,692. The Company assumed $9,606 of debt due Berg & Berg Enterprises, Inc. (an affiliate of Carl E. Berg and Clyde J. Berg) and issued 672,064 L.P. units of which 618,684 were issued to various members of the Berg Group.

    The Richard Avenue property is a single-story building containing approximately 52,800 rentable square feet. The total purchase price was $4,198. The building is currently 100% leased by one tenant with a lease expiration of August 2003.

    The Hellyer Avenue property is a single-story contemporary building containing approximately 110,000 rentable square feet. The total purchase price was $9,494. The building is currently 100% leased by two tenants with both leases expiring in November 2005.

    During the first quarter of 1999, the Company acquired a newly constructed R&D property located on Santa Teresa Boulevard in San Jose, California. This acquisition added approximately 54,996 square feet of rentable space and was acquired from the Berg Group under the pending projects acquisition agreement. The total acquisition price for this property was $8,558. In connection with this acquisition, the Company

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. REAL ESTATE (CONTINUED)
assumed $3,525 of debt due Berg & Berg Enterprises, Inc., as well as other liabilities of $88, and issued 694,030 O.P. Units to various members of the Berg Group.

    The Santa Teresa property is a two-story building which is currently leased by one tenant with a lease expiration of January 2006.

    The following table provides information as to the estimated fair market value, calculated using an estimated capitalization rate of 10% based upon the first year's cash rent, actual cost to the Berg Group, which includes land and construction costs, and the actual acquisition price paid by the operating partnerships:

                                                                AVERAGE
                                                             1(ST) YEAR'S
                                                                 RENT         ESTIMATED   COST TO BERG  ACQUISITION
PROPERTY                                                    PER SQUARE FOOT  FAIR VALUE      GROUP         PRICE
----------------------------------------------------------  ---------------  -----------  ------------  -----------
                                                                                  (UNAUDITED)
Richard Avenue............................................     $    1.06      $   6,716    $    2,080    $   4,198
Hellyer Avenue............................................     $    0.99         13,034         8,380        9,494
Santa Teresa..............................................     $    1.38          9,107         3,613        8,558
                                                                             -----------  ------------  -----------
Total.....................................................                    $  28,857    $   14,073    $  22,250
                                                                             -----------  ------------  -----------
                                                                             -----------  ------------  -----------

7. DEBT

    The following table sets forth certain information regarding debt outstanding as of March 31, 1999 and December 31, 1998:

                                                                             MARCH 31,   DECEMBER 31,   MATURITY    INTEREST
DEBT DESCRIPTION                          COLLATERAL PROPERTIES                1999          1998         DATE        RATE
------------------------------  ------------------------------------------  -----------  ------------  -----------  ---------
LINE OF CREDIT:
Wells Fargo...................  1810 McCandless Drive, Milpitas, CA          $  18,523    $   27,201(1)      10/99        (2)
                                1740 McCandless Drive, Milpitas, CA
                                1680 McCandless Drive, Milpitas, CA
                                1600 McCandless Drive, Milpitas, CA
                                1500 McCandless Drive, Milpitas, CA
                                1450 McCandless Drive, Milpitas, CA
                                1350 McCandless Drive, Milpitas, CA
                                1325 McCandless Drive, Milpitas, CA
                                1425 McCandless Drive, Milpitas, CA
                                1526 McCandless Drive, Milpitas, CA
                                1575 McCandless Drive, Milpitas, CA
                                1625 McCandless Drive, Milpitas, CA
                                1745 McCandless Drive, Milpitas, CA
                                1765 McCandless Drive, Milpitas, CA

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. DEBT (CONTINUED)

                                                                             MARCH 31,   DECEMBER 31,   MATURITY    INTEREST
DEBT DESCRIPTION                          COLLATERAL PROPERTIES                1999          1998         DATE        RATE
------------------------------  ------------------------------------------  -----------  ------------  -----------  ---------
MORTGAGE NOTES PAYABLE
  (RELATED PARTIES):
                                2033-2043 Samaritan Drive, San Jose, CA
                                2133 Samaritan Drive, San Jose, CA
                                2233-2243 Samaritan Drive, San Jose, CA         24,080        20,752(3)      12/99(4)       (2)

MORTGAGE NOTES PAYABLE):(5)
Great West Life & Annuity
  Insurance Company...........  6320 San Ignacio Ave, San Jose, CA               7,697         7,732         2/04        7.0%
Great West Life & Annuity       6540 Via del Oro, San Jose, CA
  Insurance Company...........  6385 San Ignacio Ave., San Jose, CA              3,672         3,689         5/04        7.0%
Prudential Capital Group......  20400 Mariani, Cupertino, CA                     2,002         2,034         3/09       8.75%
New York Life Insurance
  Company.....................  10440 Bubb Road, Cupertino, CA                     424           430         8/09      9.625%
Home Savings & Loan
  Association.................  10460 Bubb Road, Cupertino, CA                     513           525         1/07        9.5%
Amdahl Corporation............  3120 Scott, Santa Clara, CA                      6,895         6,945         3/14       9.42%
Citicorp U.S.A. Inc...........  2800 Bayview Drive, Fremont, CA                  3,105         3,105         4/00         (6)
Mellon Mortgage Company.......  3530 Bassett, Santa Clara, CA                    2,935         2,961         6/01      8.125%

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. DEBT (CONTINUED)

                                                                             MARCH 31,   DECEMBER 31,   MATURITY    INTEREST
DEBT DESCRIPTION                          COLLATERAL PROPERTIES                1999          1998         DATE        RATE
------------------------------  ------------------------------------------  -----------  ------------  -----------  ---------
Prudential Insurance Company
  of America(7)...............  10300 Bubb, Cupertino, CA                      129,413       129,767        10/08       6.56%
                                10500 N. DeAnza, Cupertino, CA
                                4050 Starboard, Fremont, CA
                                45700 Northpoint Loop, Fremont, CA
                                45738 Northpoint Loop, Fremont, CA
                                450-460 National, Mountain View, CA
                                4949 Hellyer, San Jose, CA
                                6311 San Ignacio, San Jose, CA
                                6321 San Ignacio, San Jose, CA
                                6325 San Ignacio, San Jose, CA
                                6331 San Ignacio, San Jose, CA
                                6341 San Ignacio, San Jose, CA
                                6351 San Ignacio, San Jose, CA
                                3236 Scott, Santa Clara, CA
                                3560 Bassett, Santa Clara, CA
                                3570 Bassett, Santa Clara, CA
                                3580 Bassett, Santa Clara, CA
                                1135 Kern, Sunnyvale, CA
                                1212 Bordeaux, Sunnyvale, CA
                                1230 E. Arques, Sunnyvale, CA
                                1250 E. Arques, Sunnyvale, CA
                                1170 Morse, Sunnyvale, CA
                                3540 Bassett, Santa Clara, CA
                                3542 Bassett, Santa Clara, CA
                                3544 Bassett, Santa Clara, CA
                                3550 Bassett, Santa Clara, CA
                                                                            -----------  ------------
Mortgage Notes Payable
  Subtotal....................                                                 156,656       157,188
                                                                            -----------  ------------
Total.........................                                               $ 199,259    $  205,141
                                                                            -----------  ------------
                                                                            -----------  ------------

--------------------------

(1) Amounts available under the Wells Fargo line at March 31, 1999 and December 31,1998 were $81,477 and $72,799, respectively. Certain members of the Berg Group are liable as guarantors under this line of credit.

(2) The lesser of (a) the Wells Fargo prime rate in effect on the first day of each calendar month; (b) LIBOR plus 1.65%; or (c) the Wells Fargo Purchased Funds Rate quoted on the first day of each calendar month plus 1.65%. The average rates for the three months ended March 31, 1999 and December 31, 1998 were 6.49% and 6.66%, respectively.

(3) There is no set repayment plan associated with this debt; payments are made to Berg & Berg Enterprises, Inc. on demand.

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. DEBT (CONTINUED)
(4) Original due date was March 1999. The Company has received an extension from Berg & Berg Enterprises, Inc. to December 1999.

(5) Mortgage notes payable generally require monthly installments of interest and principal over various terms extending through the year 2014. The weighted average interest rate of mortgage notes payable was 6.80% at March 31, 1999 and December 31, 1998.

(6) One month LIBOR plus 1.625% adjusted monthly (6.46% and 6.68% at March 31, 1999 and December 31, 1998, respectively).

(7) The Prudential Loan is payable in monthly installments of $827, which includes principal (based upon a 30 year amortization) and interest. John Kontrabecki, one of the limited partners, has guaranteed approximately $12,000 of this debt. Costs and fees incurred with obtaining this loan aggregated approximately $900.

    Scheduled principal payments on debt as of March 31, 1999 for the periods ending, are as follows:

                                                  LINES OF     MORTGAGE NOTES  MORTGAGE NOTES PAYABLE
                                                   CREDIT         PAYABLE        (RELATED PARTIES)       TOTAL
                                               --------------  --------------  ----------------------  ----------
December 31, 1999............................    $   18,523      $    1,657          $   24,080        $   44,260
December 31, 2000............................                         5,456                                 5,456
December 31, 2001............................                         5,137                                 5,137
December 31, 2002............................                         2,578                                 2,578
December 31, 2003............................                         2,768                                 2,768
Thereafter...................................                       139,060                               139,060
                                                    -------    --------------           -------        ----------
                                                 $   18,523      $  156,656          $   24,080        $  199,259
                                                    -------    --------------           -------        ----------
                                                    -------    --------------           -------        ----------

8. OPERATING PARTNERSHIP DISTRIBUTIONS

    On December 28, 1998, the Company, as general partner of the operating partnerships, declared a $0.17 per O.P. Unit distribution for total distributions of $11,633. Of this amount, $9,599 was due to various members of the Berg Group and was converted to related party debt on December 31, 1998. The Company received $1,408 which was used to repay amounts outstanding under the Demand Notes owed to the operating partnerships. A distribution in the amount of $298 was attributable to units held by John Kontrabecki and was applied against amounts owed by him to the operating partnerships as of December 31, 1998. The remaining amount of $328 was owed to other O.P. Unit holders and is included in accounts payable and accrued expenses in the consolidated balance sheet as of December 31, 1998. Such amounts were paid in January 1999.

9. STOCK-BASED COMPENSATION PLANS

    The Company's 1997 Stock Option Plan was approved by the Company's shareholders on November 10, 1997. The 1997 Stock Option Plan was adopted so that the Company may attract and retain the high quality employees, consultants and directors necessary to build the Company's infrastructure and to provide ongoing incentives to the Company's employees in the form of options to purchase the Company's common stock by enabling them to participate in the Company's success.

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. STOCK-BASED COMPENSATION PLANS (CONTINUED)

    The 1997 Stock Option Plan provides for the granting to employees, including officers (whether or not they are directors) of "incentive stock options" within the meaning of Section 422 of the Code, and for the granting of non-statutory options to employees, consultants and directors of the Company. Options to purchase a maximum of 5,500,000 shares of common stock may be granted under the 1997 Stock Option Plan, subject to equitable adjustments to reflect certain corporate events. All options granted to employees in 1998 become exercisable as follows: a) six months from date of grant, 6.25%; b) one year from date of grant, an additional 12.50%; c) each month thereafter for 36 months, an additional 2.26%. Each option has a term of 6 years from the date of grant subject to earlier termination in certain events related to termination of employment. Options granted to directors will become exercisable cumulatively with respect to 1/48(th) of the underlying shares on the first day of each month following the date of grant. Generally, the options must be exercised while the optionee is a director of the Company. The option price is equal to the fair market value of the common stock on the date of grant.

    The remaining contractual lives of unexercised options granted range from January 2004 to December 2004. All options granted during 1998 have a $4.50 option price per share.

    The following table shows the activity and detail for the 1997 Stock Option
Plan:

                                                                1997 STOCK   OPTION PRICE
                                                                OPTION PLAN    PER SHARE
                                                                -----------  -------------
Balance, December 31, 1997....................................          --
  Options granted.............................................     905,000     $    4.50
  Options exercised...........................................    (225,000)
                                                                -----------
Balance, December 31, 1998....................................    680,0000
  Options exercised...........................................     (15,000)
  Options cancelled...........................................     (65,000)
                                                                -----------
Balance, March 31, 1999.......................................     600,000
                                                                -----------
                                                                -----------

    As of March 31, 1999, 4,660,000 additional options were available for grant. None of the options granted are contingent upon the attainment of performance goals or subject to other restrictions. As of March 31, 1999, outstanding options to purchase 100,867 shares of common stock were exercisable.

    The Company applies APB 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss and net loss per share would have been increased by approximately $146 or $.09 per share, resulting in a total consolidated net loss of $367 or $.21 per share, for the year ended December 31, 1998. The estimated fair value of the options granted during 1998 ranged from $4.95 to $5.01 per share on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 8%, volatility of 24.07%, risk free rates of 4.53% to 5.72% and an expected life of 5 years.

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. STOCK-BASED COMPENSATION PLANS (CONTINUED)
    Prior to the adoption of the 1997 Stock Option Plan, the Company had a Director Stock Option Plan and an Incentive Stock Option Plan under which non-salaried directors and officers, respectively, could purchase shares of the Company's common stock at a minimum option price based on market value at the date of grant. Options granted under these two plans became exercisable ratably over five years and expired after a period not to exceed ten years. As of November 30, 1996, 5,000 and 6,667 shares were authorized under each plan, of which 4,387 and 5,453 were available for grant and 880 and 1,636 were exercisable under the Director Stock Option Plan and the Incentive Stock Option Plan, respectively. Upon the sale of the majority of the Company's real estate assets (SEE NOTE 15) the provisions of these two plans accelerated (unvested shares at that date were 451). All the options described above were exercised or cancelled in February 1997.

    Activity in these two plans comprised the following:

                                                     DECEMBER 31, 1997   NOVEMBER 30, 1996
                                                     -----------------  -------------------
Beginning share balance............................          2,967               3,333
Exercised (Between $90 and $292.5 per share).......         (2,747)                (80)
Canceled ($274 per share)..........................           (220)               (286)
                                                            ------               -----
Share Balance......................................             --               2,967
                                                            ------               -----
                                                            ------               -----

    The Company has adopted an employee investment plan (the "Plan"), under
Section 401(k) of the Internal Revenue Code. Employees who are at least 21 years old and who have completed six months of eligibility service may become participants in the Plan. Each participant may make contributions to the Plan through salary deferrals in amounts of at least 1% to a maximum of 15% of the participant's compensation, subject to certain limitations imposed by the Internal Revenue Code. The Company contributes an amount up to 15% of the participant's compensation contributed, based upon management's discretion. A participant's contribution to the Plan is 100% vested and nonforfeitable. A participant will become vested in 100% of the Company's contributions after two years of eligible service. For the three months ended March 31, 1999 and the year ended December 31, 1998, the Company recognized $0 and $22, respectively, of expense for employer contributions made in connection with this plan.

10. NET INCOME PER SHARE

    Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted net income per share is computed by dividing net income by the sum of weighted-average number of common shares outstanding for the period plus the assumed exercise of all dilutive securities.

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10. NET INCOME PER SHARE (CONTINUED)
    The computation for weighted average shares is detailed below:

                                                   THREE MONTHS ENDED                     MONTH      YEARS ENDED NOVEMBER
                                                       MARCH 31,          YEAR ENDED      ENDED              30,
                                                 ----------------------  DECEMBER 31,  DECEMBER 31,  --------------------
                                                    1999        1998         1998          1997        1997       1996
                                                 ----------  ----------  ------------  ------------  ---------  ---------
Weighted average shares outstanding (basic)....   8,227,261   1,503,933    1,688,059     1,501,104     164,692     45,684
Incremental shares from assumed
  option exercise..............................     188,151          --       22,730            --          --      2,901
                                                 ----------  ----------  ------------  ------------  ---------  ---------
Weighted average shares outstanding
  (diluted)....................................   8,415,412   1,503,933    1,710,789     1,501,104     164,692     48,585
                                                 ----------  ----------  ------------  ------------  ---------  ---------
                                                 ----------  ----------  ------------  ------------  ---------  ---------

    The outstanding O.P. Units have been excluded from the diluted net income per share calculation as there would be no effect on the amounts since the minority interests' share of income would also be added back to net income. O.P. Units outstanding at March 31, 1999 and December 31, 1998 were 60,845,727 and 60,151,697, respectively.

11. INCOME TAXES

    The Company intends to elect to be taxed as a REIT commencing with the taxable year ended December 31, 1999. In order for the Company to qualify as a REIT, it must distribute annually at least 95% of its REIT taxable income, as defined in the Code, to its shareholders and comply with certain other requirements.

    Deferred tax assets (liabilities) comprise the following:

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                                         1997
                                                                                       ---------
                                                                              1998
                                                                            ---------
Prepaid rent..............................................................  $     134         --
                                                                            ---------  ---------
  Deferred tax assets.....................................................        134         --
                                                                            ---------  ---------
                                                                            ---------  ---------
Deferred rental revenue...................................................        (67)        --
                                                                            ---------  ---------
  Deferred tax liabilities................................................        (67)        --
                                                                            ---------  ---------
                                                                            ---------  ---------
                                                                                   67         --
Deferred tax asset valuation allowance....................................        (67)        --
                                                                            ---------  ---------
Net deferred taxes........................................................  $      --         --
                                                                            ---------  ---------
                                                                            ---------  ---------

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. INCOME TAXES (CONTINUED)
    The provision for (benefit from) income taxes reconciles to the statutory rate as follows:

                                                                                      ONE MONTH ENDED      NOVEMBER 30,
                                                                      DECEMBER 31,     DECEMBER 31,    --------------------
                                                                          1998             1998          1997       1996
                                                                     ---------------  ---------------  ---------  ---------
Statutory federal tax rate.........................................          34.0%            34.0%         34.0%      34.0%
Increase (decrease) in taxes resulting from:
  Depreciation differences.........................................           6.0               --            --         --
  Change in deferred tax asset valuation allowance.................         (34.0)              --           1.6      (64.2)
  Alternative minimum taxes........................................            --               --            --       60.9
  State income tax, net of federal tax benefit.....................          (6.0)              --          (1.4)       6.1
  Reconciliation of previous tax estimates.........................            --               --          (8.9)        --
  Other............................................................            --               --            --        3.9
                                                                            -----              ---           ---  ---------
                                                                                0%            34.0%         25.3%      40.7%
                                                                            -----              ---           ---  ---------
                                                                            -----              ---           ---  ---------

    The provision for (benefit from) income taxes comprises the following:

                                                                                                  YEAR ENDED
                                                             YEAR ENDED     ONE MONTH ENDED      NOVEMBER 30,
                                                            DECEMBER 31,     DECEMBER 31,    --------------------
                                                                1998             1997          1997       1996
                                                           ---------------  ---------------  ---------  ---------
Current:
  Federal................................................            --        $     (38)    $     491  $     (21)
  State..................................................            --               --            85         10
                                                                  -----              ---     ---------        ---
                                                                     --              (38)          576        (11)
                                                                  -----              ---     ---------        ---
Deferred:
  Federal................................................            --               --           467         35
  State..................................................            --               --            --         --
                                                                  -----              ---     ---------        ---
                                                                     --               --           467         35
                                                                  -----              ---     ---------        ---
                                                                     --        $     (38)    $   1,043  $      24
                                                                  -----              ---     ---------        ---
                                                                  -----              ---     ---------        ---

    As of December 31, 1998 and 1997, the Company had no deferred tax assets or liabilities. The provision for (benefit from) income taxes reflects temporary differences in the recognition of revenue and expense for tax and financial reporting purposes. These temporary differences primarily arise from the recognition of rental revenue from real estate, recognition of accrued expenses, capitalized interest and a difference in the depreciable basis for tax than for financial reporting purposes. The Company carried back federal net operating losses to prior years for refunds and carried forward state net operating losses to be applied against future operating income, if any.

    Due to the uncertainty of realizing the benefit of certain deferred tax assets given the Company's intent on electing to be taxed as a REIT, a valuation allowance was established in 1998. The net decrease in

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. INCOME TAXES (CONTINUED)
the valuation allowance for fiscal years 1997 and 1996 were due to changes in the state loss carryforward amounts.

12. RELATED PARTY TRANSACTIONS

    As of March 31, 1999 and December 31, 1998, the Berg Group owned 57,158,653 and 56,464,623 O.P. Units, respectively, of the total 60,845,727 and 60,151,697 O.P. Units issued and outstanding for those same periods, respectively. Along with the Company's common shares owned by the Berg Group, the Berg Group's interest in the Company represents 82.9% and 82.8% of the Company as of March 31, 1999 and December 31, 1998, respectively, assuming conversion of the O.P. Units into common shares of the Company.

    In connection with the Acquisition, through the operating partnerships, the Company assumed certain liabilities which included amounts due to the Berg Group in the amount of $1,989 for management fees and interest expense. Such amounts have been paid as of December 31, 1998.

    As of March 31, 1999 and December 31, 1998, debt in the amount of $24,080 and $20,752, respectively, was due Berg & Berg Enterprises, Inc. This amount includes $13,131 of debt assumed in connection with the first quarter 1999 and the fourth quarter 1998 acquisitions of three properties (SEE NOTE 6) Additionally, on December 28, 1998, the operating partnerships declared a distribution of $0.17 per O.P. Unit (SEE NOTE 8). The amount of this distribution payable to members of the Berg Group in the amount of $9,599 was converted to related party debt on December 31, 1998. Interest expense incurred in connection with debt due Berg & Berg Enterprises, Inc. was $416 and $3,511 for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively.

    Carl E. Berg has a significant financial interest in two companies that lease space from the operating partnerships. These companies occupy, in the aggregate, 35,862 square feet at a weighted average of $.63 per square foot per month. These leases were in effect prior to the Company's acquisition of its general partnership interests. The leases expire in 2001 (5,862 square feet) and 2002 (30,000 square feet).

    The Company currently leases space owned by Berg & Berg Enterprises, Inc. Rental amounts and overhead reimbursements paid to Berg & Berg Enterprises, Inc. were $20 and $61 for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively.

13. FUTURE MINIMUM RENTS

    The Company, through the operating partnerships, owns an interest in 72 R&D properties (71 at December 31, 1998) that are leased to tenants under net operating leases with initial terms extending to the year 2008, and are typically subject to fixed increases. Generally, the leases grant tenants renewal

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. FUTURE MINIMUM RENTS (CONTINUED)
options. Future minimum rentals under noncancellable operating leases, excluding tenant reimbursements of expenses, as of March 31, 1999 and December 31, 1998, are as follows:

                                                        MARCH 31, 1999  DECEMBER 31, 1998
                                                        --------------  -----------------
1999..................................................    $   39,777       $    52,219
2000..................................................        49,028            48,084
2001..................................................        44,453            43,473
2002..................................................        34,616            33,595
2003..................................................        23,972            22,910
Thereafter............................................        33,151            30,801
                                                        --------------        --------
    Total.............................................    $  224,997       $   231,082
                                                        --------------        --------
                                                        --------------        --------

14. SUPPLEMENTAL CASH FLOW INFORMATION:

    Cash paid for interest was $3,139, $0, $7,540, $0, $410 and $3,106 for the three months ended March 31, 1999 and 1998, the year ended December 31, 1998, the one month ended December 31, 1997 and for the years ended November 30, 1997 and 1996, respectively. The Company received an income tax refund of $228 and $17 for the years ended December 31, 1998 and November 30, 1996, respectively, and paid income taxes, net of refunds, of $115 and $546 for the three months ended March 31, 1998 and the year ended November 30, 1997, respectively.

    In connection with the Acquisition, the Company, through the operating partnerships, acquired assets with a fair value of $507,807 and assumed liabilities of $239,903.

    The Company assumed the Wells Fargo line of credit on September 30, 1998 from the Berg Group. As of that date, the outstanding balance on the Wells Fargo line of credit was $39,044. In connection with this assumption, the Company retired $39,044 of related party debt due Berg & Berg Enterprises, Inc.

    In connection with the fourth quarter 1998 acquisitions of the Richard Avenue and Hellyer Avenue properties, the Company assumed $9,606 of related party debt due to Berg & Berg Enterprises, Inc., and issued 672,064 O.P. Units for a total acquisition cost of $13,692.

    Amounts due to the Berg Group in the amount of $9,599 for distributions declared to O.P. Unit holders, were converted to related party debt due Berg & Berg Enterprises, Inc. on December 31, 1998.

    In connection with the first quarter 1999 acquisition of the Santa Teresa property, the Company assumed $3,525 of related party debt due Berg & Berg Enterprises, Inc., as well as other liabilities of $88, and issued 694,030 O.P. Units for a total acquisition cost of $8,558.

15. SALE OF REAL ESTATE INVESTMENTS

    On December 6, 1996, the Company entered into an agreement to sell all its real estate assets to Spieker Properties, L.P. (Spieker), a California limited partnership, for $50,500 in cash. The Company's shareholders approved the sale of the real estate assets to Spieker on December 16, 1996. A majority of the

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

15. SALE OF REAL ESTATE INVESTMENTS (CONTINUED) sale transaction was completed January 22, 1997, at which time, nine of the Company's 11 real estate properties were sold. The sale of the two remaining properties was completed on May 6, 1997.

    The Company used the $47,500 in cash received from the sale of the nine properties to repay all outstanding debt, as well as related transaction and closing costs, including $3,000 in "break-up" fees from previously terminated sales transactions. The Company received $3,000 in cash from the sale of the two remaining properties which was used to pay related transaction costs.

    On February 4, 1997, the Company declared a special dividend of $9.00 per share, which was paid on February 27, 1997 to all shareholders of record as of February 19, 1997. This dividend represented the currently available portion of the proceeds from the sale of the real estate assets. On October 21, 1997, the Company paid a dividend of $3.30 per share to all shareholders. The record date for this distribution was August 28, 1997.

16. SUBSEQUENT EVENTS

    Effective April 1, 1999, the Company acquired an approximately 515,700 square foot five-building R&D complex located on L'Avenida Avenue in Mountain View, California, which has been fully leased to Microsoft Corporation under the terms of the Company's pending projects acquisition agreement with the Berg Group members and other owners of projects subject to the agreement.

    Under the terms of the pending projects acquisition agreement, the L'Avenida project had an acquisition value of $116,487, which was to be funded with cash, assumption of liabilities, and/or O.P. Units (at a value of $4.50 per unit which was the market value at the time the Company entered into the pending projects acquisition agreement). The acquisition value of $116,487 was funded by a) assumption by the Company of $25,000 of mortgage debt due Berg & Berg, Enterprises, Inc.; b) assumption of the sellers' obligation to reimburse Microsoft for shell and tenant improvements of $32,057 and; c) the issuance of 13,206,629 O.P. Units, including 12,467,058 O.P. Units issued to various members of the Berg Group, based upon a value of $4.50 per unit, or $59,430. Under GAAP, the O.P. Units issued in connection with this acquisition were valued based upon the closing price of the Company's common stock on April 30, 1999 (the date the acquisition closed), or $7.50 per share as reported on the AMEX, resulting in a valuation for GAAP purposes of $156,107.

    On April 1, 1999, Microsoft began paying monthly base rent of approximately $1,226 for the first four buildings, which consist of approximately 415,700 rentable square feet. On June 1, 1999, Microsoft begins paying monthly rent of approximately $295 for the fifth building, which consists of approximately 100,000 rentable square feet. Microsoft controls the construction of this facility, which is currently scheduled to be completed and ready for occupancy during the second half of 1999. Microsoft has signed a seven-year lease that provides for a first year's rent of $2.95 per square foot per month with approximately 4% annual rent increases.

    On April 8, 1999, the Company declared a $0.12 per share dividend on its common stock. The dividend was paid on April 30, 1999 to all common stockholders of record as of April 15, 1999. At the same time, the operating partnerships paid a distribution of $0.12 per O.P. Unit on April 30, 1999, as well. The

                         MISSION WEST PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997 AND
            THE ONE MONTH PERIOD ENDED DECEMBER 31, 1997 (CONTINUED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

16. SUBSEQUENT EVENTS (CONTINUED)
amount of this distribution payable to members of the Berg totaling $6,859 was converted to related party debt on April 30, 1999.

    Michael Anderson, Chief Operating Officer and a director of the Company, resigned from the Company effective April 30, 1999. The Company had previously issued 200,000 shares of its common stock to Mr. Anderson in exchange for a note receivable payable to the Company for $900. Upon Mr. Anderson's resignation, the Company, in accordance with the terms of its agreements with Mr. Anderson, repurchased and subsequently cancelled 117,361 of the 200,000 shares of common stock, representing $528 of the original $900 note receivable. The remaining portion of the note receivable in the amount of $372 remains outstanding and is collateralized by a pledge of 82,639 shares of common stock. The Company believes that the remaining outstanding balance on the note receivable will be paid in full during the second quarter of 1999. The Company also waived interest expense in the amount of $32 due the Company on the portion of the note receivable relating to the cancelled shares

17. COMMITMENTS AND CONTINGENCIES

    The Company and the operating partnerships, from time to time, are parties to litigation arising out of the normal course of business. Management does not expect that such matters would have a material adverse effect on the consolidated financial position or results of operations of the Company.

    Insurance policies currently maintained by the Company do not cover seismic activity, although they do cover losses from fires after an earthquake.

18. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Quarterly financial information for the year ended December 31, 1998 is as follows:

                                                              FIRST         SECOND        THIRD         FOURTH
                                                           ------------  ------------  ------------  ------------
Revenue..................................................           $77           $64       $15,455       $16,160
(Loss) income before minority interest...................         $(153)        $(273)       $5,519        $6,735
Net (loss) income........................................         $(153)        $(273)         $130           $75
Per share data:
  Basic net (loss) per share.............................        $(0.10)       $(0.16)        $0.08         $0.05
  Diluted net (loss) per share...........................        $(0.10)       $(0.16)        $0.08         $0.05
Weighted average number of common shares outstanding
  (basic)................................................    $1,503,933    $1,698,536    $1,698,536    $1,847,342
Weighted average number of common shares outstanding
  (diluted)..............................................    $1,503,933    $1,698,536    $1,698,536    $1,935,936

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
  of Mission West Properties, Inc.

    Our audits of the consolidated financial statements referred to in our report dated January 29, 1999 included in this Form 10-K of Mission West Properties, Inc. also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

San Francisco, California
January 29, 1999

                         MISSION WEST PROPERTIES, INC.
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                                INITIAL COST
                                                                                           DECEMBER 31,   ------------------------
                                                                                               1998                  BUILDINGS AND
PROPERTY NAME                                                                  CITY        ENCUMBRANCES     LAND     IMPROVEMENTS
------------------------------------------------------------------------  ---------------  -------------  ---------  -------------
10401-10411 Bubb........................................................  Cupertino      B                $     632    $   3,078
2001 Logic..............................................................  Cupertino                           2,288       11,134
47000 Northport.........................................................  Fremont                    C        1,184        5,760
45738 Northport.........................................................  Fremont                    C          891        4,338
4050 Starboard..........................................................  Fremont                    C        1,329        6,467
3501 W. Warren/Fremont..................................................  Fremont                             1,866        9,082
48800 Milmont...........................................................  Fremont                             1,013        4,932
4750 Patrick Henry......................................................  Santa Clara                         1,604        7,805
4949 Hellyer............................................................  San Jose                   C        3,593       17,484
3520 Bassett............................................................  Santa Clara    D                    1,104        5,371
3530 Bassett............................................................  Santa Clara    D,E   $   2,961        849        4,133
5850-5870 Hellyer.......................................................  San Jose                            2,787        6,502
2251 Lawson Lane........................................................  Santa Clara                         1,952        9,498
1230 E. Arques..........................................................  Sunnyvale                             540        2,628
1250 E. Arques..........................................................  Sunnyvale                           1,335        6,499
3120 Scott Blvd.........................................................  Santa Clara            6,945        2,044        9,948
20400 Mariani...........................................................  Cupertino              2,034        1,670        8,125
10500 De Anza...........................................................  Cupertino                  C        7,666       37,304
20605-705 Valley Green..................................................  Cupertino                           3,490       16,984
10300 Bubb..............................................................  Cupertino                  C          635        3,090
10440 Bubb..............................................................  Cupertino                430          434        2,112
10460 Bubb..............................................................  Cupertino                525          994        4,838
1135 Kern...............................................................  Sunnyvale                             407        1,982
405 Tasman..............................................................  Sunnyvale                             550        2,676
450 National............................................................  Mountain View              C          611        2,973
3301 Olcott.............................................................  Santa Clara                         1,846        8,984
2800 Bayview............................................................  Fremont                3,105        1,070        5,205
6850 Santa Teresa.......................................................  San Jose                              377        1,836
140-160 Great Oaks......................................................  San Jose                            1,402        6,822
6541 Via del Oro/6385-6387 San Ignacio..................................  San Jose               3,689        1,039        5,057
6311-6351 San Ignacio...................................................  San Jose                   C        6,246       30,396
6320-6360 San Ignacio...................................................  San Jose               7,732        2,616       12,732
75 E. Trimble/2610 N. First St..........................................  San Jose                            3,477       16,919
2033-2243 Samaritan.....................................................  San Jose              20,752        5,046       24,556
1170 Morse..............................................................  Sunnyvale                  C          658        3,201
3236 Scott..............................................................  Santa Clara                C        1,234        6,005
1212 Bordeaux...........................................................  Sunnyvale                           2,250       10,948
1325 - 1810 McCandless..................................................  Milpitas              27,201       13,994       66,213
1600 Memorex............................................................  Santa Clara                         1,221        5,940
1688 Richard............................................................  Santa Clara                         1,248        2,912
3506-3510 Bassett.......................................................  Santa Clara    D                      943        4,591
3540-3544 Bassett.......................................................  Santa Clara    D           C        1,565        7,615
3550 Bassett............................................................  Santa Clara    D           C        1,079        5,251
3560 Bassett............................................................  Santa Clara    D           C        1,075        5,233
3570-3580 Bassett.......................................................  Santa Clara    D           C        1,075        5,233
  Prudential Capital Group Loan.........................................                       129,767C
                                                                                           -------------
                                                                                             $ 205,141    $  90,929    $ 430,392
                                                                                           -------------  ---------  -------------
                                                                                           -------------  ---------  -------------

                                                                                                  TOTAL COST (A)
                                                                           COST SUBSEQUENT   ------------------------
                                                                          TO CONSTRUCTION\              BUILDINGS AND
PROPERTY NAME                                                                ACQUISITION       LAND     IMPROVEMENTS     TOTAL
------------------------------------------------------------------------  -----------------  ---------  -------------  ---------
10401-10411 Bubb........................................................                     $     632    $   3,078    $   3,710
2001 Logic..............................................................                         2,288       11,134       13,422
47000 Northport.........................................................      $       7          1,184        5,767        6,951
45738 Northport.........................................................              5            891        4,343        5,234
4050 Starboard..........................................................              8          1,329        6,475        7,804
3501 W. Warren/Fremont..................................................                         1,866        9,082       10,948
48800 Milmont...........................................................                         1,013        4,932        5,945
4750 Patrick Henry......................................................                         1,604        7,805        9,409
4949 Hellyer............................................................             61          3,593       17,545       21,138
3520 Bassett............................................................                         1,104        5,371        6,475
3530 Bassett............................................................                           849        4,133        4,982
5850-5870 Hellyer.......................................................                         2,787        6,502        9,289
2251 Lawson Lane........................................................                         1,952        9,498       11,450
1230 E. Arques..........................................................                           540        2,628        3,168
1250 E. Arques..........................................................                         1,335        6,499        7,834
3120 Scott Blvd.........................................................                         2,044        9,948       11,992
20400 Mariani...........................................................                         1,670        8,125        9,795
10500 De Anza...........................................................                         7,666       37,304       44,970
20605-705 Valley Green..................................................                         3,490       16,984       20,474
10300 Bubb..............................................................                           635        3,090        3,725
10440 Bubb..............................................................                           434        2,112        2,546
10460 Bubb..............................................................             16            994        4,854        5,848
1135 Kern...............................................................                           407        1,982        2,389
405 Tasman..............................................................                           550        2,676        3,226
450 National............................................................                           611        2,973        3,584
3301 Olcott.............................................................                         1,846        8,984       10,830
2800 Bayview............................................................                         1,070        5,205        6,275
6850 Santa Teresa.......................................................                           377        1,836        2,213
140-160 Great Oaks......................................................                         1,402        6,822        8,224
6541 Via del Oro/6385-6387 San Ignacio..................................                         1,039        5,057        6,096
6311-6351 San Ignacio...................................................             21          6,246       30,417       36,663
6320-6360 San Ignacio...................................................                         2,616       12,732       15,348
75 E. Trimble/2610 N. First St..........................................                         3,477       16,919       20,396
2033-2243 Samaritan.....................................................                         5,046       24,556       29,602
1170 Morse..............................................................                           658        3,201        3,859
3236 Scott..............................................................                         1,234        6,005        7,239
1212 Bordeaux...........................................................                         2,250       10,948       13,198
1325 - 1810 McCandless..................................................                        13,994       66,213       80,207
1600 Memorex............................................................                         1,221        5,940        7,161
1688 Richard............................................................                         1,248        2,912        4,160
3506-3510 Bassett.......................................................                           943        4,591        5,534
3540-3544 Bassett.......................................................                         1,565        7,615        9,180
3550 Bassett............................................................                         1,079        5,251        6,330
3560 Bassett............................................................                         1,075        5,233        6,308
3570-3580 Bassett.......................................................                         1,075        5,233        6,308
  Prudential Capital Group Loan.........................................

                                                                              $     118      $  90,929    $ 430,510    $ 521,439
                                                                                  -----      ---------  -------------  ---------
                                                                                  -----      ---------  -------------  ---------


                                                                            ACCUMULATED       DATE OF     DEPRECIABLE
PROPERTY NAME                                                              DEPRECIATION     ACQUISITION      LIFE
------------------------------------------------------------------------  ---------------  -------------  -----------
10401-10411 Bubb........................................................     $      40            7/98      40 Years
2001 Logic..............................................................           141            7/98      40 Years
47000 Northport.........................................................            74            7/98      40 Years
45738 Northport.........................................................            56            7/98      40 Years
4050 Starboard..........................................................            83            7/98      40 Years
3501 W. Warren/Fremont..................................................           116            7/98      40 Years
48800 Milmont...........................................................            64            7/98      40 Years
4750 Patrick Henry......................................................           100            7/98      40 Years
4949 Hellyer............................................................           220            7/98      40 Years
3520 Bassett............................................................            69            7/98      40 Years
3530 Bassett............................................................            54            7/98      40 Years
5850-5870 Hellyer.......................................................            29           11/98      40 Years
2251 Lawson Lane........................................................           121            7/98      40 Years
1230 E. Arques..........................................................            35            7/98      40 Years
1250 E. Arques..........................................................            83            7/98      40 Years
3120 Scott Blvd.........................................................           126            7/98      40 Years
20400 Mariani...........................................................           104            7/98      40 Years
10500 De Anza...........................................................           468            7/98      40 Years
20605-705 Valley Green..................................................           214            7/98      40 Years
10300 Bubb..............................................................            41            7/98      40 Years
10440 Bubb..............................................................            28            7/98      40 Years
10460 Bubb..............................................................            63            7/98      40 Years
1135 Kern...............................................................            27            7/98      40 Years
405 Tasman..............................................................            35            7/98      40 Years
450 National............................................................            39            7/98      40 Years
3301 Olcott.............................................................           114            7/98      40 Years
2800 Bayview............................................................            67            7/98      40 Years
6850 Santa Teresa.......................................................            25            7/98      40 Years
140-160 Great Oaks......................................................            87            7/98      40 Years
6541 Via del Oro/6385-6387 San Ignacio..................................            65            7/98      40 Years
6311-6351 San Ignacio...................................................           382            7/98      40 Years
6320-6360 San Ignacio...................................................           161            7/98      40 Years
75 E. Trimble/2610 N. First St..........................................           213            7/98      40 Years
2033-2243 Samaritan.....................................................           310            7/98      40 Years
1170 Morse..............................................................            42            7/98      40 Years
3236 Scott..............................................................            77            7/98      40 Years
1212 Bordeaux...........................................................           139            7/98      40 Years
1325 - 1810 McCandless..................................................           854            7/98      40 Years
1600 Memorex............................................................            76            7/98      40 Years
1688 Richard............................................................            10            9/98      40 Years
3506-3510 Bassett.......................................................            59            7/98      40 Years
3540-3544 Bassett.......................................................            97            7/98      40 Years
3550 Bassett............................................................            68            7/98      40 Years
3560 Bassett............................................................            67            7/98      40 Years
3570-3580 Bassett.......................................................            67            7/98      40 Years
  Prudential Capital Group Loan.........................................

                                                                             $   5,410
                                                                                ------
                                                                                ------

----------------------------------------
(A) The aggregate cost for federal income tax purposes at December 31, 1998 is $199,085

(B) 16.67% of this property's ownership is held by unaffiliated parties outside the operating partnerships or the Company

(C) Encumbered by the $129,767 Prudential Capital Group loan -full amount of loan shown at the bottom of the schedule.

(D) Part of the property group referred to as Triangle Technology Park

(E) 25% of this property's ownership is held by unaffiliated parties outside the operating partnerships or the Company.

                         MISSION WEST PROPERTIES, INC.
                              NOTE TO SCHEDULE III
                               December 31, 1998
                             (DOLLARS IN THOUSANDS)

1.  RECONCILIATION OF REAL ESTATE AND ACCUMULATED DEPRECIATION:

                                                                                       1998
                                                                                    ----------
Real estate investments:
  Balance at beginning of year....................................................          --
  Additions.......................................................................  $  521,439
  Dispositions....................................................................          --
                                                                                    ----------
  Balance at end of year..........................................................  $  521,439
                                                                                    ----------
                                                                                    ----------
Accumulated depreciation:
  Balance at beginning of year....................................................          --
  Additions.......................................................................  $    5,410
  Dispositions....................................................................          --
                                                                                    ----------
Balance at end of year............................................................  $    5,410
                                                                                    ----------
                                                                                    ----------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Mission West Properties, Inc.

    In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of net equity (deficit) and of cash flows present fairly, in all material respects, the financial position of the Berg Properties at June 30, 1998 and December 31, 1997, and the results of its operations and its cash flows for the six month period ended June 30, 1998 and each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of the Berg Properties; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Francisco, California
January 29, 1999

                       THE BERG PROPERTIES (PREDECESSOR)

                            COMBINED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          JUNE 30,   DECEMBER 31,
                                                                                            1998         1997
                                                                                         ----------  ------------
                                                     ASSETS
Real estate assets:
  Land.................................................................................  $   30,426   $   30,426
  Buildings and improvements...........................................................      61,323       61,262
  Tenant improvements..................................................................      85,790       86,541
                                                                                         ----------  ------------
                                                                                            177,539      178,229
Less, accumulated depreciation.........................................................     (81,939)     (78,077)
                                                                                         ----------  ------------
  Net real estate assets...............................................................      95,600      100,152
Cash and cash equivalents..............................................................          --        5,719
Deferred rent..........................................................................       4,964        4,144
Deferred costs and other assets........................................................       3,982        3,935
                                                                                         ----------  ------------
    Total assets.......................................................................  $  104,546   $  113,950
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                                      LIABILITIES AND NET (DEFICIT) EQUITY
Liabilities:
  Lines of credit......................................................................          --   $   37,953
  Mortgage notes payable...............................................................  $   37,868       38,554
  Mortgage notes payable (related parties).............................................     156,632           --
  Notes payable (related parties)......................................................          --        1,975
  Accounts payable and accrued expenses................................................       2,233        2,102
  Other liabilities....................................................................       4,046        3,715
                                                                                         ----------  ------------
    Total liabilities..................................................................     200,779       84,299
                                                                                         ----------  ------------
Net (deficit) equity...................................................................     (96,233)      29,651
                                                                                         ----------  ------------
    Total liabilities and net (deficit) equity.........................................  $  104,546   $  113,950
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                   See notes to combined financial statements

                       THE BERG PROPERTIES (PREDECESSOR)

                       COMBINED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 SIX MONTHS
                                                                                    ENDED         YEARS ENDED
                                                                                  JUNE 30,        DECEMBER 31,
                                                                                 -----------  --------------------
                                                                                    1998        1997       1996
                                                                                 -----------  ---------  ---------
REVENUE:
  Rental revenue from real estate..............................................   $  22,341   $  40,163  $  28,934
  Tenant reimbursements........................................................       3,826       6,519      3,902
                                                                                 -----------  ---------  ---------
                                                                                     26,167      46,682     32,836
                                                                                 -----------  ---------  ---------
EXPENSES:
  Property operating and maintenance...........................................       2,088       3,741      1,906
  Real estate taxes............................................................       2,126       4,229      3,750
  Interest.....................................................................       3,044       5,919      6,090
  Interest (related parties)...................................................          61         248        293
  Management fees (related parties)............................................         645       1,050        827
  Depreciation and amortization................................................       3,862       7,717      6,739
                                                                                 -----------  ---------  ---------
                                                                                     11,826      22,904     19,605
                                                                                 -----------  ---------  ---------
Income before extraordinary item...............................................      14,341      23,778     13,231
                                                                                 -----------  ---------  ---------
Extraordinary item.............................................................          --          --        610
                                                                                 -----------  ---------  ---------
Net income.....................................................................   $  14,341   $  23,778  $  13,841
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

                   See notes to combined financial statements

                       THE BERG PROPERTIES (PREDECESSOR)

                  COMBINED STATEMENTS OF NET EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

Balance (deficit), January 1, 1996...............................................  $  (2,469)
Contributions....................................................................     12,299
Distributions....................................................................     (6,846)
Net income.......................................................................     13,841
                                                                                   ---------
Balance, December 31, 1996.......................................................  $  16,825
Contributions....................................................................        755
Distributions....................................................................    (11,707)
Net income.......................................................................     23,778
                                                                                   ---------
Balance, December 31, 1997.......................................................  $  29,651
Distributions....................................................................   (140,225)
Net income.......................................................................     14,341
                                                                                   ---------
Balance (deficit), June 30, 1998.................................................  $ (96,233)
                                                                                   ---------
                                                                                   ---------

                   See notes to combined financial statements

                       THE BERG PROPERTIES (PREDECESSOR)

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                             JUNE 30,         DECEMBER 31,
                                                           -------------  --------------------
                                                               1998         1997       1996
                                                           -------------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................       14,341    $  23,778  $  13,841
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization..........................        3,862        7,717      6,739
  Loan fee amortization..................................            6           12         10
Extraordinary gain on extinguishment of debt.............           --           --       (610)
Changes in operating assets and liabilities:
  Deferred rent..........................................         (820)      (1,330)      (586)
  Other assets...........................................          (53)      (1,221)      (406)
  Accounts payable and accrued expenses..................          131         (160)       353
  Other liabilities......................................          331        1,113        907
                                                           -------------  ---------  ---------
Net cash provided by operating activities................       17,798       29,909     20,248
                                                           -------------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase and improvements to real estate.................         (132)     (17,251)   (29,275)
  Tenant reimbursements for improvements.................          822           --         --
                                                           -------------  ---------  ---------
Net cash provided by (used in) investing activities......          690      (17,251)   (29,275)
                                                           -------------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings on lines of credit...........       (1,277)       2,415      6,047
  Proceeds from mortgage notes payable...................           --        3,105         --
  Principal payments on mortgage notes payable...........         (686)      (2,429)    (1,563)
Proceeds from mortgage notes payable (related parties)...      119,956           --         --
Principal payments on notes payable (related parties)....       (1,975)        (571)      (504)
Capital contributions....................................           --          755     12,299
Capital distributions....................................     (140,225)     (11,707)    (6,846)
                                                           -------------  ---------  ---------
Net cash (used in) provided by financing activities......      (24,207)      (8,432)     9,433
                                                           -------------  ---------  ---------
    Net (decrease) increase in cash and cash
      equivalents........................................       (5,719)       4,226        406
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.............        5,719        1,493      1,087
                                                           -------------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR...................    $      --    $   5,719  $   1,493
                                                           -------------  ---------  ---------
Supplemental information:
  Cash paid for interest, net of amounts capitalized.....    $   1,731    $   6,272  $   6,278
                                                           -------------  ---------  ---------
                                                           -------------  ---------  ---------
Supplemental schedule of non-cash investing and financing
  activities:
Assumption of lines of credit by Carl Berg...............    $  36,676           --         --
                                                           -------------  ---------  ---------
                                                           -------------  ---------  ---------
Non-cash transfers of construction-in-progress...........           --    $   6,775  $      75
                                                           -------------  ---------  ---------
                                                           -------------  ---------  ---------

                   See notes to combined financial statements

                       THE BERG PROPERTIES (PREDECESSOR)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

ORGANIZATION:

    The Berg Properties do not constitute a legal entity, but rather, were a combination of various research and development properties held by entities controlled by the Carl E. Berg, Clyde J. Berg, members of their immediate families and certain entities which they control (the "Berg Group"). The Berg Group has historically been engaged in developing, owning, operating and selling income-producing real estate primarily in the region surrounding San Jose, California. In addition to its real estate operations, the Berg Group is involved with other business pursuits including technology venture capital funding, strategic investment and business development. The accompanying financial statements reflect only the assets, liabilities and results of operations of the Berg Properties.

BUSINESS:

    On September 2, 1997, the Berg Group purchased 6,000,000 (200,000 giving effect to a 1 for 30 reverse stock split in November 1997) newly issued shares of common stock of Mission West Properties, Inc. (the "Company"), an American Stock Exchange listed real estate company (the "Initial Investment"). Upon consummation of the Initial Investment, the Berg Group beneficially owned 79.6% of the voting securities of the Company. Subsequent to the Initial Investment, a series of transactions were approved by the Company's shareholders that included a 1 for 30 reverse stock split, a private placement of 1,250,000 shares of the Company's common stock at $4.50 per share, and the adoption of the Company's stock option plan, and a change in the Company's year end from November 30 to December 31. The Company also hired a new management team and issued options under the stock plan to key employees for the purchase of 755,000 shares at $4.50 per share. In March 1997, one officer exercised an option for 200,000 shares of common stock at $4.50 per pursuant to a restricted stock purchase agreement.

    In May 1998, the Berg Group along with other certain parties, entered into an acquisition agreement, providing, among other things, for the Company's acquisition of interests as the sole general partner in four operating partnerships which hold the Berg Properties, along with other properties previously controlled by another Silicon Valley developer. The acquisition by the company of its general partnership interests became effective as of July 1, 1998 for accounting and reporting purposes.

2. BASIS OF PRESENTATON AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF COMBINATION:

    The financial statements have been presented on a combined basis, at historical cost, because the Berg Properties were under the common management of the Berg Group. All significant intergroup transactions and balances have been eliminated in combination.

MANAGEMENT ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                       THE BERG PROPERTIES (PREDECESSOR)

2. BASIS OF PRESENTATON AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
REVENUE RECOGNITION:

    Rental income is recognized on the straight-line method of accounting required by generally accepted accounting principles under which contractual rent payment increases are recognized evenly over the lease term. The difference between recognized rental income and rental cash receipts is recorded as deferred rent on the balance sheet. Certain lease agreements contain terms that provide for additional rents based on reimbursement of certain costs. These additional rents are reflected on the accrual basis.

REAL ESTATE ASSETS:

    Real estate assets are stated at the lower of cost or fair value. Cost includes expenditures for improvements or replacements and the net amount of interest cost associated with capital additions. Capitalized interest was $0 for the six months ended June 30, 1998 and $257 and $459 for the years ended December 31, 1997 and 1996 respectively. Maintenance and repairs are charged to expense as incurred. Gains and losses from sales are included in income in accordance with Statement of Financial Accounting Standards ("SFAS") No. 66, ACCOUNTING FOR SALES OF REAL ESTATE.

    The Company reviews real estate assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flow before interest, the Company will recognize an impairment loss equal to the difference between its carrying amount and its fair value. If an impairment is recognized, the reduced carrying amount of the asset will be accounted for as its new cost. For a depreciable asset, the new cost will be depreciated over the asset's remaining useful life. Generally, fair values are estimated using discounted cash flow, replacement cost or market comparison analyses. The process of evaluating for impairment requires estimates as to future events and conditions, which are subject to varying market and economic factors. Therefore, it is reasonably possible that a change in estimate resulting from judgements as to future events could occur which would affect the recorded amounts of the property. As of December 31, 1998, the properties' carrying values did not exceed the estimated fair values.

DEPRECIATION:

    Depreciation is computed using the straight-line method over estimated useful lives of 40 years for buildings and improvements, and over the life of lease terms which average 10 years for tenant improvements.

CASH AND CASH EQUIVALENTS:

    Cash and cash equivalents include all cash and liquid investments with an original maturity date from date of purchase of three months or less.

DEFERRED COSTS AND OTHER ASSETS:

    Deferred costs and other assets include external lease acquisition costs which are capitalized and amortized over the lives of the related leases. Accumulated amortization related to these costs aggregated $1,709, $1,353 and $661 as of June 30, 1998, December 31, 1997 and 1996, respectively.

                       THE BERG PROPERTIES (PREDECESSOR)

2. BASIS OF PRESENTATON AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
    Also included in deferred costs and other assets are loan fees which are stated at cost and are being amortized under a method of accounting which approximates the effective interest method over the terms of the related notes. Upon refinancing, property disposition or loan termination, such fees are directly written-off. Accumulated amortization related to loan fees aggregated $204, $198 and $186 as of June 30, 1998, December 31, 1997 and 1996,
respectively.

INCOME TAXES:

    No federal or state income taxes are payable by the entities which own the Berg Properties and none have been provided for in the accompanying financial statements, as such properties are owned by partnerships whose partners are required to include their respective share of profits and losses in their individual tax returns.

CONCENTRATION OF CREDIT RISK:

    The Berg Properties are not geographically diverse, and their tenants operate primarily in the technology industry. Additionally, because the Berg Properties are leased to 61 tenants, default by any major tenant could significantly impact the results of the combined total. One tenant, Apple Computers, Inc., accounted for approximately 14.9% of the Berg Properties rental revenues for the six months ended June 30, 1998, with the next largest tenant accounting for 7.5% of total rental revenues. However, management believes the risk of default is reduced because of the critical nature of these properties for ongoing tenant operations.

COMMITMENTS AND CONTINGENCIES:

    Members of the Berg Group and the entities which hold the Berg Properties are party to litigation arising out of the normal course of business. While the ultimate results of any such lawsuits or other proceedings cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the combined financial position or results of operations of the Berg Properties.

    Insurance policies currently maintained by the Berg Properties do not cover damage caused by seismic activity, although they do cover losses from fires after an earthquake.

3. DEBT

LINES OF CREDIT:

    Historically, the Berg Properties have had access to credit facilities entered into by members of the Berg Group. Generally, balances under such facilities have been allocated to entities within the Berg Group based on approximate use of the credit facilities. Borrowings under these credit facilities have been used to finance various ventures including commercial real estate development and acquisition, including assets that are included in the Berg Properties, technology venture capital investments and other assets unrelated to real estate which have not been included in these financial statements.

    Included in the accompanying financial statements is an allocation of certain lines of credit with an aggregate borrowing limit of $130,000. In September 1998, two lines of credit aggregating $30,000 were retired. The remaining line of credit is collateralized by certain Berg Properties. Certain members of the Berg Group are liable as guarantors under this line of credit.

                       THE BERG PROPERTIES (PREDECESSOR)

3. DEBT (CONTINUED)
    On June 30, 1998, all balances under the $100,000 line of credit allocated to the Berg Properties were assumed by Carl Berg and refinanced with proceeds from mortgage notes payable (related parties). Aggregate borrowings outstanding under the lines of credit facilities at December 31, 1997 totaled $99,192 with $37,953 allocated to the Berg Properties.

MORTGAGE NOTES PAYABLE:

    The Mortgage notes payable generally require monthly installments of interest and principal over various terms extending through the year 2014.

MORTGAGE NOTES PAYABLE (RELATED PARTIES):

    The Berg Properties acquired new debt from Berg & Berg Enterprises, Inc. in June of 1998 in order to repay amounts previously allocated to the Berg Properties under the lines of credit as well as to fund distributions to the Berg Group. Total distributions to the Berg Group during the six months ended June 30, 1998 were $140,225, of which $119,956 was funded with proceeds from mortgage notes payable (related parties). Such debt was originally due March 1999, and bears interest at a rate equal to that charged on the line of credit. The Company has received an extension from Berg & Berg Enterprises, Inc. to December 1999.

    There is no set repayment plan associated with this debt; payments are made to Berg & Berg Enterprises, Inc. on demand.

    In connection with the Company's acquisition of the sole general partnership interests in the four operating partnerships (See Note 1), certain mortgage notes payable and portions of mortgage notes payable (related parties) were retired subsequent to June 30, 1998 through a combination of new debt and equity.

    The following table sets forth certain information regarding debt outstanding as of June 30, 1998 and December 31, 1997:

                                                                                     BALANCE        BALANCE
DESCRIPTION                                     COLLATERAL PROPERTIES             JUNE 30, 1998  DEC. 31, 1997    MATURES
-----------------------------------  -------------------------------------------  -------------  -------------  -----------
LINES OF CREDIT:
Wells Fargo Bank...................            2251 Lawson Lane, Santa Clara, CA       --          $  37,953         10/99
                                                    3301 Olcott, Santa Clara, CA
                                               1230 & 1250 Arques, Sunnyvale, CA
                                                        1135 Kern, Sunnyvale, CA
                                                       405 Tasman, Sunnyvale, CA
                                                1190 Morse Avenue, Sunnyvale, CA
                                          450 National Avenue, Mountain View, CA
                                                  10300 Bubb Road, Cupertino, CA
                                                  10440 Bubb Road, Cupertino, CA
                                                  10460 Bubb Road, Cupertino, CA
                                      20605-20705 Valley Green Drive, Cupertino,
                                                                              CA
                                                    20400 Mariani, Cupertino, CA
                                         2033-2243 Samaritan Drive, San Jose, CA
                                          10500 De Anza Boulevard, Cupertino, CA

DESCRIPTION                            RATE
-----------------------------------  ---------
LINES OF CREDIT:
Wells Fargo Bank...................         (1)

                       THE BERG PROPERTIES (PREDECESSOR)

3. DEBT (CONTINUED)

                                                                                     BALANCE        BALANCE
DESCRIPTION                                     COLLATERAL PROPERTIES             JUNE 30, 1998  DEC. 31, 1997    MATURES
-----------------------------------  -------------------------------------------  -------------  -------------  -----------
MORTGAGE NOTES
  (RELATED PARTIES)................      2033-2043 Samaritan Drive, San Jose, CA    $ 156,632         --              3/99
                                              2133 Samaritan Drive, San Jose, CA
                                         2233-2243 Samaritan Drive, San Jose, CA
MORTGAGE NOTES:
Great West Life & Annuity Insurance
  Company..........................           6320 San Ignacio Ave, San Jose, CA        7,804          7,872          2/04
Great West Life & Annuity Insurance
  Company..........................           6385 San Ignacio Ave, San Jose, CA        3,723          3,755          5/04
                                                  6540 Via del Oro, San Jose, CA
Great West Life & Annuity Insurance
  Company..........................             1170 Morse Avenue, Sunnyvale, CA        1,969          1,986          5/04
National Electrical Contractors
  Association Pension Benefit Trust
  Fund.............................            2251 Lawson Lane, Santa Clara, CA        4,692          4,820          1/09
Prudential Capital Group...........                1230 E. Arques, Sunnyvale, CA        1,110          1,147         11/07
                                      20605-20705 Valley Green Drive, Cupertino,
Prudential Capital Group...........                                           CA        3,158          3,250         10/98
Prudential Capital Group...........                 20400 Mariani, Cupertino, CA        2,095          2,154          3/09
Prudential Capital Group...........                1250 E. Arques, Sunnyvale, CA        2,184          2,312         11/99
New York Life Insurance Company....               10440 Bubb Road, Cupertino, CA          441            452          8/09
Home Savings & Loan Association....               10460 Bubb Road, Cupertino, CA          547            569          1/07
Amdahl Corporation.................                  3120 Scott, Santa Clara, CA        7,040          7,132          3/14
Citicorp U.S.A. Inc................              2800 Bayview Drive, Fremont, CA        3,105          3,105          4/00
                                                                                  -------------  -------------
                                                                                  -------------  -------------
Mortgage Notes Total...............                                                    37,868         38,554
                                                                                  -------------  -------------
                                                                                  -------------  -------------

DESCRIPTION                            RATE
-----------------------------------  ---------
MORTGAGE NOTES
  (RELATED PARTIES)................         (1)
MORTGAGE NOTES:
Great West Life & Annuity Insurance
  Company..........................          7%
Great West Life & Annuity Insurance
  Company..........................          7%
Great West Life & Annuity Insurance
  Company..........................          7%
National Electrical Contractors
  Association Pension Benefit Trust
  Fund.............................       9.75%
Prudential Capital Group...........          9%
Prudential Capital Group...........        8.5%
Prudential Capital Group...........       8.75%
Prudential Capital Group...........        9.5%
New York Life Insurance Company....       9.63
Home Savings & Loan Association....        9.5%
Amdahl Corporation.................       9.42%
Citicorp U.S.A. Inc................         (2)
Mortgage Notes Total...............

------------------------

(1) The lesser of (a) the Wells Fargo prime rate in effect on the first day of each calendar month; (b) LIBOR plus 1.65%;or (c) the Wells Fargo Purchased Funds Rate quoted on the first day of each calendar month plus 1.65%. The average rates for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996 were 7.24%, 7.25% and 7.04%, respectively.

(2) One month LIBOR plus 1.625% adjusted monthly.

    Principal payments on outstanding borrowings as of June 30, 1998 are due as follows:

                                           MORTGAGE NOTES PAYABLE  MORTGAGE NOTES
                                             (RELATED PARTIES)        PAYABLE        TOTAL
                                           ----------------------  --------------  ----------
1998.....................................            --              $    3,778    $    3,778
1999.....................................       $    156,632              1,325       157,957
2000.....................................            --                   4,552         4,552
2001.....................................            --                   1,580         1,580
2002.....................................            --                   1,726         1,726
Thereafter...............................            --                  24,907        24,907
                                                    --------            -------    ----------
                                                $    156,632         $   37,868    $  194,500
                                                    --------            -------    ----------
                                                    --------            -------    ----------

                       THE BERG PROPERTIES (PREDECESSOR)

4. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The Berg Properties' financial instruments include receivables, payables and debt. Considerable judgement is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Based on borrowing rates currently available to the Berg Properties, management has estimated that mortgage notes payable with an aggregate carrying value of $37,868 have an estimated aggregate fair value of $37,531 at June 30, 1998. Receivables and payables are carried at amounts that approximate fair value due to their short-term maturities.

5. RELATED PARTY TRANSACTIONS

    The Berg Properties are held by partnerships that have received certain management services and financing from members of the Berg Group to the benefit of the partnerships and the properties. Such services have included general operating expenses, office space, and administrative and technical assistance. The partnerships have reimbursed the Berg Group members for the cost of providing such services and property management services on a fee basis. Expenses related to the properties for general and property-specific services paid to related parties aggregated $645, $1,050 and $827 for the six months ended June 30, 1998 and for the years ended December 31, 1997 and 1996, respectively.

    Included in the financing described in Note 3, certain affiliated entities have extended funds to the partnerships which own the properties. These amounts are included in mortgage notes payable (related parties) on the combined balance sheet. Such amounts are due upon demand and accrue interest at a rate equal to that charged on the credit facilities and interest incurred on such advances is included in interest expense (related parties) in the combined statements of operations.

6. OPERATING LEASES

    The Berg Properties are leased to tenants under net operating leases with initial terms extending to the year 2008. Future minimum rentals under noncancelable operating leases, excluding tenant reimbursements of expenses, as of June 30, 1998, are approximately as follows:

1998..............................................................  $  22,065
1999..............................................................     43,585
2000..............................................................     38,867
2001..............................................................     33,960
2002..............................................................     27,296
Thereafter........................................................     41,851
                                                                    ---------
                                                                    $ 207,624
                                                                    ---------
                                                                    ---------

    Minimum rental revenues, as presented for the six months ended June 30, 1998 and for the years ended December 31, 1997, and 1996, contain straight-line adjustments for rental revenue increases in accordance with generally accepted accounting principles. The aggregate rental revenue increases resulting from the straight-line adjustments for the six months ended June 30, 1998 and for the years ended December 31, 1997 and 1996 were $820, $1,301 and $586, respectively.

 Four photographs of buildings at four of our properties with visible logos of Apple Computer, Inc., Cisco Systems, Inc. and Microsoft Corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               TABLE OF CONTENTS


Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Forward-Looking Statements................................................   16
Use of Proceeds...........................................................   17
Capitalization............................................................   18
Company History...........................................................   19
Common Stock Market Price, Dividends and Distribution Policy..............   20
Selected Financial Data...................................................   22
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   26
Business..................................................................   37
Properties................................................................   44
Policies with Respect to Certain Activities...............................   53
Management................................................................   56
Principal Stockholders....................................................   62
Certain Relationships and Related Transactions............................   64
Operating Partnership Agreements..........................................   66
Description of Capital Stock..............................................   69
Certain Provisions of Maryland Law and of our Charter and Bylaws..........   73
Federal Income Tax Considerations.........................................   77
ERISA Considerations......................................................   86
Underwriting..............................................................   89
Legal Matters.............................................................   91
Experts...................................................................   91
Where You Can Find More Information.......................................   91
Index to Financial Statements.............................................  F-1


                                7,750,000 SHARES

                              [MISSION WEST LOGO]

                                  COMMON STOCK

                                ----------------

                                   PROSPECTUS

                             ---------------------

                           A.G. EDWARDS & SONS, INC.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                            SUTRO & CO. INCORPORATED


                                 June 29, 1999


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